    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1997


                                                      REGISTRATION NO. 333-34855
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            MARSH SUPERMARKETS, INC.
             (Exact name of Registrant as specified in its charter)

            INDIANA                           5411                          35-0918179
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                           9800 CROSSPOINT BOULEVARD
                        INDIANAPOLIS, INDIANA 46256-3350
                                 (317) 594-2100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                      SEE TABLE OF ADDITIONAL REGISTRANTS

                             ---------------------

                                P. LAWRENCE BUTT
                  SENIOR VICE PRESIDENT, COUNSEL AND SECRETARY
                            MARSH SUPERMARKETS, INC.
                           9800 CROSSPOINT BOULEVARD
                        INDIANAPOLIS, INDIANA 46256-3350
                                 (317) 594-2100
 (Name, Address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                        Copies of all communications to:

                                      JAMES H. CHEEK III
                                    BASS, BERRY & SIMS PLC
                                  2700 FIRST AMERICAN CENTER
                                  NASHVILLE, TENNESSEE 37238
                                        (615) 742-6200

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.
================================================================================

                       TABLE OF ADDITIONAL REGISTRANTS(1)

                                                       STATE OR OTHER    PRIMARY STANDARD       I.R.S.
                                                      JURISDICTION OF       INDUSTRIAL         EMPLOYER
                                                      INCORPORATION OR    CLASSIFICATION    IDENTIFICATION
EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER    ORGANIZATION       CODE NUMBER          NUMBER
----------------------------------------------------  ----------------   ----------------   --------------
Marsh Drugs, Inc....................................  Indiana                  5411           35-1155755
Marsh Village Pantries, Inc.........................  Indiana                  5411           35-1170909
Mundy Realty, Inc...................................  Indiana                  5411           35-6018645
Mar Properties, Inc.................................  Indiana                  5411           35-1298818
Marlease, Inc.......................................  Indiana                  5411           35-1401218
Marsh International, Inc............................  Indiana                  5411           35-1290875
Maraines Greenery, Inc..............................  Indiana                  5411           35-1379205
Limited Holdings, Inc...............................  Indiana                  5411           35-1359122
Convenience Store Distributing Company..............  Ohio                     5411           31-0831157
Marsh P.Q., Inc.....................................  Indiana                  5411           35-1716423
S.C.T., Inc.........................................  Indiana                  5411           35-1730364
North Marion Development Corporation................  Indiana                  5411           35-6017073
Contract Transport, Inc.............................  Indiana                  5411           35-1845675
Crystal Food Services, LLC..........................  Indiana                  5411           35-1912866
Lobill Foods, LLC...................................  Indiana                  5411           35-1939461
Contract Transport, LLC.............................  Indiana                  5411           35-2013718
Marsh Supermarkets, LLC.............................  Indiana                  5411           35-2007924
Village Pantry, LLC.................................  Indiana                  5411           35-2007923
Marsh Drugs, LLC....................................  Indiana                  5411           35-2013717
Trademark Holdings, Inc.............................  Delaware                 5411           52-2034003
Marsh Clearing House, LLC...........................  Indiana                  5411           35-2020818

---------------

(1) The address, including zip code, and telephone number, including area code, of the additional Registrants' principal executive offices is 9800 Crosspoint Boulevard, Indianapolis, Indiana 46256-3350, (317) 594-2100, except for Trademark Holdings, Inc., whose address and telephone number is 1105 North Market St., Ste. 1300, Wilmington, DE 19801, (302) 429-6964.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED OCTOBER 29, 1997

PRELIMINARY PROSPECTUS
                                  [MARSH LOGO]
                               OFFER TO EXCHANGE
                             UP TO $150,000,000 OF
              8 7/8% SENIOR SUBORDINATED NOTES DUE 2007, SERIES B
                       FOR ANY AND ALL OF THE OUTSTANDING
                   8 7/8% SENIOR SUBORDINATED NOTES DUE 2007
                                       OF
                            MARSH SUPERMARKETS, INC.
        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                    ON              , 1997, UNLESS EXTENDED.

    Marsh Supermarkets, Inc., an Indiana corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"), to exchange an aggregate of up to $150,000,000 principal amount of 8 7/8% Senior Subordinated Notes due 2007, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an identical face amount of the issued and outstanding 8 7/8% Senior Subordinated Notes due 2007 (the "144A Notes" and, together with the Exchange Notes, the "Notes") of the Company from the Holders (as defined herein) thereof in integral multiples of $1,000. As of the date of this Prospectus, there is $150,000,000 in aggregate principal amount of the 144A Notes outstanding. The terms of the Exchange Notes are identical in all material respects to the 144A Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for an increase in the interest rate payable on the 144A Notes under certain circumstances relating to the Registration Rights Agreement (as defined herein), which provisions will terminate as to all of the Notes upon the consummation of the Exchange Offer. The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the 144A Notes, and will be entitled to the benefits of the same Indenture (as defined herein). See "Exchange Offer."


    Interest on the Exchange Notes will be payable semi-annually in arrears on February 1 and August 1 in each year, commencing February 1, 1998. The Exchange Notes will mature on August 1, 2007. The Exchange Notes are redeemable at any time on or after August 1, 2002 at the option of the Company, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. Upon the occurrence of a Change of Control (as defined herein), each holder of the Exchange Notes may require the Company to purchase all or a portion of such holder's Exchange Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that the Company will have sufficient funds necessary to repurchase the Exchange Notes. The provisions of the Indenture allow the Company to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. The provisions of the Indenture do not require the Company to repurchase the Exchange Notes in the event of highly leveraged or certain other transactions if such transaction is not a transaction defined as a Change of Control. See "Description of the Exchange Notes -- Certain Covenants."



    The Exchange Notes will be unsecured senior subordinated obligations of the Company and, as such, will be subordinated in right of payment to all existing and future senior indebtedness of the Company. The Exchange Notes will rank pari passu in right of payment with all other existing and future senior subordinated indebtedness, if any, of the Company, and senior in right of payment to all existing and future subordinated indebtedness, if any, of the Company. THE COMPANY HAS NOT ISSUED, AND DOES NOT HAVE ANY CURRENT ARRANGEMENTS TO ISSUE, ANY SIGNIFICANT ADDITIONAL INDEBTEDNESS TO WHICH THE NOTES WOULD BE SENIOR, SUBORDINATE OR RANK PARI PASSU IN RIGHT OF PAYMENT. THE NOTES WILL BE EFFECTIVELY SUBORDINATE TO ESSENTIALLY ALL OF THE CURRENTLY OUTSTANDING INDEBTEDNESS OF THE COMPANY AND ITS SUBSIDIARIES. The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis (the "Guarantees") by all of the Company's subsidiaries (other than three inconsequential subsidiaries) (the "Guarantors" and, together with the Company, the "Issuers"). The Guarantees will be unsecured senior subordinated obligations of the Guarantors and will be subordinated to all existing and future Guarantor Senior Indebtedness (as defined herein). See "Description of the Exchange Notes -- Ranking." The Company has $70.0 million in available credit, under its existing revolving credit agreements and notes payable to banks, which is senior in right of payment to the Notes. As of September 13, 1997, after giving effect to the offering of the 144A Notes and the application of the net proceeds therefrom, the Company and the Guarantors had outstanding $216.1 million of aggregate principal amount of indebtedness, of which $46.2 million ranked senior in right of payment to the Exchange Notes and the Guarantees (all of which was secured) and approximately $19.9 million was subordinated in right of payment to the Exchange Notes and the Guarantees. As of the date of this Prospectus, virtually all of the consolidated assets of the Company were held by the Guarantors and virtually all of the Company's cash flow and net income was generated by the Guarantors. Therefore, the Company's ability to make interest and principal payments when due to holders of the Exchange Notes is dependent, in part, upon the receipt of sufficient funds from its subsidiaries.

                                             (cover page continued on next page)

     SEE "RISK FACTORS," BEGINNING ON PAGE 13, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
    UNTIL          , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

               The Date of this Prospectus is             , 1997.

     The Company will accept for exchange any and all validly tendered 144A Notes on or prior to the Expiration Date (as defined herein). Tenders of time, on the Expiration Date; otherwise such tenders are irrevocable. The Exchange Offer is not conditioned upon any minimum principal amount of 144A Notes being tendered for exchange. For certain conditions to the Exchange Offer, see "The Exchange Offer -- Conditions."


     The 144A Notes were offered and sold on August 5, 1997 at a price of $991.85 per $1,000 principal amount of Notes. For federal income tax purposes, the amount of original issue discount on the 144A Notes is considered to be de minimis and is treated as zero. See "Description of Certain Federal Income Tax Consequences of an Investment in the Notes."



     The 144A Notes were offered and sold in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof. In general the 144A Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act.


     The Exchange Notes are being offered hereby in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement. The Company has agreed to pay the expenses of the Exchange Offer. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for 144A Notes may be offered for resale, resold or otherwise transferred by any Holder thereof (other than any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder is not engaged in and does not intend to engage in a distribution of such Exchange Notes. In some cases, certain broker-dealers may be required to deliver a prospectus in connection with the resale of such Exchange Notes.

     This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of Exchange Notes received in exchange for such 144A Notes where such 144A Notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities (other than 144A Notes acquired directly from the Company). The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

     Prior to this Exchange Offer, there has been no public market for the 144A Notes or Exchange Notes. If a market for the Exchange Notes should develop, the Exchange Notes could trade at a discount from their principal amount. The Company does not intend to list the Exchange Notes on any securities exchange nor does the Company intend to apply for quotation of the Exchange Notes on the NASDAQ National Market or other quotation system. The Initial Purchasers (as defined herein) have indicated to the Company that they intend to make a market in the Notes, but are not obligated to do so and such market-making activities may be discontinued at any time. As a result, no assurance can be given that an active trading market for the Exchange Notes will develop.

     The Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of Global Exchange Notes (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository" or "DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Notes representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the DTC and its participants. Notwithstanding the foregoing, 144A Notes held in certificated form will be exchanged solely for Certificated Exchange Notes (as defined herein). After the initial issuance of the Global Exchange Notes, Certificated Exchange Notes will be issued in exchange for the Global Exchange Notes only on the terms set forth in the Indenture. See "Description of the Exchange Notes -- Book-Entry, Delivery and Form."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621 and at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     While any 144A Notes remain outstanding, the Company will make available, upon request, to any holder and any prospective purchaser of 144A Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Company at 9800 Crosspoint Boulevard, Indianapolis, Indiana 46256-3350.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the year ended March 29, 1997, as amended by Form 10K/A filed July 15, 1997;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended June 21, 1997; and

     3. The Company's Current Reports on Form 8-K dated July 18, 1997 and August 5, 1997.

     All documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the consummation of the Exchange Offer, shall be deemed to be incorporated by reference herein.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     UNTIL           , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM P. LAWRENCE BUTT, VICE PRESIDENT, COUNSEL AND SECRETARY, MARSH SUPERMARKETS, INC., 9800 CROSSPOINT BOULEVARD, INDIANAPOLIS, INDIANA 46256-3350, (317) 594-2100. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
            , 1997 (DATE FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH THE FINAL INVESTMENT DECISION MUST BE MADE).

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. The following summary information is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements, including the notes thereto, of the Company appearing elsewhere in this Prospectus. References herein to the "Company" refer to Marsh Supermarkets, Inc. and its consolidated subsidiaries. All references to supermarket market share are made as of July 29, 1997 and are based upon surveys of Indianapolis and the surrounding 13 counties by Information Resources Inc. All references to fiscal years in this Prospectus refer to the fiscal year ending on the Saturday closest to April 1 of the year indicated (e.g., fiscal 1997 refers to the fiscal year ended March 29, 1997). The Company's fiscal year generally consists of 12-week quarters, except the second quarter which consists of 16 weeks.

                                  THE COMPANY

     The Company is a leading regional retailer and distributor of food products and services operating in Indiana and western Ohio. The Company operates 89 Marsh(R) and LoBill Foods(R) supermarkets and 182 Village Pantry(R) convenience stores. Through Convenience Store Distributing Company(R) ("CSDC"), the Company distributes a broad range of products to its Village Pantry stores and approximately 1,400 unaffiliated convenience stores in a 10 state area. Through Crystal Food Services(TM) ("Crystal Food Services"), the Company provides a broad range of other food services, including catering, concession services, vending and cafeteria management. During fiscal 1997, the Company had consolidated sales and other revenues and EBITDA (as defined herein) of $1.5 billion and $52.1 million, respectively.


     The Company operates 73 full-service supermarkets under the "Marsh" name and 16 value-oriented supermarkets under the "LoBill" name. See
"Business -- Supermarkets." Since commencing operations in 1931, the Company has developed a modern store base with many prime locations, strong brand name recognition and a reputation for superior quality and service. In the Indianapolis area, the Company's supermarkets have a 30% market share. Marsh supermarkets feature an extensive line of traditional grocery items as well as a broad array of service and specialty departments including delicatessens, bakeries, prepared foods, prime cut meats, fresh seafood, floral and video rental. LoBill supermarkets target the price conscious shopper by emphasizing every day low prices and a value-oriented product mix, including products sold under the Company's "Marsh" and "Yorktown(R)" labels. The complementary Marsh and LoBill supermarket formats allow the Company to maximize its operating flexibility by tailoring stores to the demographics of individual locations. See "Business -- Supermarkets -- Complimentary and Flexible Supermarket Formats." The Company's Marsh and LoBill supermarkets average approximately 40,000 and 27,000 square feet, respectively, and during fiscal 1997, had average weekly revenues per store of $232,400 and $113,700, respectively. During fiscal 1997, supermarket operations accounted for 68.9% of consolidated sales and other revenues.



     Village Pantry stores offer a broad selection of grocery, bakery, dairy and delicatessen items, including freshly prepared coffee, pastry products, sandwiches and other food products prepared daily on site. See
"Business -- Village Pantry." Approximately 57% of the Company's convenience stores offer petroleum products. Recently, the Company entered into an agreement with Shell Oil Company to offer Shell brand gasoline in certain stores. See "Business -- Village Pantry." Village Pantry stores currently average approximately 2,800 square feet. However, over the past several years, the Company has focused on developing larger Village Pantry stores with approximately 4,500 square feet which offer a broader variety of products prepared daily and sit-down eating areas. During fiscal 1997, larger Village Pantry stores (in excess of 3,500 square feet) experienced 6.7% growth in average weekly revenues per store compared to 2.7% growth in smaller Village Pantry stores. Village Pantry operations accounted for 12.6% of consolidated sales and other revenues in fiscal 1997.



     CSDC(R) distributes over 9,500 products, including tobacco products, groceries, snack items, housewares and health and beauty care products to Village Pantry stores and approximately 1,400 unaffiliated convenience stores in a 10 state area. See "Business -- Convenience Store Distributing Company." CSDC distributes products from a 210,000 square foot warehouse and distribution facility in Richmond, Indiana. The Company believes that the distribution of products to Village Pantry and unaffiliated stores results in efficiencies in purchasing and distribution. Crystal Food Services provides exclusive catering services at 10 banquet facilities located in the Indianapolis market and special event catering at a number of venues, including the Indianapolis Motor Speedway, the RCA Tennis Championships, the Horizon Convention Center and the Indiana State Fairgrounds Event Center. Crystal Food Services also provides concession services, cafeteria management and vending services. During fiscal 1997, CSDC and Crystal Food Services accounted for 16.7% and 1.6% of consolidated sales and other revenues, respectively.

BUSINESS STRENGTHS

     The Company believes it is well-positioned to build upon its historical success by capitalizing on its competitive strengths, including the following:

     Leading Market Position. Each of the Company's divisions is a leading provider of products and services in its market area. The Company operates more supermarkets in Indianapolis and the surrounding 13 counties than any of its competitors. The Company's supermarkets have a 30% market share in the Indianapolis area and have been able to maintain their market share despite the entry of a substantial competitor and the opening of 28 stores by competitors in the last two fiscal years. Village Pantry operates the largest number of convenience stores operated by any chain in the Company's market area. According to industry sources, CSDC ranks fourteenth nationally among the largest wholesale distributors of products to convenience stores, and the Company believes CSDC is one of the leading distributors to convenience stores in its market area. Crystal Food Services is the largest provider of catering services in the Indianapolis area.

     Diversified Food Service Retailer and Distributor. Since 1931, the Company has evolved into a diversified retailer and distributor of food products and services through the strategic development of its convenience store, distribution and catering businesses. This diversification has enabled the Company to (i) increase its purchasing power and distribution efficiencies, (ii) increase the number of higher margin products and services offered in its supermarkets and convenience stores, such as prepared foods and home meal replacement items, and (iii) supplement its supermarket revenues.

     Reputation for Quality and Customer Service. The Company has established a reputation as a provider of superior quality and service to its customers, resulting in strong brand name recognition and customer loyalty. The Company strives to deliver superior customer service and satisfaction by using targeted departmental staffing in its full-service specialty departments and by offering customer service "guarantees" such as opening a new checkout line if more than three customers are in a single checkout line. The Company has been a leader in conducting consumer surveys to determine customer tastes and preferences and in implementing innovations designed to improve customer service. The Company was the first supermarket chain to scan the UPC code using electronic scanning checkout systems and, in the 1960's, the Company began accepting credit cards as a means of payment. All of the Company's supermarkets and convenience stores are open seven days a week, and most are open 24 hours a day.

     Strong Operating Efficiencies due to Geographic Concentration. All of the Company's supermarkets and convenience stores are located in Indiana and western Ohio, substantially all of which are located within 150 miles of the Company's headquarters. The Company believes that the close proximity of its warehouse, distribution and headquarters facilities to its supermarkets and convenience stores results in more efficient management supervision of the Company's operations, increased speed of delivery and lower distribution and transportation costs. Approximately 80% of food deliveries to the Company's supermarkets are 80 miles or less. The Company also benefits from advertising efficiencies as the Indianapolis television market covers approximately 80% of the Company's stores. All of the stores which the Company expects to open in the next two fiscal years will be within 150 miles of the Company's headquarters.

     Prime Real Estate Locations. The Company's 66 years of operation in the Indianapolis area have allowed it to establish prime store locations in urban and suburban areas which the Company believes would be difficult for a competitor to replicate.

     Experienced Management Team. The Company's management has substantial experience in each of its operating divisions. The Company's President and the principal operating officers of the Company's supermarket, Village Pantry, CSDC and Crystal Food Services operations have on average more than 25 years of experience with the Company. The Company believes that this experience has been invaluable in successfully implementing the Company's business strategy during a period of intense competition. The Company's directors and executive officers own beneficially an aggregate of 21.4% of the Company's Class A Common Stock and 18.6% of the Company's Class B Common Stock.

BUSINESS STRATEGY

     The Company's strategic objective is to enhance its position as a leading regional food service retailer and distributor of food products by (i) expanding its business through new store openings, margin expansion, new products and services, and comparable store sales growth and (ii) evaluating acquisition opportunities.

     Development of Larger Stores. The Company believes the development of larger Marsh supermarkets, which provide customers with a broad array of services and specialty departments in addition to traditional grocery items, enhances margins and increases customer traffic and loyalty. The Company has been a leader in broadening the scope of specialty products and services provided in its supermarkets, such as prepared foods and home meal replacement items, which are geared toward the increasing convenience orientation of customers. The Company expects to devote a greater proportion of new and remodeled stores to such specialty departments. During fiscal 1998 and 1999, the Company expects to open three Marsh and two LoBill supermarkets and 15 Village Pantry stores. The Company expects to focus future development of Marsh supermarkets on food and drug combination stores of approximately 55,000 to 75,000 square feet, approximately 5,000 square feet of which is devoted to warehouse-type merchandising of bulk pack merchandise. The Company's development of Village Pantry stores will continue to focus on larger stores of approximately 4,500 square feet, which offer sit-down eating areas and a broad array of higher margin products, including in-store prepared coffee, pastry products, sandwiches, pizza and broasted chicken.

     Complementary and Flexible Supermarket Formats. The Company's value-oriented LoBill format complements the full-service Marsh format by enabling the Company to maximize operating flexibility by tailoring stores to the demographics of individual locations and responding to changing demographics. The Company's LoBill format provides an alternative to the Marsh supermarket (i) in certain urban markets where changing demographics have resulted in more price conscious customers who choose price-oriented food stores over traditional full-service supermarkets and (ii) in smaller communities that are better suited for the LoBill format. Moreover, both the Marsh and LoBill formats are flexible and can be tailored to meet the demands of individual store sites in their respective communities.

     Innovative Marketing Strategies. The Company has been a leader in developing and implementing marketing strategies specifically targeted to individual shoppers. For example, in fiscal 1994, the Company introduced a frequent shopper card program, entitled Fresh I.D.E.A.(R) The Company is the only major supermarket chain to offer a frequent shopper program in its market area. The Company has issued over 1.0 million Fresh I.D.E.A. cards which function as check cashing and video rental cards and automatically provide electronic coupons. The card also provides the Company with information on the frequency of use and merchandise selection of the user, enabling the Company to implement specific marketing strategies aimed at its most valuable and loyal customers. The Company estimates that over 70% of supermarket sales are currently derived from holders of Fresh I.D.E.A. cards. Other marketing strategies adopted by the Company include the "Fresh Express" home delivery service and the "Chef Fresh" take-out food program which provides freshly prepared, ready-to-eat meals.

     Higher Margin Products and Proprietary Brands. The Company intends to emphasize and increase sales of products in its specialty departments, such as prepared foods and home meal replacement items, which typically carry higher margins than other grocery products. The Company believes that customers are increasingly convenience oriented and interested in such products, including seafood, delicatessen and bakery items. The Company is also attempting to increase sales of proprietary brands, including its "Marsh" and "Yorktown" brands. Proprietary brands typically carry higher margins than comparable branded products and also result in increased customer loyalty. Sales of proprietary brands increased from 8.7% of supermarket sales in fiscal 1996 to 9.5% in fiscal 1997.

     Strategic Capital Investments and Acquisitions. The Company intends to continue to invest significantly in its management information systems, including a computer-assisted reordering system. The Company anticipates spending approximately $12.5 million in fiscal 1998 on management information systems. In addition, the Company continually seeks opportunities to acquire additional stores, small supermarket chains and complementary businesses, such as the 1995 acquisitions of Martz & Associates Food Services ("Martz") and Crystal Catering of Indiana, Inc. ("Crystal Catering"). Although the Company enters discussions from time to time with various parties, the Company has no pending or current plans, arrangements, understandings or agreements with respect to any additional acquisitions at the present time.

     Cost Savings Strategies. During fiscal 1997, the Company implemented a corporate restructuring pursuant to which the Company's supermarket and Village Pantry operations were organized as wholly-owned limited liability companies and their intellectual property was transferred to a passive investment company. This restructuring is estimated to produce annual pre-tax savings of approximately $3.0 million commencing in the first quarter of fiscal 1998. The Company expects to achieve additional cost savings in fiscal 1998 in the areas of labor management, transportation and check writing and processing.

                             THE 144A NOTE OFFERING

The 144A Notes.............  The 144A Notes were sold by the Company in the 144A
                             Note Offering on August 5, 1997, and were subsequently resold to Qualified Institutional Buyers (as defined herein) pursuant to Rule 144A under the Securities Act in a manner exempt from registration under the Securities Act. See "Plan of Distribution."

Registration Rights
Agreement..................  In connection with the 144A Note Offering, the
                             Company entered into the Registration Rights
                             Agreement, which grants Holders of the 144A Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights, which generally terminate upon the consummation of the Exchange Offer. See "Exchange Offer; Registration Rights."

                               THE EXCHANGE OFFER

Securities Offered.........  $150,000,000 in aggregate principal amount of
                             8 7/8% Senior Subordinated Notes due 2007, Series
                             B.

The Exchange Offer.........  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of 144A Notes. As of the date hereof, $150,000,000 in aggregate principal amount of 144A Notes are outstanding. The Company will issue the Exchange Notes to Holders on or promptly after the Expiration Date. The terms of the Exchange Notes are substantially identical in all material respects (including principal amount, interest rate and maturity) to the terms of the 144A Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof (other than as provided herein), and are not subject to any covenant regarding registration under the Securities Act. See "The Exchange Offer." Other than compliance with applicable federal and state securities laws, including the requirement that the Registration Statement be declared effective by the Commission, there are no material federal or state regulatory requirements to be complied with in connection with the Exchange Offer.

Interest Payments..........  The Exchange Notes will bear interest from August
                             5, 1997, the date of issuance of the 144A Notes, or the most recent interest payment date to which interest on such 144A Notes has been paid, whichever is later. Accordingly, Holders of 144A Notes that are accepted for exchange will not receive interest on such 144A Notes that is accrued but unpaid at the time of tender, but such interest will be payable on the first interest payment date after the Expiration Date. See "The Exchange
                             Offer -- Interest on the Exchange Notes."

Minimum Condition..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of 144A Notes being tendered for exchange. See "The Exchange Offer -- Conditions."

Expiration Date............  5:00 p.m., New York City time, on            , 1997
                             unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration
                             Date; Extensions; Amendments."

Exchange Date..............  The date of acceptance for exchange of the 144A
                             Notes will be the first business day following the Expiration Date. See "Exchange Offer; Registration Rights."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Withdrawal of Tenders."

Acceptance of 144A Notes
and Delivery of Exchange
  Notes....................  The Company will accept for exchange any and all
                             144A Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."


Conditions to the Exchange
Offer......................  The Exchange Offer is subject to certain customary conditions concerning changes to existing law and governmental approvals. See "The Exchange
                             Offer -- Conditions."


Procedures for Tendering
144A Notes.................  To tender pursuant to the Exchange Offer, a Holder must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, have the signatures therein guaranteed if required by instruction 4 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the 144A Notes and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Procedures for Tendering" and "Plan of Distribution." By executing the Letter of Transmittal, each Holder will represent to the Company that, among other things, the Holder or the person receiving such Exchange Notes, whether or not such person is the Holder, is acquiring the Exchange Notes in the ordinary course of business and that neither the Holder nor any such other person intends to participate or has any arrangement or understanding with any person to participate in the distribution of such

                             Exchange Notes. In lieu of physical delivery of the certificates representing 144A Notes, tendering Holders may transfer 144A Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer -- Procedures for Tendering."

Special Procedures for
 Beneficial Owners.......... Any beneficial owner whose 144A Notes are registered in the name of a broker, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering the 144A Notes, either make appropriate arrangements to register ownership of the 144A Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange
                             Offer -- Procedures for Tendering."

Guaranteed Delivery
 Procedures................  Holders of 144A Notes who wish to tender their 144A
                             Notes and whose 144A Notes are not immediately available or who cannot deliver their 144A Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the requirements for book-entry transfer) prior to the Expiration Date must tender their 144A Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Federal Income Tax
 Consequences..............  The issuance of the Exchange Notes to Holders pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by Holders upon receipt of the Exchange Notes. See "Certain Federal Income Tax Consequences of the Exchange Offer."

Use of Proceeds............  There will be no proceeds to the Company from the exchange of 144A Notes pursuant to the Exchange Offer. See "Use of Proceeds."

Exchange Agent.............  State Street Bank and Trust Company is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. See "Exchange Offer -- Exchange Agent."

                       SUMMARY OF TERMS OF EXCHANGE NOTES

     The form and terms of the Exchange Notes are the same as the form and terms of the 144A Notes (which they replace) except that (i) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (ii) the holders of Exchange Notes generally will not be entitled to further registration rights under the Registration Rights Agreement, which rights generally will be satisfied when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the 144A Notes and will be entitled to the benefits of the Indenture. See "Description of the Exchange Notes."

Securities Offered.........  $150,000,000 in aggregate principal amount of
                             8 7/8% Senior Subordinated Notes due 2007, Series
                             B.

Maturity Date..............  August 1, 2007.

Interest Payment Dates.....  February 1 and August 1 of each year, commencing
                             February 1, 1998.

Optional Redemption........  The Exchange Notes are redeemable for cash at any time on or after August 1, 2002, at the option of the Company, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. See "Description of the Notes -- Optional Redemption."

Guarantees.................  The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by all of the Company's subsidiaries (other than three inconsequential subsidiaries). See "Description of the Notes -- Guarantees."


Ranking....................  The Exchange Notes will be unsecured senior subordinated obligations of the Company and, as such, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Exchange Notes will rank pari passu in right of payment with all other existing and future senior Subordinated Indebtedness, if any, of the Company, and senior in right of payment to all existing and future Subordinated Indebtedness, if any, of the Company. The Company has not issued, and does not have any current arrangements to issue, any significant additional indebtedness to which the Notes would be senior, subordinate or pari passu in right of payment. The Notes will be effectively subordinate to essentially all of the currently outstanding indebtedness of the Company and its subsidiaries. The Guarantees will be unsecured senior subordinated obligations of the Guarantors and will be subordinated to all existing and future Guarantor Senior Indebtedness. As of September 13, 1997, after giving effect to the offering of the 144A Notes and the application of the net proceeds therefrom, the Company and the Guarantors had approximately $216.1 million in aggregate principal amount of Indebtedness outstanding, of which $46.2 million ranked senior in right of payment to the Exchange Notes and the Guarantees (all of which was secured) and approximately $19.9 million was subordinated in right of payment to the Exchange Notes and the Guarantees. As of September 13, 1997, the Company and the Guarantors had approximately $66.1 million in aggregate principal amount of Indebtedness outstanding in addition to the $150.0 million in principal amount outstanding under the 144A Notes. See "Description of the Exchange Notes -- Ranking," "Risk Factors -- Subordination of the Exchange Notes and the Guarantees; Risk of Non-Payment; Asset Encumbrances" and "Risk Factors -- Dependence Upon Operations of Subsidiaries; Possible Invalidity of Guarantees; Potential Release of Guarantees." The Company has $70.0 million in available credit, under its existing revolving credit agreements and notes payable to banks, which is senior in right of payment to the Exchange Notes. See "Description of Certain
                             Indebtedness -- The Revolving Credit Agreements."


Change of Control..........  Upon the occurrence of a Change of Control, each holder of the Exchange Notes may require the Company to purchase all or a portion of such holder's Exchange Notes at a cash purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Exchange Notes -- Certain Covenants -- Purchase of Exchange Notes Upon a Change of Control."

Restrictive Covenants......  The indenture relating to the Exchange Notes (the
                             "Indenture") will contain certain restrictive covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on transactions with affiliates; (iv) limitation on liens; (v) limitation on senior Subordinated Indebtedness; (vi) limitation on sale of assets;
                             (vii) limitation on issuances of guarantees by subsidiaries; (viii) limitation on transfer of assets to subsidiaries; (ix) limitation on dividend and other payment restrictions affecting subsidiaries; (x) limitations on the issuance of preferred stock of subsidiaries; (xi) restrictions on mergers, consolidations and the transfer of all or substantially all of the assets of the Company; and (xii) limitation on unrestricted subsidiaries. See "Description of the Exchange Notes -- Certain Covenants."

Exchange Offer;
 Registration Rights........ In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Issuers to effect the Exchange Offer, or if the Exchange Offer Registration Statement is not declared effective within 90 days or consummated within 120 days following the original issue of the Notes, or upon the request of any of the Initial Purchasers, or if any holder of the Notes is not permitted by applicable law to participate in the Exchange Offer or elects to participate in the Exchange Offer but does not receive fully tradable Exchange Notes pursuant to the Exchange Offer, the Issuers will use their best efforts to cause a shelf registration statement with respect to the resale of the Notes (the "Shelf Registration Statement") to become effective within 120 days following the original issue of the Notes (or within 30 days of the request of any Initial Purchaser) and to keep the Shelf Registration Statement effective for up to two years from the date the Shelf Registration Statement is declared effective by the Commission.

                             The interest rate on the Notes is subject to increase under certain circumstances if the Issuers are not in compliance with their obligations under the Registration Rights Agreement. See "Exchange Offer; Registration Rights."

Lack of Prior Market for
 the Exchange Notes......... The Exchange Notes will be new securities for which there is currently no established trading market. The Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for quotation of the Exchange Notes on any automated dealer quotation system. The Company has been advised by the Initial Purchasers that they presently intend to make a market in the Exchange Notes, although they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no assurance can be given as to the liquidity of the trading market for the Exchange Notes or that an active public market for the Exchange Notes will develop. If an active trading market for the Exchange Notes does not develop, the market price and liquidity of the Exchange Notes may be adversely affected. If the Exchange Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors. See "Risk Factors -- Lack of Prior Market for the Exchange Notes."

                              SUMMARY RISK FACTORS

     See "Risk Factors," beginning on page 12, for a discussion of certain factors that should be considered by holders of 144A Notes before deciding to tender 144A Notes in the Exchange Offer. Such risk factors include:

     - The Company has substantial indebtedness and, as a result, significant debt service obligations;

     - Payment on the Exchange Notes will be subordinated to the prior payment in full of all future and existing Senior Indebtedness;

     - The Company's ability to repay the Exchange Notes is dependent, in part, upon receipt of funds from the Company's subsidiaries, and although the Exchange Notes are guaranteed by the Guarantors, such Guarantees, under certain circumstances may be invalid or released;

     - The Company's business is highly competitive and characterized by narrow profit margins;

     - The Company's business is geographically concentrated;

     - The Company is dependent on the services of its executive officers and faces a competitive labor market and increasing labor costs;

     - The Company is subject to the risk of environmental liability;

     - The Company is subject to risks associated with the sale of cigarettes and other tobacco products;

     - The Company is subject to restrictions imposed by the terms of its indebtedness;

     - There can be no assurance that the Company will be able to repurchase some or all of the Exchange Notes upon a Change of Control;

     - The Exchange Notes are new securities for which there is no prior market;

     - Holders desiring to tender 144A Notes in exchange for Exchange Notes are responsible for complying with Exchange Offer procedures; and

     - The 144A Notes are subject to certain restrictions upon transfer.

                      SUMMARY FINANCIAL AND OPERATING DATA

    The following table sets forth certain historical summary financial and operating data of the Company for the periods ended and as of the dates indicated. The historical financial data for each of the fiscal years in the five-year period ended March 29, 1997 have been derived from the Company's Consolidated Financial Statements. The historical financial data for the twelve weeks ended June 21, 1997 and June 22, 1996 are derived from the Unaudited Condensed Consolidated Financial Statements of the Company included elsewhere in this Prospectus. Such Unaudited Condensed Consolidated Financial Statements, in the opinion of the Company's management, include all adjustments necessary (consisting of normal recurring accruals) for a fair presentation of the financial position and the results of operations of the Company for such periods and as of such dates. The historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated and Unaudited Condensed Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

                              TWELVE WEEKS ENDED                           FISCAL YEAR ENDED(A)
                            -----------------------   --------------------------------------------------------------
                             JUNE 21,     JUNE 22,    MARCH 29,    MARCH 30,     APRIL 1,     APRIL 2,    MARCH 27,
                               1997         1996         1997         1996         1995         1994         1993
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                             (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Sales and other
    revenues..............  $  343,924   $  335,844   $1,451,730   $1,390,543   $1,303,261   $1,263,191   $1,170,398
  Gross profit............      83,777       81,246      355,144      343,350      313,224      307,851      278,634
  Operating profit
    (loss)(b).............       7,138       (8,554)      12,781       27,371       26,082       26,853       25,887
  Interest and debt
    expense
    amortization..........       3,063        3,014       13,030       13,087       13,292       13,336       10,318
  Net income (loss)(c)....       2,899       (7,112)        (244)       9,033        8,573       10,467        9,828
BALANCE SHEET DATA:
  Working capital.........  $   25,371   $   19,088   $   19,254   $   18,587   $   26,369   $   38,450   $   59,330
  Total assets............     397,395      388,108      395,631      387,294      378,471      375,349      352,511
  Current maturities of
    long-term
    liabilities...........       6,842        7,183        7,097        7,022        7,142        7,246        4,529
  Long-term liabilities,
    excluding current
    maturities............     149,095      136,939      145,429      135,066      143,102      148,818      155,444
  Shareholders' equity....     117,398      111,356      115,448      118,158      114,314      109,794      101,539
OTHER FINANCIAL DATA:
  Cash flows provided by (used for):
    Operating
      activities..........  $     (528)  $    4,547   $   30,392   $   27,096   $   35,199   $   36,283   $   34,071
    Investing
      activities..........      (3,429)      (7,006)     (33,167)     (25,088)     (34,575)     (50,137)     (29,551)
    Financing
      activities..........       1,230        1,090        2,482       (4,552)      (9,370)      (2,563)      26,835
  EBITDA, as
    adjusted(d)...........      12,641       10,457       52,062       54,145       53,964       52,962       50,197
  Depreciation and
    amortization(e).......       5,372       10,193       28,903       24,276       24,713       24,416       21,234
  Capital expenditures....       2,577        7,349       33,594       22,736       30,607       44,322       26,221
  Ratio of EBITDA, as
    adjusted, to interest
    expense...............        4.13x        3.47x        4.00x        4.14x        4.06x        3.97x        4.86x
  Ratio of total debt to
    EBITDA, as adjusted...       12.34x       13.78x        2.93x        2.62x        2.78x        2.95x        3.19x
OPERATING DATA:
  Supermarkets:
    Beginning of period...          88           90           90           88           87           84           80
    Opened or acquired....           1           --            1            3            1            6            4
    Closed................          --           --            3            1           --            3           --
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------
      Total at end of
         period...........          89           90           88           90           88           87           84
                            ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Conversions to LoBill
    format................           1            1            3            4           --            1            1
  Village Pantry stores...         182          181          182          181          181          177          174
  Total square feet of
    store area:
    Supermarkets..........   3,364,000    3,349,000    3,321,000    3,349,000    3,173,000    3,093,000    2,811,000
    Village Pantry
      stores..............     514,000      512,000      514,000      510,000      507,000      487,000      469,000

---------------

(a) Fiscal year operating results include 52 weeks for each year except fiscal 1994, which includes 53 weeks.
(b) Reflects a non-cash charge of $7.5 million in the first quarter of fiscal 1997 upon the adoption of Statement of Financial Accounting Standards ("FAS") 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," a $2.4 million charge from the decision to curtail the accrual of benefits under the Company's qualified defined benefit pension plan and $2.8 million from reorganization and other charges.
(c) Reflects an increase in net income of $1.9 million in fiscal 1994 as a result of an increase of $3.6 million from the adoption of FAS 109, "Accounting for Income Taxes," partially offset by the recognition of a $1.7 million (net of tax benefit) accrued benefit obligation as a result of the adoption of FAS 106, "Employers Accounting for Postretirement Benefits Other than Pensions."

(d) EBITDA, as adjusted is defined as income (loss) before interest expense, income taxes, depreciation and amortization, extraordinary items, LIFO provision and non-recurring charges, including the effects of the adoption of FAS 121, the curtailment of the accrual of pension benefits and other reorganization charges. EBITDA is a measure commonly used in the Company's industry and is presented to assist in understanding the Company's operating results. EBITDA should not be considered an alternative measure of the Company's net income (loss), operating performance, cash flow or liquidity. It is included herein because management believes it is useful and provides additional information related to the Company's ability to service and incur debt.
(e) Includes costs recorded in selling, general and administrative expenses primarily relating to amortization costs of certain other assets and excludes debt expense amortization.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements, including statements regarding, among other items, (i) anticipated trends in the Company's business,
(ii) future expenditures for capital projects, (iii) the Company's business strategies, including its intention to open new stores and (iv) the Company's attempts to reduce costs. When used in this Prospectus, the words "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including those discussed below, that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. All of these forward-looking statements are based on estimates and assumptions made by management of the Company, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such estimates. There can be no assurance that the savings or other benefits anticipated in these forward-looking statements will be achieved.

     The following important factors, among others, in addition to the information described under Risk Factors, could cause the Company not to achieve benefits contemplated herein or otherwise cause the Company's results of operations to be adversely affected in future periods: (i) continued or increased competitive pressures from existing competitors and new entrants, including price-cutting strategies; (ii) unanticipated costs related to the growth and operating strategy; (iii) loss or retirement of key members of management; (iv) inability to negotiate favorable terms with suppliers or to improve working capital management; (v) increases in interest rates or the Company's cost of borrowing or a default under any material debt agreements;
(vi) inability to develop new stores in advantageous locations or to convert successfully existing stores; (vii) prolonged labor disruption; (viii) deterioration in general or regional economic conditions; (ix) adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations; (x) loss of customers as a result of the conversion of store formats; (xi) adverse determinations in connection with pending or future litigation or other material claims and judgments against the Company; (xii) inability to achieve future sales levels or other operating results that support the cost savings; and
(xiii) the unavailability of funds for capital expenditures.

                                  RISK FACTORS

     Holders of 144A Notes should carefully consider the following risk factors in addition to the other information contained herein before deciding to tender 144A Notes in the Exchange Offer. The risk factors set forth below are generally applicable to the 144A Notes as well as the Exchange Notes.

SUBSTANTIAL LEVERAGE


     The Company has substantial indebtedness and, as a result, significant debt service obligations. As of September 13, 1997, after giving effect to the offering of the 144A Notes and the application of the net proceeds therefrom, the Company had approximately $216.1 million of long-term indebtedness which represented approximately 65.2% of its total capitalization. See "Capitalization." In addition, the Indenture and the Company's other debt instruments will allow the Company to incur additional indebtedness, including secured indebtedness subject to certain limitations set forth therein. See "Description of the Exchange Notes -- Certain Covenants" and "Description of Certain Indebtedness." As of June 21, 1997, after giving pro forma effect to the offering of the 144A Notes and the application of the net proceeds therefrom, the Company would have had an aggregate of $70.0 million available for borrowing under revolving credit facilities between the Company and each of Harris Trust and Savings Bank (the "Harris Revolving Credit Agreement") and KeyBank National Association (the "KeyBank Revolving Credit Agreement" and, together with the Harris Revolving Credit Agreement, the "Revolving Credit Agreements") and other short-term bank borrowings pursuant to notes payable to each of Bank One, Dayton NA (the "Bank One Note Payable") and First Merchants Bank of Muncie (the "First Merchants Note Payable"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company's ability to make payments with respect to the Notes and to satisfy its other debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. Any inability of the Company to service its indebtedness may result in the acceleration of some or all of the Company's indebtedness which would have a material adverse effect upon the Company's financial condition.


     Upon the issuance of the 144A Notes, the Company's interest expense increased compared to prior years. See "Capitalization." The Company believes, based on current circumstances, that the Company's cash flow, together with available borrowings under the Revolving Credit Agreements, will be sufficient to permit the Company to meet its operating expenses, to pay dividends on its common stock and to service its debt requirements as they become due for the foreseeable future. Significant assumptions underlie this belief, including, among other things, that the Company will succeed in implementing its business strategy and that there will be no material adverse developments in the business, liquidity or capital requirements of the Company. If the Company is unable to service its indebtedness, it will be required to adopt alternative strategies, which may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

     The degree to which the Company is leveraged could have important consequences to holders of the Exchange Notes, including: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flows from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; (iii) certain of the Company's indebtedness contains financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends, sales of assets and minimum net worth requirements; (iv) certain of the Company's borrowings are and will continue to be at variable rates of interest which exposes the Company to the risk of greater interest rates; and (v) the Company may be more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage and make the Company more vulnerable to changing economic conditions.

SUBORDINATION OF THE EXCHANGE NOTES AND THE GUARANTEES; RISK OF NON-PAYMENT; ASSET ENCUMBRANCES

     The payment of principal of, premium, if any, and interest on the Exchange Notes will be subordinated to the prior payment in full of all existing and future Senior Indebtedness of the Company, which includes all indebtedness under the Revolving Credit Agreements. Therefore, in the event of a liquidation, dissolution, reorganization or any similar proceeding regarding the Company, the assets of the Company will be available to pay obligations on the Exchange Notes only after Senior Indebtedness has been paid in full, and there may not be sufficient assets to pay amounts due on all or any of the Exchange Notes. In addition, the Company may not pay principal of, premium, if any, interest on or any other amounts owing in respect of the Exchange Notes, make any deposit pursuant to defeasance provisions or purchase, redeem or otherwise retire the Exchange Notes, if any Senior Indebtedness is not paid when due or any other default on Senior Indebtedness occurs and the maturity of such indebtedness is accelerated in accordance with its terms unless, in either case, such default has been cured or waived, any such acceleration has been rescinded or such indebtedness has been repaid in full. Moreover, under certain circumstances, if any non-payment default exists with respect to Designated Senior Indebtedness, the Company may not make any payments on the Notes for a specified time, unless such default is cured or waived, any acceleration of such indebtedness has been rescinded or such indebtedness has been repaid in full. See "Description of the Exchange Notes -- Ranking." As of September 13, 1997, after giving effect to the offering of the 144A Notes and the application of the net proceeds therefrom, the Company had approximately $41.2 million in aggregate principal amount of Senior Indebtedness outstanding which ranked senior in right of payment to the Exchange Notes. Under the terms of the Indenture governing the Exchange Notes, and the Company's other debt instruments, the Company may incur additional indebtedness, including Senior Indebtedness or secured indebtedness, in the future. See "Description of the Exchange Notes -- Certain Covenants."

     The Guarantees by the Guarantors will be subordinated to all future guarantees by the Guarantors of Senior Indebtedness of the Company and any other Guarantor Senior Indebtedness. As of September 13, 1997, after giving effect to the offering of the 144A Notes and the application of the net proceeds therefrom, the Guarantors had $5.6 million in aggregate principal amount of Guarantor Senior Indebtedness outstanding ($0.7 million of which was guaranteed by the Company) which ranked senior in right of payment to the Guarantees.

     The Exchange Notes will not be secured by any of the Company's assets. Certain of the Company's other indebtedness is secured, to the extent permitted by law, by certain of the Company's assets, and the terms of the Indenture and the instruments governing the Company's other indebtedness permit the Company to incur additional senior secured indebtedness. If the Company becomes insolvent or is liquidated, or if payment under any of the instruments governing the Company's secured indebtedness is accelerated, the lenders under such instruments would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such indebtedness. Accordingly, such lenders will have a prior claim on the Company's assets securing their indebtedness. In any such events, because the Exchange Notes will not be secured by any of the Company's assets, it is possible that there would be no assets remaining from which claims of the holders of the Exchange Notes could be satisfied or, if any such assets remained, such assets might be insufficient to satisfy such claims in full. See "Capitalization," "Description of the Exchange Notes," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note C of Notes to the Consolidated Financial Statements.

DEPENDENCE UPON OPERATIONS OF SUBSIDIARIES; POSSIBLE INVALIDITY OF GUARANTEES; POTENTIAL RELEASE OF GUARANTEES

     The Exchange Notes are the obligations of the Company. As of the date of this Prospectus, virtually all of the consolidated assets of the Company were held by the Guarantors and virtually all of the Company's cash flow and net income was generated by the Guarantors. Therefore, the Company's ability to make interest and principal payments when due to holders of the Exchange Notes is dependent, in part, upon the receipt of sufficient funds from its subsidiaries.

     The Company's obligations under the Exchange Notes will be guaranteed, jointly and severally, on a senior subordinated basis by each of the Guarantors, which consist of all of the Company's subsidiaries (other than three inconsequential subsidiaries). To the extent that a court were to find, pursuant to federal or state fraudulent transfer laws or otherwise, that (i) a Guarantee was incurred by a Guarantor with intent to hinder, delay or defraud any present or future creditor or the Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or
(ii) such Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Guarantor (a) was insolvent, (b) was rendered insolvent by reason of the issuance of such Guarantee, (c) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Guarantee in favor of the Guarantor's other creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantor as a result of the issuance by the Company of the Exchange Notes. The measure of insolvency of a Guarantor for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of the company's debts is greater than all of the company's property at a fair valuation, or if the present fair saleable value of the company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature. There can be no assurance as to what standards a court would apply to determine whether a Guarantor was solvent at the relevant time. To the extent any Guarantee were to be avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Exchange Notes would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Exchange Notes against the issuer of an invalid Guarantee would be subject to the prior payment in full of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Exchange Notes relating to any voided Guarantee.

     Based upon financial and other information currently available to it, the Company believes that the Exchange Notes and the Guarantees are being incurred for proper purposes and in good faith and that the Company and each Guarantor is solvent and will continue to be solvent after issuing the Exchange Notes or its Guarantee, as the case may be, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. See "Description of the Exchange Notes," "Description of Certain Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Any Guarantee of a Guarantor may be released at any time upon any sale, exchange or transfer by the Company of the stock of such Guarantor or all or substantially all of the assets of such Guarantor to a non-affiliate.

SIGNIFICANT COMPETITION

     The supermarket and convenience store businesses are highly competitive and characterized by narrow profit margins. The Company's competitors include national, regional and local supermarket chains, independent grocery stores, specialty food stores, warehouse club stores, drug stores, convenience stores, restaurants and petroleum marketing companies. Certain of the Company's major competitors have greater financial, distribution and marketing resources than the Company, and the Company's cash flows from operations could be materially adversely affected by certain product mix and pricing changes made in response to competition from existing or new competitors. In addition, there are a number of supercenters in the Company's market which sell products typically sold by supermarkets and discount stores. In recent years a substantial competitor has opened supermarkets in the Company's market and there can be no assurance that this or other competitors will not open additional stores or that such openings will not have a material adverse effect upon the Company's business, financial condition and results of operations. The Company's profitability could be impacted by the pricing, purchasing, financing, advertising or promotional decisions made by its competitors.

The Company's ability to compete may be adversely affected by the amount of indebtedness outstanding, limitations imposed by its existing debt agreements and limitations imposed by the Indenture. See "Business -- Competition."

GEOGRAPHIC CONCENTRATION

     All of the Company's supermarkets and Village Pantry stores are located in Indiana and western Ohio, substantially all of which are located within 150 miles of the Indianapolis area. As a result of this geographic concentration, the Company's growth and operations depend significantly upon economic and other conditions in this area. If the Indianapolis area or the midwest were to experience a general economic downturn or other adverse conditions for a significant period of time, additional significant competitive stores were opened in the area, or the State of Indiana were to enact legislation harmful to the Company's business, the ability of the Company to improve or maintain its cash flows from operations could be materially adversely affected.

DEPENDENCE ON MANAGEMENT

     The Company depends on the services of its executive officers for the management of the Company. The loss or interruption of the continued full-time services of certain of these executives could have a material adverse effect on the Company and there can be no assurance that the Company would be able to find replacements with equivalent skills or experience.

     The Company has employment agreements with Don E. Marsh, C. Alan Marsh and William L. Marsh, each of which expire 35 months after the executive or the Company gives notice of termination. The Company has an employment agreement with Jack J. Bayt which expires in fiscal 2000. The Company does not have employment agreements with any other executive officers. The Company does not maintain key man life insurance on any of its executive officers.

COMPETITIVE LABOR MARKET; INCREASING LABOR COSTS

     The Company's continued success depends on its ability to attract and retain qualified personnel in all areas of its business. The Company competes with other businesses in its market with respect to attracting and retaining qualified employees. A tight labor market, increased overtime and a higher full-time employee ratio have caused the Company's labor costs to increase in each of the last two fiscal years. The Company expects the tight labor market to continue. A shortage of qualified employees may require the Company to continue to enhance its wage and benefits package in order to compete effectively in the hiring and retention of qualified employees or to hire more expensive temporary employees. No assurance can be given that the Company's labor costs will not continue to increase, or that such increases can be recovered through increased prices charged to customers. Any significant failure of the Company to attract and retain qualified employees, to control its labor costs, or to recover any increased labor costs through increased prices charged to customers could have a material adverse effect on the Company's results of operations.

RISK OF ENVIRONMENTAL LIABILITY

     The Company is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous materials (together, "Environmental Laws"). In particular, under applicable Environmental Laws, the Company may be responsible for remediation of environmental conditions and may be subject to associated liabilities (including liabilities resulting from lawsuits brought by private litigants) relating to its stores and the land on which its stores are situated, regardless of whether the Company leases or owns the stores or land in question and regardless of whether such environmental conditions were created by the Company or by a prior owner or tenant. Although the Company typically conducts a limited environmental review prior to acquiring or leasing new stores or raw land, there can be no assurance that environmental conditions relating to prior, existing or future store sites will not have a material adverse effect on the Company. Although it is difficult to predict future environmental costs, the Company does not anticipate any material adverse effect on its operations, financial condition or competitive position as a result of future costs of environmental compliance.

The Company is aware of the existence of petroleum contamination at 21 Village Pantry locations and has commenced remediation at each of these sites. The cost of remediation varies significantly depending on the extent, source and location of the contamination, geological and hydrological conditions, available reimbursement by state agencies and other factors but is not anticipated to be material to the Company's business, financial condition or results of operations. See "Business -- Regulatory Matters" and Note A of Notes to Consolidated Financial Statements.

RISKS ASSOCIATED WITH SALE OF CIGARETTES AND OTHER TOBACCO PRODUCTS

     During fiscal 1997, the sale of cigarettes and other tobacco products accounted for approximately 16.2% of the Company's consolidated sales and other revenues. In June 1997, a group of state attorneys general reached a tentative agreement with a group of cigarette manufacturers which may affect the sale and distribution of cigarettes and other tobacco products and may ban advertising of tobacco products. This agreement is currently being reviewed by the President and Congress, among others. The Company is unable to determine what effect, if any, this settlement or any amended version thereof, or any national or state legislation, may have upon the demand for or the Company's ability to sell cigarettes and other tobacco products, or upon the Company's business, financial condition or results of operations. Any substantial reduction in the use of cigarettes or other tobacco products could have a material adverse effect on the Company. In addition, the Company is a defendant in certain litigation involving allegations that, with respect to its sales of cigarettes, the Company is liable for the negligent sale of cigarettes and on the basis of strict liability and warranty theories. The Company believes that the outcome of such litigation will not be material to its business, financial condition or results of operation. See "Business -- Legal Proceedings."

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Indenture governing the terms of the Exchange Notes contains certain covenants limiting, subject to certain exceptions, the incurrence of additional indebtedness, the payment of dividends, the redemption of capital stock, the making of certain investments, the issuance of preferred stock of subsidiaries, the creation of liens and other restrictions affecting the Company's subsidiaries, the issuance of guarantees, transactions with affiliates, asset sales and certain mergers and consolidations. A breach of any of these covenants could result in an event of default under the Indenture. In addition, the Revolving Credit Agreements and the instruments governing the Company's other indebtedness (the "Other Indebtedness") contain other restrictive covenants and require the Company to satisfy certain financial tests, including net working capital, ratio of EBITDAR (as defined therein) to fixed charges, tangible net worth and ratio of funded debt to EBITDA tests. The Company's ability to comply with such covenants and to satisfy such financial tests may be affected by events beyond its control. A breach of any of these covenants could result in an event of default under the Revolving Credit Agreements or Other Indebtedness. In the event of a default under the Revolving Credit Agreements, the lenders thereunder could elect to declare all amounts borrowed, together with accrued interest, to be immediately due and payable, and the lenders under the Revolving Credit Agreements could terminate all commitments thereunder. In addition, a default under the Revolving Credit Agreements or Other Indebtedness could constitute a cross-default under the Indenture and any instruments governing the Other Indebtedness, and a default under the Indenture could constitute a cross-default under the Revolving Credit Agreements and any Other Indebtedness. See "Description of the Exchange Notes -- Certain Covenants" and "Description of Certain Indebtedness."

POTENTIAL FAILURE TO MAKE PAYMENT UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of the Exchange Notes may require the Company to purchase all or a portion of such holder's Exchange Notes at 101% of the principal amount of the Exchange Notes, together with accrued and unpaid interest, if any, to the date of purchase. In such circumstances, the Company may be required to (i) repay all or a portion of the outstanding principal of, and pay any accrued interest on, its Senior Indebtedness, including indebtedness under the Revolving Credit Agreements or
(ii) obtain any requisite consent from its lenders to permit the purchase. There can be no assurance that the Company will have sufficient funds necessary to repurchase the Exchange Notes upon a Change of Control. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, the Company may be unable to offer to purchase the Exchange Notes, which will constitute an Event of Default under the Indenture. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including purchases of Exchange Notes) as described above or that the Company will be able to refinance its outstanding indebtedness in order to permit it to repurchase the Exchange Notes or, if such refinancing were to occur, that such financing will be on terms favorable to the Company. See "Description of the Exchange Notes -- Certain Covenants -- Purchase of Exchange Notes Upon a Change of Control."

     The events that constitute a Change of Control under the Indenture may also be events of default under the Revolving Credit Agreements or other Senior Indebtedness of the Company. Such events may permit the holders under such debt instruments to reduce the borrowing base thereunder or accelerate the debt and, if the debt is not paid, to enforce security interests on, or commence litigation that could ultimately result in a sale of, certain assets of the Company, thereby limiting the Company's ability to purchase the Exchange Notes and receive the special benefit of the offer to purchase provisions to the holders of the Exchange Notes.

LACK OF PRIOR MARKET FOR THE EXCHANGE NOTES

     The Exchange Notes are being offered to the holders of the 144A Notes. The 144A Notes were offered and sold in August 1997 to "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act) and certain other qualified buyers pursuant to Regulation S of the Securities Act and are eligible for trading in the Private Offering, Resales and Trading through Automated Linkages ("PORTAL") market.

     The Exchange Notes will constitute a new class of securities with no established trading market. Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by nonaffiliates of the Company without compliance with the registration requirements under the Securities Act, the Company does not intend to apply for a listing of the Exchange Notes on any securities exchange or to arrange for the Exchange Notes to be quoted on the NASDAQ National Market or other quotation system. As a result, there can be no assurance as to the liquidity of markets that may develop for the Exchange Notes, the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders would be able to sell their Exchange Notes. If such markets were to exist, the Exchange Notes could trade at prices that may be lower than the initial market values thereof depending on many factors, including prevailing interest rates and the markets for similar securities. Although there is currently no market for the Exchange Notes, the Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any market-making with respect to the Exchange Notes may be discontinued at any time without notice.

EXCHANGE OFFER PROCEDURES

     Issuance of the Exchange Notes for 144A Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such 144A Notes, a properly completed, duly executed Letter of Transmittal and all other required documents. Therefore, Holders desiring to tender their 144A Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of 144A Notes for exchange. Any 144A Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement generally will terminate. In addition, any Holder who tenders pursuant to the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale. Each broker-dealer that receives Exchange Notes for its own account in exchange for 144A Notes, where such 144A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer."

RESTRICTIONS ON TRANSFER

     The 144A Notes were offered and sold by the Company in a private offering exempt from registration pursuant to the Securities Act and have been resold pursuant to Rule 144A and other exemptions under the Securities Act. As a result, the 144A Notes may not be reoffered or resold by purchasers except pursuant to an effective registration statement under the Securities Act, or pursuant to an applicable exemption from such registration, and the 144A Notes are legended to restrict transfer as aforesaid. Each Holder (other than any Holder who is an affiliate or promoter of the Company) who duly exchanges 144A Notes for Exchange Notes in the Exchange Offer will receive Exchange Notes that are freely transferable under the Securities Act. Holders who participate in the Exchange Offer should be aware, however, that if they accept the Exchange Offer for the purpose of engaging in a distribution, the Exchange Notes may not be publicly reoffered or resold without complying with the registration and prospectus delivery requirements of the Securities Act. As a result, each Holder accepting the Exchange Offer will be deemed to have represented, by its acceptance of the Exchange Offer, that it acquired the Exchange Notes in the ordinary course of business and that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes. If existing Commission interpretations permitting free transferability of the Exchange Notes following the Exchange Offer are changed prior to consummation of the Exchange Offer, the Company will use its best efforts to register the 144A Notes for resale under the Securities Act. See "Prospectus Summary -- The Exchange Offer" and "Exchange Offer; Registration Rights."

     The 144A Notes currently may be sold pursuant to the restrictions set forth in Rule 144A under the Securities Act or pursuant to another available exemption under the Securities Act without registration under the Securities Act. To the extent that 144A Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered and tendered but unaccepted 144A Notes could be adversely affected.

                               THE EXCHANGE OFFER

     The following discussion sets forth or summarizes what the Company believes are the material terms of the Exchange Offer, including those set forth in the Letters of Transmittal distributed with this Prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated by reference herein.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     In connection with the sale of 144A Notes pursuant to the Purchase Agreement, dated July 29, 1997 (the "Purchase Agreement"), between the Company and the Initial Purchasers, the Initial Purchasers became entitled to the benefits of the Registration Rights Agreement, dated as of August 5, 1997, between the Company and the Initial Purchasers (the "Registration Rights Agreement").

     Under the Registration Rights Agreement, the Company must use its best efforts to (a) file a registration statement in connection with a registered exchange offer within 30 days after August 5, 1997, the date the 144A Notes were issued (the "Issue Date"), (b) use reasonable best efforts to cause such registration statement to become effective under the Securities Act within 90 days of the Issue Date, (c) use reasonable best efforts to keep such registration statement effective until the closing of the Exchange Offer and (d) cause such registered exchange offer to be consummated within 120 days after the Issue Date. Within the applicable time periods, the Company will endeavor to register under the Securities Act all of the Exchange Notes pursuant to a registration statement under which the Company will offer each Holder of 144A Notes the opportunity to exchange any and all of the outstanding 144A Notes held by such Holder for Exchange Notes in an aggregate principal amount equal to the aggregate principal amount of 144A Notes tendered for exchange by such Holder. Subject to limited exceptions, the Exchange Offer being made hereby, if commenced and consummated within such applicable time periods, will satisfy those requirements under the Registration Rights Agreement. In such event, the 144A Notes would remain outstanding and would continue to accrue interest, but would not retain any rights under the Registration Rights Agreement. Holders of 144A Notes seeking liquidity in their investment would have to the securities laws, including the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the 144A Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

     Because the Exchange Offer is for any and all 144A Notes, the principal amount of 144A Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of 144A Notes outstanding. Following the consummation of the Exchange Offer, Holders who did not tender their 144A Notes generally will not have any further registration rights under the Registration Rights Agreement, and such 144A Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such 144A Notes could be adversely affected. The 144A Notes are currently eligible for sale 144A Notes will elect to exchange such 144A Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, the Company anticipates that the liquidity of the market for any 144A Notes remaining after the consummation of the Exchange Offer may be substantially limited. See "Exchange Offer; Registration Rights."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all 144A Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding 144A Notes accepted in the Exchange Offer. Holders may tender some or all of their 144A Notes pursuant to the Exchange Offer.

     The form and terms of the Exchange Notes are the same as the form and terms of the 144A Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of Exchange Notes generally will not be entitled to certain rights under the Registration Rights Agreement, which rights generally will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the 144A Notes and will be entitled to the benefits of the Indenture.

     Holders of 144A Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer.

     The Company shall be deemed to have accepted validly tendered 144A Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of 144A Notes for the purposes of receiving the Exchange Notes from the Company and delivering Exchange Notes to such Holders.

     If any tendered 144A Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted 144A Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders of 144A Notes who tender pursuant to the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of 144A Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The Exchange Offer shall remain open for acceptance for a period of not less than 30 days after notice is mailed to Holders (the "Exchange Period"). The
Expiration Date will be 5:00 p.m., New York City time, on             , 1997,
unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date will be the latest business day to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record Holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right (i) to delay accepting any 144A Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept 144A Notes not previously accepted if any of the conditions set forth under "-- Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

     Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     Interest on the Exchange Notes is payable semi-annually on February 1 and August 1 of each year at the rate of 8 7/8% per annum. The Exchange Notes will bear interest from August 5, 1997, the date of issuance of the 144A Notes, or the most recent interest payment date to which interest on such 144A Notes has been paid, whichever is later. Accordingly, Holders of 144A Notes that are accepted for exchange will not receive interest that is accrued but unpaid on the 144A Notes at the time of tender, but such interest will be payable in respect of the Exchange Notes delivered in exchange for such 144A Notes on the first interest payment date after the Expiration Date.

PROCEDURES FOR TENDERING

     Only a Holder of 144A Notes may tender such 144A Notes pursuant to the Exchange Offer. To tender pursuant to the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by instruction 4 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the 144A Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the 144A Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     The tender by a Holder of 144A Notes and the acceptance thereof by the Company will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF 144A NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR 144A NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT SUCH TENDER FOR SUCH HOLDERS.

     Any beneficial holder whose 144A Notes are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on such beneficial holder's behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his 144A Notes, either make appropriate arrangements to register ownership of the 144A Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the 144A Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any 144A Notes listed therein, such 144A Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the 144A Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the 144A Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any 144A Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the 144A Notes at the DTC for the purpose of facilitating the

Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the DTC may make book-entry delivery of the 144A Notes by causing the DTC to transfer such 144A Notes into the Exchange Agent's account with respect to the 144A Notes in accordance with the DTC's procedures for such transfer. Although delivery of the 144A Notes may be effected through book entry transfer into the Exchange Agent's account at the DTC, a Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the DTC does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered 144A Notes and withdrawal of the tendered 144A Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all 144A Notes not properly tendered or any 144A Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular 144A Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including, the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of 144A Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of 144A Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of 144A Notes will not be deemed to have been made until such irregularities have been cured or waived. Any 144A Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such Holder by the Exchange Agent to the tendering Holders of 144A Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their 144A Notes and (i) whose 144A Notes are not immediately available, or (ii) who cannot deliver their 144A Notes, the Letter of Transmittal or any other required documents to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date, may effect a tender if:

          a. the tender is made through an Eligible Institution;

          b. prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the 144A Notes, the certificate or registration number or numbers of such 144A Notes and the principal amount of 144A Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the 144A Notes to be tendered in proper form for transfer (or a confirmation of book-entry transfer of such 144A Notes into the Exchange Agent's account at the Depository) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          c. such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered 144A Notes in proper form for transfer (or a confirmation of book-entry transfer of such 144A Notes into the Exchange Agent's account at the Depository) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of 144A Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of 144A Notes pursuant to the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the 144A Notes to be withdrawn (the "Depositor"), (ii) identify the 144A Notes to be withdrawn (including the certificate or registration number(s) and principal amount of such 144A Notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at the DTC to be credited), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such 144A Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee (as defined herein) with respect to the 144A Notes register the transfer of such 144A Notes into the name of the Depositor withdrawing the tender, (iv) specify the name in which any such 144A Notes are to be registered, if different from that of the Depositor and (v) include a statement that such Holder is withdrawing such Holder's election to have such 144A Notes exchanged. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any 144A Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the 144A Notes so withdrawn are validly retendered. Any 144A Notes which have been tendered but which are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn 144A Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to exchange Exchange Notes for, any 144A Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such 144A Notes, if:

          (i) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

           (ii) any governmental approval has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable judgment that any of the conditions are not satisfied, the Company may (i) refuse to accept any 144A Notes and return all tendered 144A Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all 144A Notes tendered prior to the expiration of the Exchange Offer subject, however, to the rights of Holders to withdraw such 144A Notes (see "-- Withdrawals of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered 144A Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

           By Mail              By Facsimile Transmission:    By Hand or Overnight Courier:
(registered or certified mail         (617) 664-5395
        recommended):                                             State Street Bank and
                                                                      Trust Company
    State Street Bank and                                      Corporate Trust Department,
        Trust Company             To Confirm by Telephone               4th floor
 Corporate Trust Department      or for Information Call:        Two International Place
        P.O. Box 778                  (617) 664-5587                Boston, MA 02110
    Boston, MA 02102-0078

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company, and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of 144A Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or 144A Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the 144A Notes tendered, or if tendered 144A Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of 144A Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the 144A Notes, which is the aggregate principal amount of the 144A Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The cost of the Exchange Offer will be deferred and amortized over the term of the Exchange Notes.

RESALE OF THE EXCHANGE NOTES

     Under existing Commission interpretations, the Exchange Notes would, in general, be freely transferable after the Exchange Offer by any holder of such Exchange Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes acquired pursuant to the Exchange Offer are obtained in the ordinary course of such holder's business, and such holder does not intend to participate, and has no arrangement or understanding to participate in the distribution of such Exchange Notes. Any holder who tenders pursuant to the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or Morgan Stanley & Co., Incorporated (available June 5, 1991) or similar interpretive letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for 144A Notes, where such 144A Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     By tendering pursuant to the Exchange Offer, each Holder will represent to the Company, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of its business, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes and
(iii) the holder and any such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act for which such holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each holder that may be deemed an "affiliate" (as defined in Rule 405 of the Securities Act), of the Company will represent to the Company that such holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold, or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and Holders of 144A Notes who do not tender their 144A Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder that does not exchange such Holder's 144A Notes for Exchange Notes will continue to hold the untendered 144A Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The 144A Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such 144A Notes may be resold only (i) to the Company (upon redemption thereof or otherwise),
(ii) pursuant to an effective registration statement under the Securities Act,
(iii) so long as the 144A Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (vi) to an Accredited Investor in a transaction exempt from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction. See "Risk Factors -- Restrictions on Transfer."

OTHER

     Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to accept. Holders are urged to consult their financial and tax advisors in making their own decision on what action to take.

     The Company may in the future seek to acquire untendered 144A Notes, to the extent permitted by applicable law, in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any 144A Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered 144A Notes.

     In any state where the Exchange Offer does not fall under a statutory exemption to the blue sky rules, the Company has filed the appropriate registrations and notices, and has made the appropriate requests, to permit the Exchange Offer to be made in such state.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                             OF THE EXCHANGE OFFER

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Department regulations (the "Regulations") and existing administrative interpretations and court decisions. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders of the 144A Notes (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Each Holder of a 144A Note should consult his, her or its own tax advisor as to the particular tax consequences of exchanging such Holder's 144A Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

     The issuance of the Exchange Notes to Holders of the 144A Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for United States federal income tax purposes because such exchange does not represent a significant modification of the debt instruments. Consequently, no gain or loss would be recognized by Holders of the 144A Notes upon receipt of the Exchange Notes, and ownership of the Exchange Notes will be considered a continuation of ownership of the 144A Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a Holder's basis in the Exchange Notes should be the same as such Holder's basis in the 144A Notes exchanged therefor. A Holder's holding period for the Exchange Notes should include the Holder's holding period for the 144A Notes exchanged therefor. The issue price, original issue discount inclusion and other tax characteristics of the Exchange Notes should be identical to the issue price, original issue discount inclusion and other tax characteristics of the 144A Notes exchanged therefor.


     See also "Description of Certain Federal Income Tax Consequences of an Investment in the Notes."

                                USE OF PROCEEDS

     There will be no proceeds to the Company from the exchange of Notes pursuant to the Exchange Offer. The net proceeds to the Company from the offering of the 144A Notes were approximately $144.1 million. The Company used the net proceeds from the offering of the 144A Notes (i) to repay approximately $60.9 million in principal amount of senior unsecured indebtedness, including $35.0 million in principal amount of 8.54% senior notes (the "8.54% Senior Notes"), $10.9 million in principal amount of 8.13% senior notes (the "8.13% Senior Notes") and $15.0 million in principal amount of 9.48% senior notes (the "9.48% Senior Notes" and, together with the 8.54% Senior Notes and the 8.13% Senior Notes, the "Senior Notes"), approximately $0.9 million in accrued interest and related prepayment fees of approximately $5.0 million; (ii) to repay all borrowings outstanding under its revolving credit agreements of approximately $20.1 million; (iii) to repay all borrowings outstanding under notes payable to banks of approximately $15.0 million; and (iv) for general corporate purposes, including capital expenditures. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness." The amounts repaid under the Revolving Credit Agreements and notes payable to banks may be reborrowed. Pending application of the $42.2 million of net proceeds to be used for general corporate purposes, the Company has invested such proceeds in short-term, interest-bearing securities.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 21, 1997 (i) on an actual basis and (ii) as adjusted to give effect to the offering of the 144A Notes and the application of the net proceeds therefrom. See "Use of Proceeds" and the Company's Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                                                                AS OF JUNE 21, 1997
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Notes payable to banks(a)...................................    $9,500     $     --
                                                              ========     ========
Long-term liabilities, including current portion(b):
  Revolving credit agreements(c)............................   $26,000     $     --
  10.05% notes..............................................    18,709       18,709
  9.05% notes...............................................    19,449       19,449
  Mortgage notes............................................       874          874
  Capital lease obligations.................................     4,869        4,869
  Economic development bond.................................     1,957        1,957
  8.54% Senior Notes........................................    35,000           --
  8.13% Senior Notes........................................    10,909           --
  9.48% Senior Notes........................................    17,500           --
  144A Notes, net of debt discount of $1,222................        --      148,778
  7% convertible subordinated debentures due 2003...........    19,909       19,909
  Other.....................................................       761          761
                                                              --------     --------
       Total long-term liabilities..........................   155,937      215,306
Shareholders' equity(d).....................................   117,398      114,006
                                                              --------     --------
       Total capitalization.................................  $273,335     $329,312
                                                              ========     ========

---------------

(a) The Company has $20.0 million in available credit under notes payable to banks. The Company used a portion of the net proceeds of the offering of the 144A Notes to repay the notes payable to banks but such amounts may be reborrowed from time to time.
(b) For information regarding the Company's long-term liabilities, see Note C of Notes to Consolidated Financial Statements.
(c) The Company has $30.0 million in available credit under the Harris Revolving Credit Agreement and $20.0 million in available credit under the KeyBank Revolving Credit Agreement. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources" and "Description of Certain Indebtedness."
(d) Reflects approximately $3.4 million of estimated prepayment fees incurred in connection with the repayment of the Senior Notes and the write-off of deferred financing costs related thereto, net of tax benefits.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data presented below for each of the fiscal years in the five-year period ended March 29, 1997 have been derived from the Company's Consolidated Financial Statements, which have been audited by Ernst & Young LLP, independent auditors. The selected consolidated financial data for the twelve weeks ended June 21, 1997 and June 22, 1996 are derived from the Unaudited Condensed Consolidated Financial Statements of the Company included elsewhere in this Prospectus. Such Unaudited Condensed Consolidated Financial Statements, in the opinion of the Company's management, include all adjustments necessary (consisting of normal recurring accruals) for the fair presentation of the financial position and results of operations of the Company for such periods and as of such dates. Selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated and Unaudited Condensed Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                TWELVE WEEKS ENDED                           FISCAL YEAR ENDED(A)
                              -----------------------   --------------------------------------------------------------
                               JUNE 21,     JUNE 22,    MARCH 29,    MARCH 30,     APRIL 1,     APRIL 2,    MARCH 27,
                                 1997         1996         1997         1996         1995         1994         1993
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                   (IN THOUSANDS)
INCOME STATEMENT DATA:
  Sales and other
    revenues................  $  343,924   $  335,844   $1,451,730   $1,390,543   $1,303,261   $1,263,191   $1,170,398
  Cost of merchandise sold,
    including warehousing
    and transportation......     260,147      254,598    1,096,586    1,047,193      990,037      955,340      891,764
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Gross profit..............      83,777       81,246      355,144      343,350      313,224      307,851      278,634
  Selling, general and
    administrative..........      72,263       80,736      318,634      297,022      268,666      262,792      236,244
  Depreciation and
    amortization............       4,376        9,064       23,729       18,957       18,476       18,206       16,503
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Operating profit
    (loss)(b)...............       7,138       (8,554)      12,781       27,371       26,082       26,853       25,887
  Interest and debt expense
    amortization............       3,063        3,014       13,030       13,087       13,292       13,336       10,318
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income (loss) before
    income taxes and
    cumulative effect of
    changes in accounting
    principles..............       4,075      (11,568)        (249)      14,284       12,790       13,517       15,569
  Income taxes (credit).....       1,176       (4,456)          (5)       5,251        4,217        4,991        5,741
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income (loss) before
    cumulative effect of
    changes in accounting
    principles..............       2,899       (7,112)        (244)       9,033        8,573        8,526        9,828
  Cumulative effect of
    changes in accounting
    principles..............          --           --           --           --           --        1,941           --
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income (loss)(c)......      $2,899      $(7,112)       $(244)      $9,033       $8,573      $10,467       $9,828
                              ==========   ==========   ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA (AT
  PERIOD END):
  Working capital...........     $25,371      $19,088      $19,254      $18,587      $26,369      $38,450      $59,330
  Total assets..............     397,395      388,108      395,631      387,294      378,471      375,349      352,511
  Current maturities of
    long-term liabilities...       6,842        7,183        7,097        7,022        7,142        7,246        4,529
  Long-term liabilities,
    excluding current
    maturities..............     149,095      136,939      145,429      135,066      143,102      148,818      155,444
  Shareholders' equity......     117,398      111,356      115,448      118,158      114,314      109,794      101,539

                                TWELVE WEEKS ENDED                           FISCAL YEAR ENDED(A)
                              -----------------------   --------------------------------------------------------------
                               JUNE 21,     JUNE 22,    MARCH 29,    MARCH 30,     APRIL 1,     APRIL 2,    MARCH 27,
                                 1997         1996         1997         1996         1995         1994         1993
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                   (IN THOUSANDS)
OTHER FINANCIAL DATA:
  Cash flows provided by (used for):
    Operating activities....  $     (528)  $    4,547   $   30,392   $   27,096   $   35,199   $   36,283   $   34,071
    Investing activities....      (3,429)      (7,006)     (33,167)     (25,088)     (34,575)     (50,137)     (29,551)
    Financing activities....       1,230        1,090        2,482       (4,552)      (9,370)      (2,563)      26,835
  EBITDA, as adjusted(d)....      12,641       10,457       52,062       54,145       53,964       52,962       50,197
  Depreciation and
    amortization(e).........       5,372       10,193       28,903       24,276       24,713       24,416       21,234
  Capital expenditures......       2,577        7,349       33,594       22,736       30,607       44,322       26,221
  Ratio of EBITDA, as
    adjusted, to interest
    expense.................        4.13x        3.47x        4.00x        4.14x        4.06x        3.97x        4.86x
  Ratio of total debt to
    EBITDA, as adjusted.....       12.34x       13.78x        2.93x        2.62x        2.78x        2.95x        3.19x
  Ratio of earnings to fixed
    charges(f)..............        1.88x         .78x        1.60x        1.82x        1.77x        1.77x        2.06x

---------------

(a) Fiscal year operating results include 52 weeks for each year except fiscal 1994, which includes 53 weeks.
(b) Reflects a non-cash charge of $7.5 million in the first quarter of fiscal 1997 upon the adoption of FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," a $2.4 million charge from the decision to curtail the accrual of benefits under the Company's qualified defined benefit pension plan and $2.8 million from reorganization and other charges.
(c) Reflects an increase in net income of $1.9 million in fiscal 1994 as a result of an increase of $3.6 million from the adoption of FAS 109, "Accounting for Income Taxes," partially offset by the recognition of a $1.7 million (net of tax benefit) accrued benefit obligation as a result of the adoption of FAS 106, "Employers Accounting for Postretirement Benefits Other than Pensions."
(d) EBITDA, as adjusted is defined as income (loss) before interest expense, income taxes, depreciation and amortization, extraordinary items, LIFO provision and non-recurring charges, including the effects of the adoption of FAS 121, the curtailment of the accrual of pension benefits and other reorganization charges. EBITDA is a measure commonly used in the Company's industry and is presented to assist in understanding the Company's operating results. EBITDA should not be considered an alternative measure of the Company's net income (loss), operating performance, cash flow or liquidity. It is included herein because management believes it is useful and provides additional information related to the Company's ability to service and incur debt.
(e) Includes costs recorded in selling, general and administrative expenses primarily relating to amortization of certain other assets and excludes debt expense amortization.
(f) For purposes of computing the ratios, earnings represent income (loss) before income taxes, the cumulative effect of accounting changes plus fixed charges. Fixed charges represent interest expense and that portion of rent expense under all lease commitments deemed to represent an appropriate interest factor.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     Results of operations for interim periods do not necessarily reflect the results that may be expected for the fiscal year ending March 28, 1998.

     The following table sets forth certain income statement components, expressed as a percentage of sales and other revenues:

                                        TWELVE WEEKS ENDED             FISCAL YEAR ENDED
                                      ----------------------   ----------------------------------
                                      JUNE 21,     JUNE 22,    MARCH 29,    MARCH 30,    APRIL 1,
                                        1997         1996        1997         1996         1995
                                      ---------    ---------   ---------    ---------    --------
Supermarkets......................       68.1%        69.0%       68.9%        70.6%       71.8%
Village Pantry stores.............       12.3         13.1        12.6         12.5        13.1
CSDC..............................       17.7         16.3        16.7         15.4        14.8
Other.............................        1.9          1.6         1.8          1.5         0.3
                                        -----        -----       -----        -----       -----
Sales and other revenues..........      100.0%       100.0%      100.0%       100.0%      100.0%
                                        =====        =====       =====        =====       =====
Gross profit......................       24.4%        24.2%       24.5%        24.7%       24.0%
Selling, general and
  administrative..................       21.0         24.0        21.9         21.4        20.6
Depreciation and amortization.....        1.3          2.7         1.6          1.4         1.4
Operating profit (loss)...........        2.1         (2.5)        0.9          2.0         2.0

SALES AND OTHER REVENUES

     Consolidated sales and other revenues of $343.9 million increased $8.1 million, or 2.4%, in the first quarter of fiscal 1998 ended June 21, 1997 from the first quarter of fiscal 1997 ended June 22, 1996. The first quarter of fiscal 1997 included the Easter holiday. The first quarter of fiscal 1998 did not include the Easter holiday which negatively impacted sales and other revenues during the quarter. Supermarket revenues increased $2.0 million, convenience wholesale (CSDC) revenues increased $800,000, while Village Pantry revenues decreased $1.6 million. Retail sales (excluding fuel sales) increased 0.7% for the quarter. Sales in comparable supermarkets and convenience stores (including replacement stores and format conversions) increased 0.2% from the first quarter of fiscal 1997. Comparable store sales is a customary measure used by retailers to eliminate the effect of new and closed stores from the sales change measure. As such, it measures the sales change in stores open during the periods under comparison. The Company believes that sales in comparable supermarkets and convenience stores is useful in analyzing the sales performance of stores.

     Consolidated sales and other revenues of $1,451.7 million increased $61.2 million, or 4.4%, in fiscal 1997 from fiscal 1996. Consolidated sales and other revenues for fiscal 1997 include gains from sales of real estate of $1.8 million, compared to $2.8 million from sales of real estate in fiscal 1996. Approximately $20.1 million of the increase was from supermarkets, $9.5 million from Village Pantry, $28.6 million from CSDC and $4.9 million from Crystal Food Services. Retail sales (excluding fuel sales) increased 2.3%. Sales in comparable stores (including replacement supermarkets and convenience stores and format conversions) in fiscal 1997 increased 0.8% from fiscal 1996. Low rates of food price inflation and competitive activity constrained comparable stores sales growth. The revenue increase in supermarkets was due principally to new stores opened since July 1995. The increase in Village Pantry revenues was primarily in stores open both full years. The increase in CSDC resulted from the addition of new customers and volume increases from existing customers. At the end of fiscal 1997, CSDC served over 1,400 nonrelated stores, compared to 1,360 at the end of fiscal 1996. The increase in Crystal Food Services sales and other revenues is attributable to the addition of two major venues and five lesser venues, as well as increases at existing service sites.

     In fiscal 1996, revenues increased $87.3 million, or 6.7%, from fiscal 1995. The supermarket, Village Pantry, CSDC and Crystal Food Services operations increased revenues compared to fiscal 1995 by $45.5 million, $3.6 million, $22.0 million and $14.5 million, respectively. The revenue increases in supermarkets and

Village Pantry were due principally to stores opened in fiscal 1996. CSDC sales increased due to new customers and volume increases from existing customers. The increase in food service sales and other revenues was attributable to the acquisitions of Crystal Catering in January 1995, and Martz in May 1995. Excluding fuel sales, retail sales in comparable stores improved 1.1% in fiscal 1996 from fiscal 1995.

     Comparable store sales in the fourth quarter of fiscal 1997 improved 2.1% over the same quarter of fiscal 1996, the best quarterly performance of this measure in three years. With the pace of new competitive openings slowing, the Company believes that current marketing and merchandising programs are positioned to achieve improvement in the comparable store sales trend.

GROSS PROFIT

     Gross profit is calculated net of warehousing, transportation and promotional expenses. In the first quarter of fiscal 1998, gross profit of $83.8 million increased $2.5 million, or 3.1%, from the prior year quarter. As a percentage of revenues, gross profit increased 0.2% to 24.4%. The increase, as a percent of revenues, was primarily attributable to a higher margin rate in Crystal Food Services combined with lower warehouse and delivery costs (as a percent of revenues). Supermarkets and Village Pantry showed improved margin rates, while CSDC's margin rate declined.

     In fiscal 1997, gross profit was $355.1 million, an increase of $11.8 million, or 3.4%, compared to fiscal 1996. The increase was attributable to improvements of $7.6 million in supermarkets, $1.4 million in Village Pantry, $287,000 in CSDC and $3.6 million in Crystal Food Services. Expressed as a percentage of revenues, consolidated gross profit was 24.5% in fiscal 1997, a decrease of 0.2% from 24.7% in fiscal 1996. The decrease was primarily due to increases in fuel sales by Village Pantry and wholesale sales of CSDC, which have gross profit margins significantly lower than the average of the Company's other operations. Supermarket and Crystal Food Services margin percent to sales improved in fiscal 1997, while Village Pantry and CSDC margin percent to sales declined slightly, due to higher sales of fuel and cigarettes, respectively, at margin rates lower than food products.

     In fiscal 1996, consolidated gross profit increased $30.1 million, or 9.6%, from the previous year. Expressed as a percentage of revenues, consolidated gross profit was 24.7% in 1996 and 24.0% in fiscal 1995. The 0.7% improvement was primarily attributable to a five-fold increase in sales of Crystal Food Services, related to the aforementioned acquisitions, which have gross profit margins significantly higher than the average of the Company's other operations. The Crystal Food Services increase was accompanied by improvements in supermarket and CSDC margins. Gains in these margins more than offset a decline in Village Pantry, resulting from a disproportionate increase in fuel sales, which have a lower margin rate than food products, accompanied by decreased fuel margins in the second half of fiscal 1996.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses were $72.3 million in the first quarter of fiscal 1998, a decrease of $8.5 million from the first quarter of fiscal 1997. As a percentage of revenues, selling, general and administrative expenses decreased to 21.0% from 24.0% in the comparable quarter of 1997. The decrease was due to specific expenses reduced in the first quarter of 1998, combined with first quarter fiscal 1997 charges not normally recurring. First quarter 1998 store operating costs increased $1.3 million, but were more than offset by a decline of $1.4 million in advertising outlays, a $0.9 million decrease in casualty and workers compensation losses, and a $0.8 million reduction in state gross receipts tax. The first quarter 1997 charges not normally recurring included $2.6 million in FAS 121 charges related to future lease obligations and write-down of land values for impaired stores, $2.4 million from the decision to curtail the accrual of benefits under the Company's qualified defined benefit pension plan and $1.3 million for reorganization expenses for recruiting and relocation of certain personnel hired during the first quarter, consulting fees and the decision to sever certain employees. In addition, a $0.5 million charge to merchandising allowances related to a supplier contract, and $0.3 million in management compensation payments made in lieu of wage increases were expensed. Wage expense in stores open both quarters, excluding supermarket conversions to the LoBill format, decreased 1.3% from the first quarter of fiscal 1997. The Company implemented labor productivity changes in the current year aimed at reducing recent increases in wage costs, while continuing to maintain high customer service levels.

     Selling, general and administrative expenses in fiscal 1997, compared to fiscal 1996, increased $21.6 million, or 7.3%, to $318.6 million. Expressed as a percentage of revenues, selling, general and administrative expenses increased 0.5% to 21.9% in fiscal 1997, from 21.4% in fiscal 1996. This compared to a 0.8% increase in fiscal 1996 from fiscal 1995. The increased expenses were primarily attributable to increases of $17.1 million in supermarkets, $1.9 million in Village Pantry and $3.2 million in Crystal Food Services. The increase in supermarket expenses was primarily attributable to selling expenses in stores opened since July 1995 and charges not normally recurring, including: $2.6 million of FAS 121 charges related to future lease obligations and the write-down of land values for stores impaired due to competitive openings since May 1994; $2.4 million from the decision to curtail the accrual of benefits under the Company's qualified defined benefit pension plan; $1.3 million for reorganization expenses primarily related to personnel expenses for recruiting and relocation, as well as expenses related to internal management; and $1.5 million primarily related to adjustments in merchandising allowances and payments to employees in lieu of wage increases. The reorganization expenses were designed to make the Company more merchandising focused and to improve further the Company's prepared foods programs.

     Wages in identical stores increased 2.1% in fiscal 1997 from fiscal 1996, following a 1.6% increase in fiscal 1996 from fiscal 1995. A tight labor market resulted in a shift to more full-time employees, wage increases and increased overtime. Retailers generally offset wage increases with higher gross margin rates, higher same store sales, and productivity gains. The Company expects a tight labor market to continue, but implemented labor productivity changes in fiscal 1997 aimed at reducing the recent increases in wage costs, while continuing to maintain high customer service levels. The Company also expects improvements in gross margin rates and same store sales, further offsetting wage cost increases.

     Selling, general and administrative expenses in fiscal 1996, compared to fiscal 1995, increased $28.4 million, or 10.6%, to $297.0 million. The increased expenses were primarily attributable to increases of $18.0 million in supermarkets, $2.0 million in Village Pantry and $8.9 million in Crystal Food Services. The increase in supermarkets resulted primarily from increases in occupancy expenses related to stores opened during fiscal 1995 and fiscal 1996, retail wages and related expenses, and advertising and promotional expenses.

DEPRECIATION AND AMORTIZATION EXPENSE

     Depreciation and amortization expense for the first quarter of fiscal 1998 was $4.4 million, compared to $9.1 million in 1997 that included $4.9 million in FAS 121 charges primarily related to the write-down of eight supermarkets and 12 convenience stores. As a percentage of revenues, depreciation and amortization expense was 1.3% for the first quarter of fiscal 1998, compared to 2.7% for the first quarter of fiscal 1997.

     Depreciation and amortization expense increased $4.8 million from fiscal 1996 to $23.7 million in fiscal 1997, and included $4.9 million in FAS 121 charges primarily related to the adjustment of building and equipment carrying costs of eight supermarkets and 12 convenience stores.

     Depreciation and amortization expense for fiscal 1996 increased $481,000 from fiscal 1995 due primarily to opening new stores. Expressed as a percentage of revenues, depreciation and amortization expense was 1.6% for fiscal 1997, compared to 1.4% for both fiscal 1996 and fiscal 1995.

OPERATING PROFIT

     Operating profit was $7.1 million, or 2.1% of revenues, for the first quarter of fiscal 1998 compared to an operating loss of $8.6 million in the first quarter of fiscal 1997. The $2.5 million improvement in gross profit, combined with lower selling, general and administrative expenses in the first quarter of fiscal 1998 and the previously discussed 1997 charges not normally recurring reflected in selling, general and administrative expenses, and depreciation and amortization, accounted for the operating profit improvement.

     Operating profit (earnings from continuing operations before interest and taxes) was $12.8 million, or 0.9%, of consolidated revenues for fiscal 1997, compared to $27.4 million, or 2.0%, in fiscal 1996. The gross profit increase of $11.8 million was more than offset by increases of $21.6 million in selling, general and administrative expenses and $4.8 million in depreciation and amortization expense. Selling, general and administrative expenses were impacted by the FAS 121 and other charges not normally recurring, as previously discussed.

     As a percentage of revenues, operating profit was 2.0% in fiscal 1996 and fiscal 1995. Operating profit increased 4.9% in fiscal 1996 from fiscal 1995 as improved gross profit exceeded increases in operating expenses.

     After the end of fiscal 1997, the Company restructured its retail operating units to compete more effectively in the capital markets. The Company believes that the restructuring will reduce certain expenses approximately $3.0 million annually.

INTEREST EXPENSE

     Interest expense in the first quarter of fiscal 1998 was $3.1 million, compared to $3.0 million in the first quarter of fiscal 1997. The increase resulted from slightly higher debt principal balances in the current year quarter. Interest expense was $13.0 million in fiscal 1997, compared to $13.1 million in fiscal 1996. Lower interest costs were essentially offset by a lower level of capitalized construction interest. Interest expense in fiscal 1996 decreased $205,000 as a result of lower debt principal amounts and an increased level of capitalized construction interest.

INCOME TAXES

     For the quarter ended June 21, 1997, the effective income tax rate was 28.9% compared to 38.5% for the prior year quarter. The first quarter fiscal 1998 effective rate is based on the overall expected rate for fiscal 1998, and is lower than the statutory rate due to contributions, tax credits and an anticipated state tax loss carryback resulting from restructuring the Company's supermarket and Village Pantry operations. The effective income tax rate for fiscal 1997 is not meaningful; the effective income tax rate was 36.8% in fiscal 1996 and 33.0% in fiscal 1995. Income tax expense (credit) was ($5,000) in fiscal 1997, $5.3 million in fiscal 1996 and $4.2 million in fiscal 1995. The fiscal 1997 decrease in tax expense was essentially due to lower pre-tax earnings. The fiscal 1996 effective rate increase resulted from a dramatic decrease in Targeted Jobs Tax Credits and a decreased level of charitable donations as compared to fiscal 1995. The benefit of Targeted Jobs Tax Credits was significantly less in fiscal 1996, since the credit expired for employees hired after December 31, 1994.

NET INCOME (LOSS)

     Net income for the quarter ended June 21, 1997 was $2.9 million, or 0.8% of revenue, compared to a net loss of $7.1 million, or (negative) 2.1% of revenue, for the twelve weeks ended June 22, 1996. Net loss for fiscal 1997 was $244,000, compared to net income of $9.0 million, or 0.6% of revenues, for fiscal 1996. Supermarket and Village Pantry net income declined as a result of the FAS 121 charges and other charges not normally recurring taken in fiscal 1997. Net income improved in Crystal Food Services, but declined slightly in CSDC for fiscal 1997.

     Net income for fiscal 1996 of $9.0 million improved from $8.6 million in fiscal 1995. Fiscal 1996 benefited from the sale of surplus real estate and marketable securities and a favorable LIFO adjustment. Supermarket and Village Pantry earnings were lower than the prior fiscal year, while CSDC and Crystal Food Services earnings increased.

OTHER

     In the retail food industry, changes in product cost generally result in higher or lower retail prices with gross margin percentages remaining relatively stable. Periods of very moderate food price inflation or price deflation tend to affect operating results adversely since revenues are reduced while inflationary increases continue in certain expense categories. Through the use of the LIFO inventory costing method, current costs are reflected in the cost of merchandise sold.

CAPITAL EXPENDITURES

     Capital expenditures and major capital projects completed during the historical periods indicated consisted of:

                                                TWELVE WEEKS
                                                   ENDING                 FISCAL YEAR ENDED
                                            --------------------   --------------------------------
                                            JUNE 21,   JUNE 22,    MARCH 29,   MARCH 30,   APRIL 1,
                                              1997       1996        1997        1996        1995
                                            --------   ---------   ---------   ---------   --------
Capital expenditures (in millions)........    $2.6       $7.3        $33.6       $22.7      $30.6
Supermarkets:
  New/acquired stores.....................     1          0            1           3          1
  Closed stores...........................     0          0            3           1          0
  Major remodels/expansions...............     1          1            3           4          0
Convenience stores:
  New/acquired stores.....................     0          1            3           1          5
  Closed stores...........................     0          1            2           1          1

     All years include land acquisitions for future store development.

     During the first quarter of fiscal 1998, the following stores were opened, remodeled or were under construction:

TYPE          CATEGORY   SQUARE FEET       LOCATION            STATUS
----          --------   -----------       --------            ------
Supermarket  Remodel       75,000      Westfield, IN     Under construction
Supermarket  Remodel       80,000      Fishers, IN       Under construction
LoBill       New           42,000      Hamilton, OH      Open
LoBill       Conversion    23,000      Connersville, IN  Open

     For fiscal 1998, the Company plans to open one LoBill supermarket and five new convenience stores and acquire several sites for future development. Additionally, the Company plans to upgrade supermarket front-end systems and scale equipment, and implement new generation inventory procurement/distribution software. Also, in fiscal 1998, additional Village Pantry stores will offer Shell brand gasoline with Shell Oil Company providing the capital for upgrading existing fuel operations at these stores. The cost to the Company of these projects and other capital commitments is estimated to be approximately $25 million.

     During fiscal 1997, the Company opened the following stores:

                          APPROXIMATE
                            SQUARE
TYPE          CATEGORY       FEET            LOCATION           OPENED
----         -----------  -----------   ------------------  --------------
Supermarket  Replacement    65,000      Muncie, IN            Nov. 8, 1996
LoBill       Conversion     32,000      Indianapolis, IN      Apr. 1, 1996
LoBill       Conversion     22,000      Portland, IN         Jul. 26, 1996
LoBill       Conversion     17,000      Union City, OH       Jul. 26, 1996
Convenience  New             4,500      Cambridge City, IN   Jun. 13, 1996
Convenience  New             4,500      Albany, IN           Jul. 11, 1996
Convenience  New             4,500      Frankfort, IN        Oct. 25, 1996

     During fiscal 1996, the Company opened the following stores:

                          APPROXIMATE
                            SQUARE
TYPE          CATEGORY       FEET           LOCATION         OPENED
----         -----------  -----------   ----------------  -------------
Superstore   New            81,000      Lafayette, IN     Jul. 25, 1995
Supermarket  Replacement    60,000      Muncie, IN         Aug. 3, 1995
Supermarket  New            57,000      Indianapolis, IN   Nov. 3, 1995
LoBill       Conversion     26,000      Anderson, IN       Apr. 6, 1995
LoBill       Conversion     27,000      Muncie, IN         Apr. 6, 1995
LoBill       Conversion     39,000      Anderson, IN        May 1, 1995
LoBill       Conversion     22,000      Indianapolis, IN  Sep. 26, 1995
Convenience  New             4,600      Muncie, IN        Jun. 29, 1995

     In addition to these projects, the Company increased the perishable warehouse facility square footage in Yorktown, Indiana to 191,000 square feet from 124,000 square feet and constructed a central kitchen in an existing storeroom in Noblesville, Indiana. In fiscal 1996, the Company purchased the assets of Martz for $1.0 million in cash and the issuance of 43,416 shares of Class B Common Stock. In fiscal 1995, the Company purchased the assets of Crystal Catering, the largest caterer in Indianapolis, and its affiliated companies for $4.8 million. An additional $900,000 of purchase price is contingent upon the cumulative performance of Crystal Food Services for 1996 through 1998.

     The Company's plans with respect to store construction, expansion, conversion and remodeling may be revised in light of changing conditions, such as competitive influences, its ability to negotiate successfully site acquisitions or leases, zoning limitations and other governmental regulations. The timing of projects is subject to normal construction and other delays. It is possible that projects described above may not commence, others may be added, and a portion of planned expenditures with respect to projects commenced during the current fiscal year may carry over to the subsequent fiscal year.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash used for operating activities was $0.5 million for the first quarter of fiscal 1998, compared to $4.5 million net cash provided by operating activities for the first quarter of fiscal 1997. The significant changes in working capital were a $2.7 million decrease in cash and equivalents, a $6.2 million increase in inventory and a $2.9 million decrease in accrued liabilities. The decrease in cash and the increase in inventory were due to replenishment of warehouse stock levels depleted prior to fiscal 1997 year end, and the decrease in accrued liabilities resulted primarily from the payment of real and personal property taxes, annual store management incentive payments and vacation wages.

     Net cash provided by operating activities during fiscal 1997 was $30.4 million. This was a $3.3 million, or 12.2%, increase from the $27.1 million reported for fiscal 1996. The most significant changes in working capital were a $1.8 million increase in accounts receivable, a $1.5 million decrease in inventory and a $5.9 million increase in accounts payable and accrued expenses. The increase in accounts receivable was largely attributable to increased sales by CSDC to credit customers. The inventory decrease was attributable to reduced carrying levels of cigarettes. The increase in accounts payable and accrued expenses was attributable to increases in accrued wages and fringe benefits, merchandising promotional costs, workers compensation reserves and other accrued expenses.

     Net cash used for investing activities during fiscal 1997 was $33.2 million, an $8.1 million increase over fiscal 1996. For fiscal 1997, investing activities consisted of $29.8 million in expenditures for acquisition of property, equipment and land for expansion, net of dispositions, and $3.4 million in other investing activities (primarily acquisition of rental video tapes to be amortized over two years). The Company's capital requirements are traditionally financed through internally generated funds, long-term borrowings and lease financings, including capital and operating leases. The Company anticipates continued access to such financing sources.

     The Company has historically paid quarterly dividends on its outstanding shares of Common Stock. Dividend payments totaled approximately $0.9 million during the first quarter of fiscal 1998 and approximately $3.7 million during each of fiscal 1997, 1996 and 1995. The Indenture governing the Notes and the Revolving Credit Agreements generally permits the Company to pay dividends, subject to certain limitations. The Company has historically funded its payments of dividends through internally generated cash flow.

     In fiscal 1994 the board of directors of the Company authorized a stock repurchase program in which the Company was authorized to acquire from time to time in the open market or private purchases up to $2.0 million of the Company's common stock at up to $14.00 per share. In fiscal 1995 this program was increased to up to $4.0 million of the Company common stock. As of June 21, 1997, the Company had repurchased approximately $2.1 million of the Company's common stock.

     The Company generally does not engage in derivatives activity or purchase interest rate or currency hedge agreements. However, there can be no assurance that the Company will not do so in the future or as to the materiality of any such activity.

     The Company is subject to various federal, state and local environmental laws and regulations in the jurisdictions in which it operates. Although it is difficult to predict future environmental costs, the Company does not anticipate any material adverse effect as a result of future costs of environmental compliance. The Company is aware of the existence of petroleum contamination at 21 Village Pantry locations and has commenced remediation at each of these sites. The cost of remediation is not expected to be material to the Company's results of operations. See "Risk Factors -- Risk of Environmental Liability."

     At June 21, 1997, the Company's long-term debt and capital lease obligations excluding current maturities amounted to $149.1 million, compared to $136.9 million at June 22, 1996. Of the total long-term debt and capital lease obligations at June 21, 1997, 82% were at fixed rates of interest averaging 8.7%, and 18% were at fluctuating rates averaging 6.1%. At June 22, 1996, fixed rate obligations comprised 94% of long-term debt and capital lease obligations were at an average interest rate of 8.8%; the remaining 6% were at fluctuating rates averaging 6.1%.

     The Company used a portion of the net proceeds from the offering of the 144A Notes to repay $63.4 million in principal amount of the Senior Notes and related prepayment fees. See "Use of Proceeds" and "Description of Certain Indebtedness." In connection with the offering of the 144A Notes, the Company entered into the Harris Revolving Credit Agreement which provides $30.0 million of financing and amended the $20.0 million KeyBank Revolving Credit Agreement. In addition, the Company has $20.0 million of available borrowings under notes payable to banks. At June 21, 1997, $26.0 million was outstanding under the Revolving Credit Agreements at a weighted average interest rate of 6.075% and $9.5 million was outstanding under notes payable to banks at a weighted average interest rate of 6.02%.

     The Company expects to continue to have significant liquidity requirements. In addition to working capital needs and capital expenditures, the Company will have increased cash requirements for debt service. The Company believes that the remaining net proceeds from the offering of the 144A Notes, borrowings under the Revolving Credit Agreements and notes payable to banks, cash flows from operating activities and lease financings will be adequate to meet the Company's working capital needs, planned capital expenditures and debt service obligations for the foreseeable future. As the Company's debt matures, the Company may need to refinance such debt. There can be no assurance that such debt will be refinanced, or, if so, whether it will be refinanced on terms favorable to the Company.

QUARTERLY RESULTS AND SEASONALITY

     Set forth below is certain summary information with respect to the Company's operations for the most recent nine fiscal quarters. Historically, the Company's supermarket sales are subject to some seasonal fluctuation, typical to its industry. Traditionally, higher sales occur during the third quarter holiday season, and lower sales occur in the warm weather months of the second quarter. Convenience store sales traditionally peak in the summer months. Each of the fiscal quarters consists of 12 weeks, except for the second quarter which consists of 16 weeks.

                           FISCAL 1998                  FISCAL 1997                                   FISCAL 1996
                           -----------   -----------------------------------------     -----------------------------------------
                              FIRST       FOURTH     THIRD      SECOND     FIRST        FOURTH     THIRD      SECOND     FIRST
                             QUARTER     QUARTER    QUARTER    QUARTER    QUARTER      QUARTER    QUARTER    QUARTER    QUARTER
                           -----------   --------   --------   --------   --------     --------   --------   --------   --------
                                                                      (IN THOUSANDS)
Sales and other
  revenues...............   $343,924     $328,671   $338,116   $449,099   $335,844     $316,022   $329,275   $425,781   $319,465
Gross profit.............     83,777       82,565     82,153    109,180     81,246       79,884     79,685    105,037     78,744
Operating profit
  (loss).................      7,138        6,931      6,301      8,103     (8,554)(a)    6,005      6,027      7,367      7,972
Interest and debt expense
  amortization...........      3,063        3,200      2,992      3,824      3,014        3,084      3,099      3,854      3,050
Net income (loss)........      2,899        2,123      2,006      2,739     (7,112)       1,854      1,813      2,231      3,135

---------------

(a) Reflects a pre-tax charge to earnings of $7.5 million in the first quarter of fiscal 1997 upon the adoption of FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," a $2.4 million charge from the decision to curtail the accrual of benefits under the Company's qualified defined benefit pension plan and $2.8 million from reorganization and other non-recurring charges.

ACCOUNTING PRONOUNCEMENTS

     The Company adopted FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of fiscal 1997. The statement establishes accounting standards for recognizing and measuring the impairment of long-lived assets, and requires the carrying amount of any impaired assets be reduced to fair value. The adoption of this standard resulted in a charge to earnings of $4.6 million, net of tax, in the first quarter of fiscal 1997, and is more fully discussed in Note A of Notes to the Consolidated Financial Statements. The Company expects prospective earnings to improve approximately $900,000 annually ($565,000 after tax, or $.06 per fully diluted share) as a result of adopting FAS 121.

     In October 1995, FAS 123, "Accounting for Stock Based Compensation" was issued. This statement defines a fair value based method of accounting for stock and stock options issued to compensate employees and others. However, FAS 123 allows companies to continue using existing methods for recognizing the expense of these plans if they provide pro forma disclosures in the financial statements and earnings per share using the fair value method prescribed in the statement. The Company intends to follow the current accounting approach and the prescribed disclosures are included in Note H of Notes to Consolidated Financial Statements. FAS 123 had no impact on the Company's fiscal 1997 consolidated financial position or results of operations.

     In February 1997, FAS 128, "Earnings per Share" was issued, which is required to be adopted for both interim and annual financial statements ending after December 15, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of FAS 128 on the calculation of both primary and fully diluted earnings per share for fiscal years 1997 and 1996 is not expected to be material.

                                    BUSINESS

GENERAL

     The Company is a leading regional retailer and distributor of food products and services operating in Indiana and western Ohio. The Company operates 89 Marsh and LoBill supermarkets and 182 Village Pantry convenience stores. Through CSDC, the Company distributes a broad range of products to its Village Pantry stores and approximately 1,400 unaffiliated convenience stores in a 10 state area. Through Crystal Food Services, the Company provides a broad range of other food services, including catering, concession services, vending and cafeteria management. During fiscal 1997, the Company had consolidated sales and other revenues and EBITDA of $1.5 billion and $52.1 million, respectively.

     The Company operates 73 full-service supermarkets under the "Marsh" name and 16 value-oriented supermarkets under the "LoBill" name. Since commencing operations in 1931, the Company has developed a modern store base with many prime locations, strong brand name recognition and a reputation for superior quality and service. In the Indianapolis area, the Company's supermarkets have a 30% market share. Marsh supermarkets feature an extensive line of traditional grocery items as well as a broad array of service and specialty departments including delicatessens, bakeries, prepared foods, prime cut meats, fresh seafood, floral and video rental. LoBill supermarkets target the price conscious shopper by emphasizing every day low prices and a value-oriented product mix, including products sold under the Company's "Marsh" and "Yorktown" labels. The complementary Marsh and LoBill supermarket formats allow the Company to maximize its operating flexibility by tailoring stores to the demographics of individual locations. The Company's Marsh and LoBill supermarkets average approximately 40,000 and 27,000 square feet, respectively, and during fiscal 1997, had average weekly revenues per store of $232,400 and $113,700, respectively. During fiscal 1997, supermarket operations accounted for 68.9% of consolidated sales and other revenues.

     Village Pantry stores offer a broad selection of grocery, bakery, dairy and delicatessen items, including freshly prepared coffee, pastry products, sandwiches and other food products prepared daily on site. Approximately 57% of the Company's convenience stores offer petroleum products. Recently, the Company entered into an agreement with Shell Oil Company to offer Shell brand gasoline in certain stores. Village Pantry stores currently average approximately 2,800 square feet. However, over the past several years, the Company has focused on developing larger Village Pantry stores with approximately 4,500 square feet which offer a broader variety of products prepared daily and sit-down eating areas. During fiscal 1997, larger Village Pantry stores (in excess of 3,500 square feet) experienced 6.7% growth in average weekly revenues per store compared to 2.7% growth in smaller Village Pantry stores. Village Pantry operations accounted for 12.6% of consolidated sales and other revenues in fiscal 1997.

     CSDC distributes over 9,500 products, including tobacco products, groceries, snack items, housewares and health and beauty care products to Village Pantry stores and approximately 1,400 unaffiliated convenience stores in a 10 state area. CSDC distributes products from a 210,000 square foot warehouse and distribution facility in Richmond, Indiana. The Company believes that the distribution of products to Village Pantry and unaffiliated stores results in efficiencies in purchasing and distribution. Crystal Food Services provides exclusive catering services at 10 banquet facilities located in the Indianapolis market and special event catering at a number of venues, including the Indianapolis Motor Speedway, the RCA Tennis Championships, the Horizon Convention Center and the Indiana State Fairgrounds Event Center. Crystal Food Services also provides concession services, cafeteria management and vending services. During fiscal 1997, CSDC and Crystal Food Services accounted for 16.7% and 1.6% of consolidated sales and other revenues, respectively.

BUSINESS STRENGTHS

     The Company believes it is well-positioned to build upon its historical success by capitalizing on its competitive strengths, including the following:

     Leading Market Position. Each of the Company's divisions is a leading provider of products and services in its market area. The Company operates more supermarkets in Indianapolis and the surrounding 13 counties than any of its competitors. The Company's supermarkets have a 30% market share in the

Indianapolis area and have been able to maintain their market share despite the entry of a substantial competitor and the opening of 28 stores by competitors in the last two fiscal years. Village Pantry operates the largest number of convenience stores operated by any chain in the Company's market area. According to industry sources, CSDC ranks fourteenth nationally among the largest wholesale distributors of products to convenience stores, and the Company believes CSDC is one of the leading distributors to convenience stores in its market area. Crystal Food Services is the largest provider of catering services in the Indianapolis area.

     Diversified Food Service Retailer and Distributor. Since 1931, the Company has evolved into a diversified retailer and distributor of food products and services through the strategic development of its convenience store, distribution and catering businesses. This diversification has enabled the Company to (i) increase its purchasing power and distribution efficiencies, (ii) increase the number of higher margin products and services offered in its supermarkets and convenience stores, such as prepared foods and home meal replacement items, and (iii) supplement its supermarket revenues.

     Reputation for Quality and Customer Service. The Company has established a reputation as a provider of superior quality and service to its customers, resulting in strong brand name recognition and customer loyalty. The Company strives to deliver superior customer service and satisfaction by using targeted departmental staffing in its full-service specialty departments and by offering customer service "guarantees" such as opening a new checkout line if more than three customers are in a single checkout line. The Company has been a leader in conducting consumer surveys to determine customer tastes and preferences and in implementing innovations designed to improve customer service. The Company was the first supermarket chain to scan the UPC code using electronic scanning checkout systems and, in the 1960's, the Company began accepting credit cards as a means of payment. All of the Company's supermarkets and convenience stores are open seven days a week, and most are open 24 hours a day.

     Strong Operating Efficiencies due to Geographic Concentration. All of the Company's supermarkets and convenience stores are located in Indiana and western Ohio, substantially all of which are located within 150 miles of the Company's headquarters. The Company believes that the close proximity of its warehouse, distribution and headquarters facilities to its supermarkets and convenience stores results in more efficient management supervision of the Company's operations, increased speed of delivery and lower distribution and transportation costs. Approximately 80% of food deliveries to the Company's supermarkets are 80 miles or less. The Company also benefits from advertising efficiencies as the Indianapolis television market covers approximately 80% of the Company's stores. All of the stores which the Company expects to open in the next two fiscal years will be within 150 miles of the Company's headquarters.

     Prime Real Estate Locations. The Company's 66 years of operation in the Indianapolis area have allowed it to establish prime store locations in urban and suburban areas which the Company believes would be difficult for a competitor to replicate.

     Experienced Management Team. The Company's management has substantial experience in each of its operating divisions. The Company's President and the principal operating officers of the Company's supermarket, Village Pantry, CSDC and Crystal Food Services operations have on average more than 25 years of experience with the Company. The Company believes that this experience has been invaluable in successfully implementing the Company's business strategy during a period of intense competition. The Company's directors and executive officers own beneficially an aggregate of 21.4% of the Company's Class A Common Stock and 18.6% of the Company's Class B Common Stock.

BUSINESS STRATEGY

     The Company's strategic objective is to enhance its position as a leading regional food service retailer and distributor of food products by (i) expanding its business through new store openings, margin expansion, new products and services, and comparable store sales growth, and (ii) evaluating acquisition opportunities.

     Development of Larger Stores. The Company believes the development of larger Marsh supermarkets, which provide customers with a broad array of services and specialty departments in addition to traditional grocery items, enhances margins and increases customer traffic and loyalty. The Company has been a leader in broadening the scope of specialty products and services provided in its supermarkets, such as prepared foods and home meal replacement items, which are geared toward the increasing convenience orientation of customers. The Company expects to devote a greater proportion of new and remodeled stores to such specialty departments. During fiscal 1998 and 1999, the Company expects to open three Marsh and two LoBill supermarkets and 15 Village Pantry stores. The Company expects to focus future development of Marsh supermarkets on food and drug combination stores of approximately 55,000 to 75,000 square feet, approximately 5,000 square feet of which is devoted to warehouse-type merchandising of bulk pack merchandise. The Company's development of Village Pantry stores will continue to focus on larger stores of approximately 4,500 square feet, which offer sit-down eating areas and a broad array of higher margin products, including in-store prepared coffee, pastry products, sandwiches, pizza and broasted chicken.

     Complementary and Flexible Supermarket Formats. The Company's value-oriented LoBill format complements the full-service Marsh format by enabling the Company to maximize operating flexibility by tailoring stores to the demographics of individual locations and responding to changing demographics. The Company's LoBill format provides an alternative to the Marsh supermarket (i) in certain urban markets where changing demographics have resulted in more price conscious customers who choose price-oriented food stores over traditional full-service supermarkets and (ii) in smaller communities that are better suited for the LoBill format. Moreover, both the Marsh and LoBill formats are flexible and can be tailored to meet the demands of individual store sites in their respective communities.

     Innovative Marketing Strategies. The Company has been a leader in developing and implementing marketing strategies specifically targeted to individual shoppers. For example, in fiscal 1994, the Company introduced Fresh I.D.E.A. The Company is the only major supermarket chain to offer a frequent shopper program in its market area. The Company has issued over 1.0 million Fresh I.D.E.A. cards which function as check cashing and video rental cards and automatically provide electronic coupons. The card also provides the Company with information on the frequency of use and merchandise selection of the user, enabling the Company to implement specific marketing strategies aimed at its most valuable and loyal customers. The Company estimates that over 70% of supermarket sales are currently derived from holders of Fresh I.D.E.A. cards. Other marketing strategies adopted by the Company include the "Fresh Express" home delivery service and the "Chef Fresh" take-out food program which provides freshly prepared, ready-to-eat meals.

     Higher Margin Products and Proprietary Brands. The Company intends to emphasize and increase sales of products in its specialty departments, such as prepared foods and home meal replacement items, which typically carry higher margins than other grocery products. The Company believes that customers are increasingly convenience oriented and interested in such products, including seafood, delicatessen and bakery items. The Company is also attempting to increase sales of proprietary brands, including its "Marsh" and "Yorktown" brands. Proprietary brands typically carry higher margins than comparable branded products and also result in increased customer loyalty. Sales of proprietary brands increased from 8.7% of supermarket sales in fiscal 1996 to 9.5% in fiscal 1997.

     Strategic Capital Investments and Acquisitions. The Company intends to continue to invest significantly in its management information systems, including a computer-assisted reordering system. The Company anticipates spending approximately $12.5 million in fiscal 1998 on management information systems. In addition, the Company continually seeks opportunities to acquire additional stores, small supermarket chains and complementary businesses, such as the 1995 acquisitions of Martz and Crystal Catering. Although the Company enters discussions from time to time with various parties, the Company has no pending or current plans, arrangements, understandings or agreements with respect to any additional acquisitions at the present time.

     Cost Savings Strategies. During fiscal 1997, the Company implemented a corporate restructuring pursuant to which the Company's supermarket and Village Pantry operations were organized as wholly-owned limited liability companies and their intellectual property was transferred to a passive investment company. This restructuring is estimated to produce annual pre-tax savings of approximately $3.0 million commencing in the first quarter of fiscal 1998. The Company expects to achieve additional cost savings in fiscal 1998 in the areas of labor management, transportation and check writing and processing.

THE INDIANAPOLIS MARKET

     Indianapolis, located in central Indiana, is the 12th largest city in the United States with a population of more than 800,000 and the 31st largest metropolitan area in the United States with a population of more than 1.4 million, based on 1995 U.S. Census Bureau data. From 1990 through 1996, the population of the metropolitan Indianapolis area increased by 8.8% according to the U.S. Census Bureau.

     Indianapolis has been and continues to be an economical place to live, with living costs consistently near or below the national average, according to the Indianapolis Chamber of Commerce (the "Chamber of Commerce"). According to the Chamber of Commerce, median home prices in the Indianapolis housing market have risen steadily in the last five years but remain low compared to other growing metropolitan areas. Between 1990 and 1994 per capita income in Indiana increased 20.6% and in 1994 Indianapolis' per capita personal income ranked 50th among metropolitan areas in the United States. Indianapolis' employment grew 5% from 1994 to 1996 with the addition of over 38,000 jobs. Based on Indiana state government statistics, the estimated unemployment rate in the Indianapolis metropolitan area as of March 1997 was 2.7% as compared to a national average of 5.5%.

RETAIL STORE OPERATIONS

     The table below sets forth certain financial and statistical information with respect to the Company's retail store operations for the periods indicated:

                                                            FISCAL YEAR ENDED(A)
                                       --------------------------------------------------------------
                                       MARCH 29,    MARCH 30,     APRIL 1,     APRIL 2,    MARCH 27,
                                          1997         1996         1995         1994         1993
                                       ---------    ---------     --------     --------    ---------
                                                           (DOLLARS IN THOUSANDS)
SUPERMARKETS:
     Sales and other revenues........  $1,001,165     $981,105     $935,614     $922,640     $862,322
     Number of stores:
       Beginning of period...........          90           88           87           84           80
       Opened or acquired............           1            3            1            6            4
       Closed........................           3            1           --            3           --
                                       ----------   ----------   ----------   ----------   ----------
               Total at end of
                 period..............          88           90           88           87           84
                                       ==========   ==========   ==========   ==========   ==========
       Conversions to LoBill
          format.....................           3            4           --            1            1
     Total square feet of store
       area(b).......................   3,321,000    3,349,000    3,173,000    3,093,000    2,811,000
     Average square feet per
       store(b)......................      37,740       37,210       36,060       35,550       33,460
     Average revenues per store(c)...     $11,258      $11,030      $10,705      $10,870      $10,522
     Average revenues per square foot
       of store area(d)..............         302          301          301          316          320

VILLAGE PANTRY STORES:
     Sales and other revenues:
       Grocery and food service......    $123,201     $117,493     $115,243     $110,111     $104,160
       Gasoline......................      60,207       56,465       55,118       50,641       49,124
                                       ----------   ----------   ----------   ----------   ----------
               Total.................    $183,408     $173,958     $170,361     $160,752     $153,284
                                       ==========   ==========   ==========   ==========   ==========
     Number of stores:
       Beginning of period...........         181          181          177          174          173
       Opened or acquired............           3            1            5            5            3
       Closed........................           2            1            1            2            2
                                       ----------   ----------   ----------   ----------   ----------
               Total at end of
                 period..............         182          181          181          177          174
                                       ==========   ==========   ==========   ==========   ==========
     Total square feet of store
       area(b).......................     514,000      510,000      507,000      487,000      469,000
     Average square feet per
       store(b)......................       2,820        2,820        2,800        2,750        2,700
     Average revenues per
       store(c)(e)...................        $679         $648         $646         $626         $603
     Average revenues per square foot
       of store area(d)(e)...........         241          230          233          229          225

---------------
(a) Fiscal year operating results include 52 weeks for each year except fiscal 1994, which includes 53 weeks.
(b) At end of period.
(c) Sales and other revenues for the period divided by the average number of stores operated during the period.
(d) Sales and other revenues for the period divided by the average number of square feet of store area operated during the period.
(e) Excludes gasoline sales.

SUPERMARKETS

     The Company operates 73 full-service supermarkets under the "Marsh" name and 16 low price, value-oriented supermarkets under the "LoBill" name. Of the Company's 89 supermarkets, 75 are located in central Indiana and 14 are located in western Ohio. The Company operates 36 stores in the Indianapolis market area, its primary market. The remaining supermarkets operate in 35 other communities. Sales from supermarket operations accounted for 68.9% of consolidated sales and other revenues in fiscal 1997.

Complementary and Flexible Supermarket Formats

     Marsh supermarkets, which include both full-service conventional and food and drug combination formats, are complemented by the value-oriented LoBill format. The Company believes this dual format strategy allows the Company to maximize its operating flexibility by tailoring stores to the demographics of individual store locations and responding to changing demographics.

     - Marsh. Marsh supermarkets feature an extensive line of traditional grocery items as well as a broad array of service and specialty departments such as delicatessens, bakeries, prepared foods, prime cut meats, fresh seafood, floral and video rental. Sixty stores are open 24 hours a day and 13 are open until midnight, with the remainder having various other schedules. Twenty-three of the Marsh supermarkets are food and drug combination stores, each of which has an in-store pharmacy. All stores are open seven days a week.

        The Company has an ongoing development program of constructing larger Marsh stores and remodeling, enlarging and replacing existing supermarkets. The Company has expanded its large supermarket store format with new generation superstores in excess of 75,000 square feet, and the modern conventional supermarket format ranges from approximately 55,000 to 65,000 square feet. The Company currently operates five superstores and 10 other modern conventional supermarkets. The Company's superstores and modern conventional supermarkets feature a European market concept with more than one-third of each store dedicated to fresh, high quality perishable products, emphasizing delicatessens, bakeries, prepared foods and produce. In addition to the services typically provided in the Company's supermarkets and modern conventional supermarkets, the five Marsh superstores also include prepared foods, organic food selections (4 stores), party stores (3), on-premises shoe repair, dry cleaners (3) and up to approximately 5,000 square feet devoted to the warehouse-type merchandising of bulk club pack merchandise.

     - LoBill. The Company's value-oriented LoBill format provides an alternative to the large, full service Marsh supermarket. The LoBill format emphasizes every day low prices and a value-oriented product mix, including products sold under the Company's "Marsh" and "Yorktown" labels. The Company has an ongoing development program to acquire additional LoBill stores and to convert selected Marsh supermarkets to the LoBill format. The LoBill format has enabled the Company to increase its market share by (i) attracting price-conscious shoppers and (ii) expanding into smaller communities that can be better served by the LoBill format.

Merchandising

     The Company's merchandising goals are to (i) attract and retain new customers, (ii) become the primary source for its customers' weekly grocery needs and (iii) capture a greater portion of its customers supermarket spending. In order to achieve these goals, the Company emphasizes superior customer service, high quality merchandise and convenient one-stop shopping at competitive prices.

     - Superior Customer Service. The Company attempts to deliver superior customer service and satisfaction by using targeted departmental staffing in its full-service specialty departments and by offering customer service "guarantees" such as opening a new checkout line if more than three customers are in a single checkout line. Moreover, the Company continually seeks to monitor and respond to customer tastes and preferences and build customer loyalty through a variety of means, including the Fresh I.D.E.A. program.

     - High Quality Merchandise. The Company believes providing high quality merchandise is an important factor in maintaining and expanding its customer base. The Company's supermarkets feature nationally advertised and distributed merchandise and private label products, including the "Marsh" and "Yorktown" brands. In recent years, the Company has devoted a greater proportion of new and remodeled stores to fresh, high quality perishables, such as produce, delicatessen items, baked goods, prepared foods and seafood. The Company believes fresh produce is an important customer draw; therefore, it focuses on buying premium quality produce worldwide.

     - Convenient One-Stop Shopping at Competitive Prices. The Company offers convenient, high quality, ready-to-eat meals as take-home items in 46 stores under the "Chef Fresh" program prepared in the Company's central kitchen. The geographic concentration of the Company's supermarkets enables it to deliver fresh items to stores quickly and frequently. Service and specialty departments included in the Company's 89 supermarkets include delicatessens (88 stores), hot prepared foods (60), bakeries (88), prime cut service meat (58), fresh service seafood (59), floral shops (58), imported cheese shops (50), wines and beer (83), salad bars (37), video rental (72), cosmetic counters (16), dry cleaners (3) and shoe repair (18). To combat increasing competition from other retail formats, such as wholesale clubs, 54 of the Company's supermarkets also include warehouse-type sections offering large size and multi-pack products typically featured by wholesale clubs, priced competitively with club prices. In addition, banks or savings institutions operate branch facilities in 36 of the Company's stores, and 33 stores offer ATM machines. Home delivery of orders placed by customers via telephone or fax is offered in the Indianapolis metropolitan area.

Store Development

     The Company believes its current locations include many prime store sites in developed urban and suburban areas which would be difficult to replicate. In addition, the Company believes its experience and knowledge of its market area give the Company a competitive advantage in selecting additional sites.

     The Company's supermarkets range in size from 15,000 to 81,500 square feet and average approximately 37,800 square feet. The Company has an ongoing development program of constructing larger Marsh supermarkets and remodeling, enlarging and replacing existing supermarkets. Future development will continue to focus on a food and drug combination store format of approximately 55,000 to 65,000 square feet, with superstores in excess of 75,000 square feet in select locations. The Company believes a larger store format enables it to offer a wider variety of products and expanded service and specialty departments, thereby strengthening its competitive position. The following table summarizes the number of stores by square footage:

                                                               NUMBER
SQUARE FEET                                                   OF STORES
-----------                                                   ---------
More than 70,000............................................      5
50,000 - 70,000.............................................     10
40,000 - 49,999.............................................      8
30,000 - 39,999.............................................     34
20,000 - 29,999.............................................     29
Less than 20,000............................................      3
                                                                 --
                                                                 89
                                                                 ==

Advertising and Promotion

     The Company advertises through various media, including circulars, newspapers, radio and television. Printed circulars are used extensively on a weekly basis to advertise featured items. The focus of the Company's television campaign is to promote an image of quality and service rather than specific products and prices. The Indianapolis television market covers approximately 80% of the Company's stores. Promotional activities include free grocery and other programs designed to encourage repeat shoppers. The Fresh I.D.E.A. card functions as a check cashing card and video rental card and automatically provides electronic coupons. The card also provides management with information on the frequency of use and merchandise selection of the user, enabling the Company to implement specific marketing strategies aimed at its most valuable and loyal customers. The Company estimates that over 70% of supermarket sales are currently derived from holders of Fresh I.D.E.A. cards. Further, customers may select a VISA co-branded credit card option for their Fresh I.D.E.A. card, and earn rebates on all credit card purchases, regardless of the merchant, which are funded by the VISA credit card issuer.

VILLAGE PANTRY

     The Company operates 182 convenience stores under the Village Pantry trade name. These self-service stores offer a broad selection of grocery, bakery, dairy and delicatessen items including freshly prepared food products. Carry-out cold beer, a high-volume item typically found in convenience stores in other states, may be sold only by package liquor stores and taverns in Indiana. All but nine of the Company's convenience stores are open 24 hours a day; the remaining stores close between 11:00 p.m. and midnight. All stores are open seven days a week.

     Village Pantry stores offer fresh pastry products and sandwiches prepared daily in the stores. The Company has added higher margin food and beverage products in its Village Pantry, such as store-prepared pizza (40 stores), broasted chicken (44), self-service fountain drinks and sit-down eating areas
(62). The Company has entered into an agreement with Taco Bell in three stores, two of which include drive-through service, to extend the fast food variety available to customers. The Company has also entered into an agreement with Shell Oil Company to offer Shell brand gasoline initially in the Kokomo, Indiana market area. Under the agreement, the Company receives a fixed fee and a commission for fuel sales above a base level and does not have capital invested in the fuel inventory or dispensing equipment. The Company also features drive-through car washes at two store locations.

     The Company has an ongoing program of remodeling, upgrading and replacing existing Village Pantry stores with particular emphasis on developing locations that will yield a high volume of gasoline sales. New stores generally average 3,700 to 4,500 square feet, compared to 1,800 to 2,500 square feet for older stores. The larger size accommodates additional product offerings as well as larger sit-down eating areas. In constructing new stores and remodeling and expanding existing stores, the Company tailors the format of each store to its market. The Company emphasizes food service in markets which it believes are less susceptible to intense competition from major fast food operators, such as smaller towns and high density neighborhoods. Village Pantry accounted for approximately 12.6% of consolidated sales and other revenues in fiscal 1997.

CONVENIENCE STORE DISTRIBUTING COMPANY

     CSDC serves the Company's Village Pantry stores and approximately 1,400 unaffiliated stores in a 10 state area. CSDC distributes a wide range of products typically sold in convenience stores, including cigarette and other tobacco products, groceries, snacks items, housewares and health and beauty care products. Also, CSDC supplies cigarette and tobacco products to the Company's supermarkets. Customers have the opportunity to order most product lines in single units. In addition to distributing products to its customers, CSDC is able to assist its customers in the areas of inventory management, pricing and ordering. CSDC owns a 210,000 square foot warehouse and distribution facility in Richmond, Indiana, which the Company estimates is operating at 75% of capacity. CSDC utilizes its own trucks and drivers for its transportation needs. The CSDC sales and marketing staff of approximately 43 employees services existing customers and actively solicits new customers. CSDC accounted for approximately 16.7% of consolidated sales and other revenues in fiscal 1997.

CRYSTAL FOOD SERVICES

     Crystal Food Services offers a broad range of food services including banquet hall catering, special events catering, concession services, vending and cafeteria management. The Company began its food service operations in 1993 by starting ALLtimate Catering and expanded such operations in 1995 with the acquisitions of Crystal Catering and Martz. The Company believes the union of these operations created a unique range of services, products and facilities compared to those offered by competitors in its market area. The Company intends to expand Crystal Food Services through the solicitation of new customers and possible acquisition of businesses that will complement existing operations.

     Crystal Food Services' banquet hall facilities include the Crystal Yacht Club, the Marott, the Indiana Roof Ballroom, the Murat Shrine Centre and the Victorian Manor Schnull-Rausch House. The Company provides special event catering at the Indianapolis Motor Speedway, Conner Prairie Museum, Indianapolis Museum of Art, the Eiteljorg Western Museum of Art, the Horizon Convention Center and the RCA Tennis

Championships. Crystal Food Services furnishes concession services at the Indianapolis Zoo, Conner Prairie Museum and the Indiana State Fairgrounds Event Center. Furthermore, Crystal Food Services provides cafeteria management to 10 major employers and vending services to approximately 100 clients throughout the greater Indianapolis area. Crystal Food Services also provides meals at the child development centers in Indianapolis for the Company and for Eli Lilly & Company.

SUPPLY AND DISTRIBUTION

     The Company purchases the majority of its products directly from national and regional manufacturers, producers and growers utilizing centralized direct purchasing and distribution functions. The Company believes direct purchasing from major manufacturers, producers and growers reduces merchandise cost by (i) minimizing purchases from wholesalers and distributors and (ii) taking advantage of volume buying and forward purchase opportunities. Furthermore, the Company believes its centralized distribution function (i) permits stores to offer consistently fresh products, (ii) reduces in-store stockroom space and (iii) increases square footage available for retail selling. In addition, distributors of national and regional brands deliver some products, principally bakery, dairy and beverage items, and snack foods directly to the Company's supermarkets and convenience stores. The Company has no single supplier which is material, and believes its relations with suppliers to be good.

     The Company supplies its supermarkets from three Company-operated distribution facilities. Dry grocery and frozen food products are distributed from a 409,000 square foot leased facility in Indianapolis. Produce and meat products are distributed from a 191,000 square foot perishable products Company-owned facility in Yorktown, Indiana. Non-food products are distributed from 180,000 square feet of a 388,000 square foot Company-owned warehouse in Yorktown. In addition, the Company leases a 172,000 square foot warehouse in Indianapolis for storage of forward purchases of merchandise and seasonal items. Additional outside warehouse space is leased as needed to meet seasonal demand.

     In the Company's modern distribution centers, merchandise is controlled through an on-line computerized buying and inventory control system. In fiscal 1997, the perishable products facility was expanded by approximately 67,000 square feet to allow for future growth of all perishable commodities. The Company believes its distribution centers are adequate for its needs for the foreseeable future without major additional capital investment. The Company estimates the balance of its supermarket distribution centers currently operate at approximately 75% of capacity. Approximately 80% of the delivery trips from distribution centers to the Company's supermarkets are 80 miles or less.

     The Company also operates a commissary and central kitchen to produce products sold through the delicatessen departments of its supermarkets and convenience stores and to third parties through CSDC. The Company believes the commissary and central kitchen (i) supplement its supermarket, convenience store, distribution and catering businesses, (ii) provide the Company with a competitive advantage over other supermarkets in the home meal replacement market and (iii) offer its business additional synergies including prepared foods knowledge and expertise, increased product flexibility and variety, as well as certain efficiencies and economies of scale.

     The Company's supermarket transportation function is performed by Ruan Transportation Management Systems ("Ruan"), an unaffiliated transportation management and equipment leasing company. This service is provided under a contract originally entered into in 1987 which is automatically renewed for successive one year terms unless canceled by Ruan or the Company at least 60 days prior to the anniversary date, subject to early cancellation in stages under certain conditions. Under the arrangement, Ruan employs the drivers, dispatchers and maintenance personnel who perform the Company's distribution function. A subsidiary of the Company leases most of its tractor/trailer fleet from Ruan under long-term, full service leases.

MANAGEMENT INFORMATION SYSTEMS

     All of the Company's supermarkets are equipped with electronic scanning checkout systems to minimize item pricing, provide more efficient and accurate checkout line operation and provide product movement data for merchandising decisions and other purposes. The checkout systems are integrated with the Company's

Fresh I.D.E.A. card program to provide customer specific data to facilitate individualized marketing programs. Point-of-sale electronic funds transfer and credit card systems are in place in each of the supermarkets. Through the use of a bank debit card, a customer can authorize the immediate transfer of funds from their account to the Company at the point of purchase.

     The Company utilizes in-store micro-computers in the supermarkets to automate various tasks, such as electronic messaging, processing the receiving and billing of vendor direct-store-delivered ("DSD") merchandise, processing of video rentals, processing pharmacy records in the 23 food and drug combination stores and time keeping for payroll processing. All convenience stores are equipped with micro-computers for electronic transmission of accounting and merchandising data to headquarters, electronic messaging and processing DSD merchandise receiving and billing.

     The Company's business strategy includes modifications of the Company's management information systems. The Company plans to replace the current products management systems (which control the acquisition, warehousing and transportation of product from the vendor through the warehouse to the store) with new systems the Company believes will better facilitate supply chain management. The Company believes these changes will result in lower operational cost and enhanced margins through lower inventory levels, more precise pricing on a store by store basis, lower warehouse and transportation expenses and improved merchandising on a store by store basis. The Company plans to implement a product data warehouse that it believes will enable category managers and marketers to access and analyze more effectively the historical relationships between stores, vendors, product and customers. Also, the Company plans to install standardized point of sale systems in its supermarkets, including a wide area network for data communications, expanded e-mail capabilities and "Marsh TV" which will be one-way video, two-way audio to all Marsh supermarkets.

PROPERTIES

     The following table summarizes the per unit and aggregate size of the retail facilities operated by the Company, together with an indication of the age of the total square footage operated, and includes stores converted or remodeled in the respective period.

                                                                      PER
                                                         FOOTAGE     STORE     0-5    6-10      OVER
                                                        OPERATED    AVERAGE   YEARS   YEARS   10 YEARS
                                                        ---------   -------   -----   -----   --------
Supermarkets..........................................  3,364,000   37,800     37%     29%       34%
Convenience stores....................................    514,000    2,800     17      34        49
                                                        ---------
                                                        3,878,000
                                                        =========

Owned and leased retail facilities are summarized as follows:

                                                                             CONVENIENCE
                                                              SUPERMARKETS     STORES
                                                              ------------   -----------
Owned.......................................................       34            129
Leased:
  Fixed rentals only........................................       26             28
  Fixed plus contingent rentals.............................       29             25
                                                                   --            ---
          Total leased......................................       55             53
                                                                   --            ---
          Total owned and leased............................       89            182
                                                                   ==            ===
Lease expirations:
  Within five years.........................................       33             46
  Five to ten years.........................................       16              6
  Beyond ten years..........................................        6              1
                                                                   --            ---
                                                                   55             53
                                                                   ==            ===

     Most of the Company's leased facilities have one to four renewal options for periods of two to five years. The majority of leases provide for payment of property taxes, maintenance and insurance by the Company. In addition, the Company is obligated under leases for 13 closed stores, of which 10 were subleased at June 21, 1997. One supermarket (considered owned for purposes of the foregoing analysis) is leased under an equity lease arrangement pursuant to which ownership is transferred to the Company at the expiration of the lease.

     The non-perishable grocery products warehouse in Indianapolis is leased with an initial lease term expiring in 2000 and options available through 2014. The facility, constructed in 1969, is located on a 44 acre site and has a total of 409,000 square feet, of which 382,000 are utilized for grocery warehousing operations. The remainder consists of a floral design center and office space.

     A 191,000 square foot refrigerated perishable products handling facility in Yorktown, Indiana, serves as the distribution center for meat, produce and delicatessen items. The facility was completed in 1981 and financed by an economic development bond lease. Ownership was transferred to the Company in 1996. The facility was expanded and updated in fiscal 1997.

     The Company owns an additional 388,000 square foot facility in Yorktown. Approximately 180,000 square feet of this facility is used as a distribution center for non-food products, approximately 21,000 square feet is used by the retail maintenance department and an additional 55,000 square feet of warehouse space is leased to third parties. The portion of this facility formerly utilized for corporate offices currently is vacant.

     The Company leases a 172,000 square foot warehouse in Indianapolis for storage of forward purchases of merchandise and seasonal items as well as housing the Company's product reclamation center.

     The 160,000 square foot corporate headquarters in Indianapolis is owned by the Company. This facility was completed and occupied in May 1991.

     CSDC owns a 210,000 square foot warehouse and distribution facility in Richmond, Indiana.

COMPETITION

     The retail food industry is highly competitive. The Company believes competitive factors include location, ease of ingress and egress to stores, price, product variety, store cleanliness, quality perishable products, service and minimal out-of-stock conditions. The Company endeavors to concentrate its efforts on all of these factors with special emphasis on maintaining high quality store conditions, high quality perishable products, expanded service and specialty departments and competitive pricing. See "Risk Factors -- Significant Competition."

     The Company's supermarkets are subject to competition from local, regional and national supermarket chains, independent supermarkets and other retail formats, including restaurants, discount stores and wholesale clubs. The number of competitors and degree of competition experienced by the Company's supermarkets vary by location, with the Indianapolis metropolitan market generally being subject to more price competition than smaller markets. A significant number of stores have been opened in the Company's market in recent years which has further increased the degree of competition. The principal supermarket chain competitors are The Kroger Co., Super Valu Food Stores, Inc., operating in the Indianapolis market through its "Cub Foods" stores, and Meijer, Inc.

     Major competitors for the Company's Village Pantry stores are petroleum marketing companies which have converted or expanded gasoline locations to include convenience food operations. National convenience store chains do not have a significant presence in the Company's marketing area. The Company believes the principal competitive factors for convenience stores is location, and it actively pursues the acquisition of attractive sites for replacing existing stores and future development of new stores. Also, in fiscal 1998, additional Village Pantry stores will offer Shell brand gasoline with Shell Oil Company providing the capital for upgrading existing fuel operations at these stores.

     The Company believes the primary competitive factors in CSDC's wholesale distribution business are pricing, timeliness and accuracy of deliveries. CSDC's major competitors are McLane Company, Inc. and several regional wholesale distributors.

EMPLOYEES

     At June 21, 1997 the Company had approximately 12,800 employees, approximately 7,440 of which were employed on a part-time basis. All employees are non-union, except approximately 200 supermarket distribution facility employees who are unionized under two three-year collective bargaining agreements which extend to May 2001. The Company considers its employee relations to be good.

REGULATORY MATTERS

     As a retailer of alcoholic beverages, gasoline and tobacco products, the Company is subject to federal and state statutes, ordinances and regulations concerning the storage and sale of these products. The Company is aware of the existence of petroleum contamination at 21 Village Pantry locations and has commenced remediation at each of these sites. The cost of remediation varies significantly depending on the extent, source and location of the contamination, geological and hydrological conditions and other factors but is not anticipated to be material to the Company's financial condition or results of operations. See "Risk Factors -- Risk of Environmental Liability," "Risk Factors -- Risks Associated with Sale of Cigarettes and Other Tobacco Products" and Note A of Notes to Consolidated Financial Statements.

LEGAL PROCEEDINGS


     The Company and its subsidiaries are subject to litigation and proceedings in the ordinary course of their business. The Company does not believe that the outcome of such litigation will have a material adverse effect on the Company's business, financial position or results of operations.



     The Company has also received a writ of summons in ten civil actions filed in the Court of Common Pleas for Philadelphia County, Pennsylvania styled Joseph Aezen v. RJR Nabisco, Inc., Robert R. Applebaum v. Philip Morris Companies, Inc., Carla Boyce v. Lorillard, Inc., Najiyya El-Haddi v. Reynolds Tobacco Company, Florence Ferguson v. RJ Reynolds Tobacco Company, Victoria Lynn Katz v. Philip Morris Companies, Inc., Rosiland K. Orr v. The American Tobacco Company, Inc., Robert J. Ruiz v. Philip Morris Companies, Inc., Ellen and Donald John Daly, Sr. v. The American Tobacco Co., Inc., Janet and Joseph Anes v. The American Tobacco Co., Inc., and Kym Patrice and Neal Irwin Glaser v. Lorillard Tobacco Company; and one civil action filed in the Court of Common Pleas for Dauphin County, Pennsylvania styled Doyle K. and Deborah L. Smith v. Philip Morris Companies, Inc. No complaint has been filed in any of the foregoing actions and, accordingly, the Company is not aware of the allegations that may ultimately be stated against the Company when such complaints are filed, if ever. Each of the plaintiffs in the foregoing actions are represented by the same legal counsel and on information and belief the Company believes such complaints will each allege damages against the Company under a theory alleging strict liability in tort for selling or distributing dangerously defective tobacco products and for breach of implied warranty of merchantability and fitness for a particular purpose in the sale or distribution of tobacco products. The Company believes the allegations are without merit and, based on the advice of its legal counsel, the Company believes it would have a right of indemnification and contribution against the manufacturer of the products distributed or sold in the event any plaintiff is successful on the merits of a case. Accordingly, the Company does not believe that the outcome of such litigation will have a material adverse effect on the Company's business, financial position or results of operations.



     The Company is also a party to a purported class action filed in Madison County Superior Court for the State of Indiana styled William J. Norton and Amy
J. Thompson v. RJR Nabisco Holdings Corporation. The complaint alleges that the named plaintiffs purchased tobacco products at a Marsh Supermarket located in Anderson, Indiana and alleges unspecified damages against the Company under a theory alleging strict liability in tort for selling a dangerously defective product and for breach of implied warranty of merchantability and fitness for a particular purpose in connection with the sale of tobacco products. The Company believes the allegations are without merit and, based on the advice of its legal counsel, the Company believes it has a right of indemnification and contribution from the manufacturers of such products in the event the plaintiffs are successful on the merits of the case. Accordingly, the Company does not believe that the outcome of such litigation will have a material adverse effect on the Company's business, financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are:

                                                                                          WITH
NAME                                  AGE                   POSITION                  COMPANY SINCE
----                                  ---   ----------------------------------------  -------------
Don E. Marsh(a)(b)..................  59    Chairman of the Board of Directors,           1959
                                              President and Chief Executive Officer
Frank J. Bryja......................  55    President and Chief Operating Officer,        1965
                                              Supermarket Division
P. Lawrence Butt....................  55    Senior Vice President, Counsel and            1977
                                              Secretary
Douglas W. Dougherty................  54    Senior Vice President, Chief Financial        1994
                                              Officer and Treasurer
C. Alan Marsh(a)....................  55    Vice Chairman of the Board of Directors,      1965
                                              Senior Vice President -- Corporate
                                              Development
William L. Marsh....................  53    Senior Vice President, Property               1974
                                              Management and Director
Ronald R. Walicki...................  59    President and Chief Operating Officer,        1965
                                              Village Pantry Division
Theodore R. Varner..................  61    President and Chief Operating Officer,        1977
                                              Convenience Store Distributing Company
                                              Division
Jack J. Bayt........................  40    President and Chief Operating Officer,        1995
                                              Crystal Food Services Division
Mark A. Varner......................  47    Corporate Controller                          1971
J. Michael Blakley(c)...............  56    Director                                      1996
Charles R. Clark(a).................  63    Director                                      1978
Stephen M. Huse(a)(b)(c)............  54    Director                                      1985
Garnet R. Marsh.....................  86    Director                                      1977
James K. Risk, III(c)...............  55    Director                                      1986
K. Clay Smith(a)(b).................  59    Director                                      1989

---------------

(a)  Member of Audit Committee
(b)  Member of Executive Committee
(c)  Member of Salary Committee

     Don E. Marsh has held his current position as President and Chief Executive Officer of the Company for more than the past five years. In May 1991 he was elected Chairman of the Board of Directors, on which he has served as a member since 1959. He has been employed by the Company in various supervisory and executive capacities since 1961. Mr. Marsh is a director of Indiana Energy Incorporated, a gas utility company, National City Bank, Indiana, and Nash Finch Company, a Minneapolis, Minnesota based supermarket chain.

     Frank J. Bryja has been President and Chief Operating Officer, Supermarket Division since August 1996. Prior to that time he served as Vice
President -- Merchandising for more than five years.

     P. Lawrence Butt has held his current position as Senior Vice President, Counsel and Secretary since August 1997. For more than the past five years prior thereto, Mr. Butt served as Vice President, Counsel and Secretary. He has been employed by the Company in various executive capacities since 1977.

     Douglas W. Dougherty has held his current position as Senior Vice President, Chief Financial Officer and Treasurer since August 1997. Prior to that time, Mr. Dougherty served as Vice President, Chief Financial

Officer and Treasurer since March 1994 and in senior financial executive positions with Hartmarx, Inc., from 1990 to 1994.

     C. Alan Marsh has held his current position as Vice Chairman of the Board and Senior Vice President -- Corporate Development since February 1992. For more than five years prior thereto, Mr. Marsh served as President and Chief Operating Officer of Marsh Village Pantries, Inc. He has been a director since 1968 and has been employed by the Company in various supervisory and executive capacities since 1965.

     William L. Marsh has held his current position as Senior Vice President, Property Management of the Company since August 1997. For more than the past five years prior thereto Mr. Marsh served as Vice President -- General Manager, Property Management. In May 1991, he was elected a director of the Company. He has been employed by the Company in various supervisory and executive capacities since 1974.

     Ronald R. Walicki has held his current position as President and Chief Operating Officer, Village Pantry Division since August 1996. From February 1994 until such time, Mr. Walicki served as President and Chief Operating Officer, Supermarket Division. From February 1992 to February 1994, Mr. Walicki served as President and Chief Operating Officer of Marsh Village Pantries, Inc. Mr. Walicki has been employed by the Company in various supervisory and management positions since 1965.

     Theodore R. Varner has been President and Chief Operating Officer of the Convenience Store Distributing Company division since August 1, 1993. Prior to such time, Mr. Varner served as the General Manager of CSDC. Mr. Varner has been employed with the Company in various supervisory and executive capacities since 1977.

     Jack J. Bayt has been President and Chief Operating Officer -- Crystal Food Services Division since January 1995. For more than five years prior to its acquisition in January 1995 by the Company, Mr. Bayt served as President and Chief Executive Officer of Crystal Catering of Indiana, Inc.

     Mark A. Varner has held his current position as Corporate Controller since 1990.

     J. Michael Blakley is the Chairman of the Board and Chief Executive Officer of The Blakley Corporation and has been a director of the Company since 1996.

     Charles R. Clark is a partner with the law firm of Beasley Gilkison Retherford Buckles & Clark in Muncie, Indiana, and has been a director of the Company since 1978.

     Stephen M. Huse is the President and Chief Executive Officer of Huse Food Group, Incorporated, a retail restaurant management company in Bloomington, Indiana. Mr. Huse is a director of KeyBank, Indianapolis, Indiana and Signature Inn, Inc., and has been a director of the Company since 1985.

     Garnet R. Marsh is the widow of Ermal W. Marsh, founder of the Company, and has been a director of the Company since 1977.

     James K. Risk, III is the President and Chief Executive Officer of Kirby Risk Corporation, a wholesale electrical equipment distributor in Lafayette, Indiana. Mr. Risk is a director of Bindley-Western Industries, Inc., a wholesale pharmaceutical distributor, and Lafayette Life Insurance Company and has been a director of the Company since 1986.

     K. Clay Smith is the President and Chief Executive Officer of Underwood Machinery Transport Company, Inc. in Indianapolis, Indiana. Mr. Smith is a director of Bindley-Western Industries, Inc. and has been a director of the Company since 1989.

     Don E. Marsh, C. Alan Marsh and William L. Marsh are brothers, and are the sons of Garnet R. Marsh. Theodore R. Varner is the uncle of Mark A. Varner.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation paid or distributed by the Company for services in all capacities for fiscal years ended April 1, 1995, March 30, 1996, and March 29, 1997 to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose compensation exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                  ANNUAL COMPENSATION                COMPENSATION AWARDS
                                      --------------------------------------------   --------------------
                                                                                     SECURITIES              ALL OTHER
                             FISCAL                                OTHER ANNUAL      UNDERLYING             COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR    SALARY($)   BONUS($)(A)   COMPENSATION($)(B)    OPTIONS     SARS(#)    (C)(D)($)
---------------------------  ------   ---------   -----------   ------------------   ----------   -------   ------------
Don E. Marsh...............   1997    $550,000     $110,000          $10,425           Class B        --      $29,858
  Director; Chairman of       1996     550,000       20,000           10,425           Class A    75,000       26,214
  the Board, President        1995     525,000       75,000            8,529           Class B    24,000       23,992
  and Chief Executive
  Officer
C. Alan Marsh..............   1997     288,846           --            5,309           Class B        --       15,797
  Director; Vice              1996     275,000       25,000            5,309           Class A    15,000       15,348
  Chairman of the Board       1995     253,846       25,000            5,042           Class B    12,000       16,242
  and Senior Vice
  President -- Corporate
  Development
Ronald R. Walicki..........   1997     257,692       50,000            6,678           Class B        --       19,430
  President and Chief         1996     250,000       50,000            6,678           Class A    20,000       19,398
  Operating Officer,          1995     250,000       22,115            6,343           Class B    11,500       19,427
  Village Pantry Division
David M. Redden............   1997     250,000       35,000            2,767           Class B        --        9,267
  Senior Vice                 1996     250,000       50,000            2,767           Class A    20,000        8,942
  President --                1995     250,000           --            2,628           Class B    10,500        9,086
  Human Resources
William L. Marsh...........   1997     243,846           --            2,794           Class B        --        7,601
  Director,                   1996     230,000           --            2,794           Class A    15,000        7,601
  Senior Vice President,      1995     210,000           --            2,283           Class B     7,500       44,434
  Property Management

---------------

(a) Cash bonuses authorized by the Salary Committee.
(b) Represents reimbursement for income taxes on premiums paid under Executive Life Insurance Plan.
(c) Perquisites or other personal benefits, securities or property received did not exceed the lesser of $50,000 or 10% of salary and bonus, except for W.
    L. Marsh, who received in fiscal year 1995 property valued at $32,012 upon expiration of a vehicle lease.
(d) Includes for fiscal year 1997: (i) Executive Life Insurance Plan premiums of $16,034, $8,166, $10,272, $4,256 and $4,298, respectively; (ii) Supplemental
    Long-Term Disability Plan premiums of $10,180, $5,503, $6,816, $2,376 and $3,303, respectively; and (iii) contributions to the Company's 401(k) plan in the amount of $3,644, $2,128, $2,342 and $2,635 for D. E. Marsh, C. A.
    Marsh, R. R. Walicki and D. M. Redden, respectively.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. C. Alan Marsh owns a 17.5% interest in McWheel Properties, LLC, a limited liability company to which the Company paid $779,588 in fiscal 1997 and $418,537 in fiscal 1996 in connection with the lease of a supermarket facility in Muncie, Indiana, upon terms the Company believes were no less favorable than the Company could have obtained from unaffiliated third parties. In fiscal 1995, Mr. Marsh owned 50.0% of the equity securities of Jorjess, Inc., a bakery that supplied the Company with $152,736 of products in the ordinary course of business and upon terms the Company believes were no less favorable than the Company could have obtained from unaffiliated third parties.

     Mr. J. Michael Blakley is a director of the Company and member of the Salary Committee and Chairman of the Board and Chief Executive Officer of The Blakley Corporation, a full service flooring company, which, as a subcontractor of the general contractor which constructed a supermarket facility, indirectly supplied $241,838 in fiscal 1997 and $328,227 in fiscal 1996 of flooring material to the Company in the ordinary course of business and upon terms the Company believes were no less favorable than it could have obtained for unaffiliated third parties. The Blakley Corporation also supplied directly to the Company $2,424 in fiscal 1997 and $12,135 in fiscal 1996 of flooring materials in the ordinary course of business and upon terms which the Company believes were no less favorable than the Company could have obtained from unaffiliated third parties.

     Mr. Charles R. Clark is a director of the Company and partner in the law firm Beasley Gilkison Retherford Buckles & Clark, which the Company has retained and intends to continue to retain.

     Mr. James K. Risk, III is a director of the Company and a member of the Salary Committee, and President and Chief Executive Officer of Kirby Risk Corporation, a wholesale electrical equipment distributor from which the Company purchased $265,970 in fiscal 1997, $287,541 in fiscal 1996 and $331,328 in fiscal 1995 of electrical supplies in the ordinary course of business and upon terms the Company believes were no less favorable than it could have obtained from unaffiliated third parties.

     Mr. Stephen M. Huse is a director of the Company and a director of KeyBank. In May 1997 the Company entered into the KeyBank Revolving Credit Agreement, a $20.0 million facility. A portion of the proceeds of the Offering will be used to repay the outstanding balance under such agreement unless it is terminated and repaid prior to the closing of the Offering. In fiscal 1995 Mr. Huse purchased 0.76 acres of real estate from a subsidiary of the Company, Mundy Realty, Inc., at the appraised value of $455,864.

     Mr. Don E. Marsh is the Company's Chairman of the Board, President and Chief Executive Officer, and is also a director of National City Bank. National City Bank is the issuer of the Company's VISA co-branded credit card.

     In fiscal 1995, the Company purchased Crystal Catering from Mr. Jack J. Bayt. Mr. Bayt subsequently became an executive officer of the Company in charge of the Company's catering division.


     The Salary Committee authorized the Company to make loans to Mr. Don E. Marsh and to certain other optionees under the 1980 Marsh Stock Plan to fund the exercise of options granted thereunder which would have expired May 31, 1993. The loans bear interest at the rate of 6.0% per annum and are due May 28, 1998. The aggregate amount of indebtedness outstanding and owed by Mr. Marsh to the Company at October 28, 1997 was $282,874. The largest aggregate amount of indebtedness outstanding and owed by Mr. Marsh to the Company was $275,046 during fiscal 1997, $261,669 during fiscal 1996 and $248,292 during fiscal 1995.

                             PRINCIPAL SHAREHOLDERS

     Listed in the following table are the number of shares owned as of June 2, 1997 by each director, the Named Executive Officers, all directors and officers of the Company as a group and beneficial owners of more than 5% of the Class A Common Stock or the Class B Common Stock (based solely on a review by the Company of filings made with the Commission).

                                                      NUMBER AND NATURE OF      PERCENT OF CLASS
                                                      BENEFICIAL OWNERSHIP       OUTSTANDING(A)
                                                      --------------------      -----------------
NAME                                                  CLASS A      CLASS B      CLASS A   CLASS B
----                                                  -------      -------      -------   -------
J. Michael Blakley..................................      200        1,000          *         *
Jack E. Buckles.....................................    2,125        4,625(b)       *         *
Charles R. Clark....................................      375        2,500(c)       *         *
Stephen M. Huse.....................................      589        2,374(c)       *         *
C. Alan Marsh.......................................  228,563(d)   191,679(d)     5.9%      4.2%
Don E. Marsh........................................  369,074(e)   386,277(e)     9.6%      8.5%
Garnet R. Marsh.....................................  269,262(f)   303,498(f)     7.0%      6.7%
William L. Marsh....................................  346,467(g)   282,238(g)     9.0%      6.2%
James K. Risk, III..................................      225        2,225(c)       *         *
K. Clay Smith.......................................      500        4,000(b)       *         *
Ronald R. Walicki...................................   32,396(h)    49,868(h)       *       1.1%
David M. Redden.....................................   22,146(i)    35,365(i)       *         *
All directors and executive officers as a group (17
  persons)..........................................  823,416(j)   845,113(j)    21.4%     18.6%
Great American Insurance Company,
c/o American Financial Corporation
One East Fourth Street
Cincinnati, Ohio....................................  729,844(k)        --       18.9%       --

---------------

(a) Percentages less than 1% of the outstanding shares of either class of Common Stock are indicated by *.
(b) Includes options to acquire 3,000 shares of Class B Common Stock which are currently exercisable. Mr. Buckles resigned from the Board of Directors effective August 5, 1997.
(c) Includes options to acquire 1,500 shares of Class B Common Stock which are currently exercisable.
(d) Includes 1,576 shares of Class A Common Stock and 796 shares of Class B Common Stock with respect to which C. Alan Marsh is trustee, and 113,343 shares owned by one of the trusts described in Note (f) below with respect to which C. Alan Marsh is a co-trustee. Also includes options to acquire 24,275 shares of Class A Common Stock and 45,425 shares of Class B Common Stock which are currently exercisable.
(e) Includes 5,466 shares of Class A common Stock and 4,108 shares of Class B Common Stock owned by members of immediate family, 9,878 shares of Class A Common Stock and 5,120 shares of Class B Common Stock with respect to which Don E. Marsh is trustee, and 113,343 shares owned by one of the trusts described in Note (f) below with respect to which Don E. Marsh is a co-trustee. Also includes options to acquire 54,000 shares of Class A Common Stock and 82,250 shares of Class B Common Stock which are currently exercisable.
(f) Includes 253,743 shares owned by two trusts of which Garnet R. Marsh is either the life tenant or income beneficiary. Don E. Marsh, C. Alan Marsh and William L. Marsh each has a one-third remainder interest in each of the foregoing trusts, subject to the life estate of Garnet R. Marsh, and share voting and investment powers with respect to 113,343 shares in one of such trusts with Garnet R. Marsh as co-trustees. William L. Marsh is a co-trustee of the other trust. Also includes options to acquire 3,000 shares of Class B Common Stock which are currently exercisable.
(g) Includes 1,979 shares of Class A Common Stock and 1,116 shares of Class B Common Stock owned by members of immediate family and 253,743 shares owned by the trusts described in Note (f) above with respect to which William L. Marsh is a co-trustee. Also includes options to acquire 15,475 shares of Class A Common Stock and 26,950 shares of Class B Common Stock which are currently exercisable.
(h) Includes options to acquire 22,350 shares of Class A Common Stock and 39,875 shares of Class B Common Stock which are currently exercisable.
(i) Includes options to acquire 13,325 shares of Class A Common Stock and 27,800 shares of Class B Common Stock which are currently exercisable.
(j) Includes options to acquire 156,450 shares of Class A Common Stock and 266,425 shares of Class B Common Stock which are currently exercisable.
(k) As reflected in Schedule 13D, dated March 18, 1983, as amended by Amendment No. 1 thereto, dated March 23, 1983, Amendment No. 2 thereto, dated July 30, 1986, Amendment No. 3 thereto, dated November 1, 1991, Amendment No. 4 thereto, dated January 14, 1992, and Amendment No. 5 thereto, dated April 12, 1995, and in a Form 4, dated November 8, 1996, filed by American Financial Corporation and Carl H. Lindner.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following summary of the instruments governing certain indebtedness of the Company after giving effect to the offering of the 144A Notes does not purport to be complete and is qualified in its entirety by reference to the agreements governing such indebtedness, certain of which have been filed by the Company with the Commission. Capitalized terms used herein are defined as in their respective agreement, unless the context requires otherwise.

THE REVOLVING CREDIT AGREEMENTS

     Harris Revolving Credit Agreement. The Company has entered into an agreement, dated July 25, 1997, with Harris Trust and Savings Bank for a three-year, $30.0 million revolving line of credit. The line of credit is guaranteed by Crystal Food Services, LLC, Village Pantry, LLC, LoBill Foods, LLC, Marsh Supermarkets, LLC, CSDC and Trademark Holdings, Inc. Interest is calculated at either a base rate (the greater of the Prime commercial rate or the Fed Funds rate plus 0.5%) or a LIBOR Rate and may be adjusted depending on the Company's Funded Debt Ratio. Up to $10 million of the borrowings may be in the form of letters of credit. The Company must pay a Commitment Fee on the unused portion of the facility ranging from 0.15% to 0.25%. As of September 13, 1997, there were no borrowings outstanding under the line of credit and $1.2 million outstanding under letters of credit, respectively.

     The Harris Revolving Credit Agreement contains numerous restrictive covenants, subject to certain exceptions, including covenants with respect to the following matters: (i) the Company must maintain Net Working Capital of at least $8.0 million; (ii) the Company's ratio of EBITDAR to Fixed Charges on the last day of each quarter may not be less than 1.15 to 1; (iii) the Company's Tangible Net Worth must be at least $95.0 million plus 50% of its Net Income;
(iv) the Company may not allow its Funded Debt to EBITDA ratio to exceed 6.0 to 1; (v) the Company and each Guarantor may not consolidate or merge into another Person; (vi) the Company and each Guarantor may not enter transactions with Affiliates except in the ordinary course of business upon fair and reasonable terms; (vii) the Company and each Guarantor may not permit to exist any liens on any of their property other than certain specified permitted liens; (viii) the Company and each Guarantor may not make any investments or loans or advances, or acquire as an entirety the Property or business of any other Person, other than investments in certain CD's, investments in wholly-owned Subsidiaries, travel advances to officers and employees, U.S. obligations, existing investments, up to $5.0 million in loans and advances to employees, and acquisitions in a line of business related to the Company's business; (ix) the Company and each Guarantor may not sell or transfer any material part of its Property (10% or more of the lesser of the book or fair value of the Property of the Company or Guarantor); (x) the Company may not pay dividends or purchase any of its capital stock, unless the amount does not exceed $10.0 million plus 50% of Consolidated Net Earnings after March 29, 1997; and (xi) the Company and each Guarantor may not enter into sale and leaseback transactions involving Property with Fair Market Value over 15% of the consolidated assets of the Company.

     The Harris Revolving Credit Agreement includes standard events of default, including events related to payment defaults, covenant defaults, cross defaults on $5.0 million of other indebtedness, false representations and warranties, judgments in excess of $5.0 million, certain bankruptcy events and Changes of Control.

     KeyBank Revolving Credit Agreement. In May 1997, Marsh Supermarkets, Inc. and Marsh Supermarkets, LLC entered into a $20.0 million credit agreement with KeyBank National Association. The agreement was amended on July 25, 1997. Interest under the KeyBank Revolving Credit Agreement accrues at either a Prime Rate, or an Eurodollar Rate plus 0.5%. The Company pays a commitment fee of 0.25% on unused amounts. Tranche A loans under the KeyBank Revolving Credit Agreement mature on May 22, 1998, unless extended by the bank, and Tranche B loans mature on May 22, 2000, unless extended by the bank. Prime Rate loans may be prepaid at any time. This indebtedness was incurred for working capital purposes. As of September 13, 1997, no borrowings were outstanding under the KeyBank Revolving Credit Agreement.

     The KeyBank Revolving Credit Agreement, as amended, contains numerous restrictive covenants, subject to certain exceptions, including covenants with respect to the following matters: (i) the Borrowers' consolidated working capital may not be less than $8.0 million; (ii) the Borrowers must maintain a

Consolidated Tangible Net Worth of at least (a) $95 million plus (b) 50% of the Consolidated Net Income of Borrowers after March 29, 1997; (iii) the Borrowers must maintain a Fixed Charge Coverage Ratio of at least 1.15 to 1.0 (calculated as of October 11, 1997 and each fiscal quarter thereafter); (iv) the Borrowers' total Funded Debt to EBITDAR must not be greater than 6.0 to 1.0 (commencing October 11, 1997); (v) the Company may not make Restricted Payments or Restricted Investments, if (a) an Event of Default has occurred or would occur,
(b) the Borrowers may not incur $1 of additional Funded Debt or (c) the aggregate amount of Restricted Payments would exceed the sum of $3.0 million, plus 75% of Consolidated Net Earnings, plus the net proceeds from the issue or sale of shares or convertible debt; (vi) the Borrowers and their Affiliates may not make Restricted Investments; (vii) the Borrowers and Restricted Affiliates may not incur Funded Debt, except (a) Funded Debt of Borrowers, if the Consolidated Funded Debt does not exceed 60% of the Borrowers' Consolidated Net Tangible Assets, or (b) Funded Debt of Restricted Affiliates, if the Funded Debt of Restricted Affiliates plus the Secured Funded Debt of the Company does not exceed 15% of Consolidated Net Tangible Assets; (viii) the Company and its Restricted Affiliates may not suffer to exist any liens, with certain exceptions; (ix) the Borrowers may not enter mergers or consolidations unless the Company is the surviving entity and no Event of Default occurred or will occur as a result thereof; (x) the Borrowers and Affiliates may not engage in acquisitions if an Event of Default would be caused under the KeyBank Revolving Credit Agreement; (xi) the Borrowers and Affiliates may not sell or dispose of assets other than in the ordinary course of business if such assets constitute more than 10% of the assets of the Borrowers and their Affiliates; (xii) the Borrowers and Affiliates may not enter operating leases if (a) the term is for more than three years and (b) the leases require payment of rentals in excess of $3.5 million plus 2% of the Company's net sales; and (xiii) the Borrowers may not enter contracts for the purchase of goods if the contracts require payment regardless of the delivery of services.

     The KeyBank Revolving Credit Agreement also includes certain events of default, including events of default with respect to principal or interest payment defaults; cross default on $1.0 million or more of debt; covenant defaults for 30 days or more; false or misleading representations; failure to make certain ERISA payments of more than $10.0 million; certain bankruptcy events involving the Borrowers or Affiliates; or $1.0 million judgments against either of the Borrowers or an Affiliate.

SECURED NOTES

     In June 1989, the Company sold $8.1 million of 10.05% Secured Notes, Series A and, in December 1989, the Company sold $14.6 million of 10.05% Secured Notes, Series B (collectively, the "10.05% notes"). The 10.05% notes are payable in monthly installments (principal and interest) of $220,000 through 2009. The 10.05% notes are secured by mortgages on certain real estate owned by the Company. The Company can prepay the 10.05% notes beginning in December 1997 with payment of a Make-Whole Premium. The 10.05% notes contain certain events of default. Upon a change in control the Company must offer to repurchase these notes and pay a Make-Whole Premium. This indebtedness was incurred for working capital purposes. As of September 13, 1997, the outstanding balance of the 10.05% notes was $18.5 million.

     In August 1990, the Company sold $11.5 million of 9.05% Secured Notes, Series A and, in March 1991, $11.5 million of 9.05% Secured Notes, Series B (the "9.05% notes") secured by mortgages on certain real estate owned by the Company. The 9.05% notes are payable in quarterly installments (principal and interest) of $625,000 through 2011. The Company can prepay the 9.05% notes beginning in March 1999 with payment of a Make-Whole Premium. In addition, between August 2000 and August 2001 either the Company or the lenders may initiate an interest rate negotiation or require immediate repayment of these notes at par without a premium. Any interest rate adjustment must be acceptable to each holder of the 9.05% notes. If the parties adjust the interest rates, they may not exercise their right to require immediate repayment of these notes. The 9.05% notes contain standard events of default. Upon a change in control the Company must offer to repurchase these notes and pay a Make-Whole Premium. This indebtedness was incurred for working capital purposes. As of September 13, 1997, the outstanding balance of the 9.05% notes was $19.4 million.

     In April 1979, the Company entered into a Lease Agreement with the City of Greenwood, Indiana in connection with the issuance by Greenwood of $2.5 million of mortgage notes (the "Mortgage notes"). Rent payments under this lease equal principal and interest payments payable by Greenwood under the Mortgage notes. Principal amortization commenced at $65,000 in 1981 (at an interest rate of 6.0%) and increased annually to $165,000 (at an interest rate of 7%) in 1996, $175,000 (at an interest rate of 7%) in 1997, $190,000 (at an interest rate of 7.125%) in 1998, $200,000 (at an interest rate of 7.125%) in 1999 and $215,000
(at an interest rate of 7.125%) in 2000. The lease terminates on April 1, 2000. Principal is payable every April 1 and interest is payable every April 1 and October 1. The Company may purchase the property covered by the lease within 180 days after termination of the lease at a price equal to an amount necessary to retire the bonds in full. The Mortgage notes are redeemable on any interest payment date with payment of a premium. This indebtedness was incurred for working capital purposes. As of September 13, 1997, the outstanding balance on the Mortgage notes was $0.9 million.

ECONOMIC DEVELOPMENT BOND

     In December 1986, the Company borrowed $2.9 million from the City of Franklin, Indiana, who raised the funds by issuing an economic development bond (the "Economic development bond"). The loan is secured by certain real estate owned by the Company in Franklin, Indiana. The Economic development bond bears interest at a rate of 8.25%, and is due in monthly installments of $25,000 (principal and interest) through January 1, 2007. The Company can prepay the loan beginning at February 1, 1997 at 105% of the principal amount outstanding (declining to 101% by February 1, 2005). As of September 13, 1997, the outstanding balance on the Economic development bond was $1.9 million.

CONVERTIBLE SUBORDINATED DEBENTURES

     In February 1993, the Company sold $20.0 million of 7% convertible subordinated debentures due 2003 pursuant to a public offering registered with the Commission. The 7% convertible subordinated debentures due 2003 mature on February 15, 2003 and are convertible at the option of the holder into shares of the Company's Class B Common Stock at a conversion price of $15.50 per share subject to adjustment in certain events. The Company may, with at least 30 days notice, redeem the debentures, in whole or in part, at redemption prices commencing at 103.5% of the principal amount in 1996 and declining to par on February 15, 2003, together with accrued interest. The 7% convertible subordinated debentures due 2003 tendered by the personal representative or surviving co-owner of a deceased holder of debentures will be redeemed by the Company within 60 days at a price equal to the principal amount thereof together with accrued and unpaid interest thereon to the date of purchase, up to an annual maximum of $100,000 per debenture holder, subject to a maximum of $1.0 million principal amount during each calendar year until maturity. After 35 business days following the occurrence of a change in control of the Company, the holders of the 7% convertible subordinated debentures due 2003 can require the Company to purchase the debentures at the principal amount thereof together with accrued and unpaid interest thereon to the date of purchase. The debentures are subordinate to all present and future senior indebtedness of the Company. The debentures include standard events of default. As of September 13, 1997, the outstanding balance of the 7% convertible subordinated debentures due 2003 was $19.9 million.

NOTES PAYABLE TO BANKS

     The Company has commitments for short term (less than 365 days) borrowings in the amount of $15.0 million under the Bank One Note Payable and in the amount of $5.0 million under the First Merchants Note Payable. Each of such notes is renewable annually at the option of the respective bank. The interest on these notes payable to banks is negotiated at the time of borrowing thereunder and is generally based on the then prevailing Federal Funds rate. These commitments for credit were obtained to provide the Company with alternatives with respect to short term borrowings for cash management. As of September 13, 1997, no borrowings were outstanding under the Bank One Note Payable and under the First Merchants Note Payable. See Note C of Notes to Consolidated Financial Statements.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Exchange Notes offered hereby will be issued and the 144A Notes were issued under an Indenture dated August 5, 1997 (the "Indenture") among the Company, the Guarantors and State Street Bank and Trust Company, as trustee (the
"Trustee"). References to "(Section   )" mean the applicable Section of the
Indenture.

     Upon the effectiveness of the Registration Statement of which this Prospectus forms a part, the Indenture will be subject to and governed by the Trust Indenture Act. The following summaries of the material provisions of the Indenture do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the Trust Indenture Act. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and is incorporated by reference herein. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions" or "Exchange Offer; Registration Rights."

GENERAL

     The Exchange Notes will mature on August 1, 2007, will be limited to $150,000,000 aggregate principal amount, and will be unsecured senior subordinated obligations of the Company. Each Exchange Note will bear interest at the rate set forth on the cover page hereof from August 5, 1997 or from the most recent interest payment date to which interest has been paid, payable semiannually in arrears on February 1 and August 1 in each year, commencing February 1, 1998, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the January 15 or July 15 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. (Sections 202, 301 and 313)

     Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes will be exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be a corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check or wire transfer mailed to the Person entitled thereto as shown on the security register. (Sections 301, 305 and 1002) The Exchange Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. (Section 305)

     Settlement for the Exchange Notes will be made in same day funds. All payments of principal and interest will be made by the Company in same day funds. The Exchange Notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company (the "Depositary" or "DTC") until maturity, and secondary market trading activity for the Exchange Notes will therefore settle in same day funds.

GUARANTEES

     Payment of the Exchange Notes is fully and unconditionally guaranteed by the Guarantors, jointly and severally, on a senior subordinated basis. The Guarantors are comprised of Marsh Supermarkets, LLC, Crystal Food Services, LLC, Village Pantry, LLC, Convenience Store Distributing Company, Contract Transport, Inc., Contract Transport, LLC, Trademark Holdings, Inc., Marsh Drugs, Inc., Marsh Drugs, LLC, Limited Holdings, Inc., Marsh Village Pantries, Inc., Mundy Realty, Inc., LoBill Foods, LLC, Mar Properties, Inc., North Marion Development Corp., Marlease, Inc., Marsh Clearing House, LLC, Marsh International, Inc., S.C.T., Inc., Marsh P.Q., Inc. and Maraines Greenery, Inc. Three subsidiaries of the Company (C.E. Publishers, Inc., Walnut Hill Associates and Decatur Plaza Associates) are not Guarantors. (Section 205)

OPTIONAL REDEMPTION

     (a) The Notes will be subject to redemption at any time on or after August 1, 2002, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning August 1 of the years indicated below:

                                                            REDEMPTION
YEAR                                                          PRICE
----                                                        ----------
2002......................................................   104.438%
2003......................................................   102.958%
2004......................................................   101.479%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

     (b) If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable. (Sections 203, 1101, 1105 and 1107)

SINKING FUND

     The Notes will not be entitled to the benefit of any sinking fund.

RANKING

     The payment of the principal of, premium, if any, and interest on the Notes will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full of all Senior Indebtedness. The Notes will be senior subordinated indebtedness of the Company ranking pari passu with all other existing and future senior subordinated indebtedness of the Company and senior to all existing and future Subordinated Indebtedness of the Company. (Sections 1301 and 1302) The Company has not issued, and does not have any current arrangements to issue, any significant additional indebtedness to which the Notes would be senior, subordinate or pari passu in right of payment. The Notes will be effectively subordinate to essentially all of the currently outstanding indebtedness of the Company and its subsidiaries.

     Upon the occurrence of any default in the payment of any Designated Senior Indebtedness beyond any applicable grace period and after the receipt by the Trustee from representatives of holders of any Designated Senior Indebtedness (collectively, a "Senior Representative") of written notice of such default, no payment (other than payments previously made pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of Indenture") or distribution of any assets of the Company or any Subsidiary of any kind or character (excluding certain permitted equity interests or subordinated securities) may be made on account of the principal of, premium, if any, or interest on, the Notes, or on account of the purchase, redemption, defeasance or other acquisition of or in respect of, the Notes unless and until such default shall have been cured or waived or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full, after which the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

     Upon the occurrence and during the continuance of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may then be accelerated immediately (a "Non-payment Default") and after the receipt by the Trustee and the Company from a Senior Representative of written notice of such Non-payment Default, no payment (other than payments previously made pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of Indenture") or distribution of any assets of the Company of any kind or character (excluding certain permitted equity interests or subordinated securities) may be made by the Company or any Subsidiary on account of the principal of, premium, if any, or interest on the Notes or on account of the purchase, redemption, defeasance or other acquisition of, or in respect of, the Notes for the period specified below (the "Payment Blockage Period").

     The Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the Trustee and the Company from a Senior Representative and shall end on the earliest of (i) the 179th day after such commencement, (ii) the date on which such Non-payment Default (and all Non-payment Defaults as to which notice is also given after such Payment Blockage Period is initiated) is cured, waived or ceases to exist or on which such Designated Senior Indebtedness is discharged or paid in full or (iii) the date on which such Payment Blockage Period (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) shall have been terminated by written notice to the Company or the Trustee from the Senior Representative initiating such Payment Blockage Period, after which, in the case of each of clauses (i), (ii) and (iii), the Company will promptly resume making any and all required payments in respect of the Notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Company or the Trustee of the notice initiating such Payment Blockage Period (such 179-day period referred to as the "Initial Period"). Any number of notices of Non-payment Defaults may be given during the Initial Period provided that during any period of 365 consecutive days only one Payment Blockage Period, during which payment of principal of, premium, if any, or interest on, the Notes may not be made, may commence and the duration of such period may not exceed 179 days. No Non-payment Default with respect to any Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days. (Section 1303)

     If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "-- Events of Default."

     The Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its assets, or any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, or whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshaling of assets or liabilities of the Company, all Senior Indebtedness must be paid in full before any payment or distribution (excluding distributions of certain permitted equity interests or subordinated securities) is made on account of the principal of, premium, if any, or interest on the Notes or on account of the purchase, redemption, defeasance or other acquisition of, or in respect of, the Notes (other than payments previously made pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of Indenture"). (Section 1302)

     By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations fully with respect to the Notes.

     "Senior Indebtedness" under the Indenture means the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) and all other monetary obligations on any Indebtedness of the Company (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingently, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Notes, (ii) Indebtedness that is by its terms subordinate or junior in right of payment to any Indebtedness of the Company, (iii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to the Company, (iv) Indebtedness which is represented by Redeemable Capital Stock, (v) any liability for foreign, federal, state, local or other tax owed or owing by the Company to the extent such liability constitutes Indebtedness, (vi) Indebtedness of the Company to a Subsidiary or any other Affiliate of the Company or any of such Affiliate's subsidiaries and (vii) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture.

     "Designated Senior Indebtedness" under the Indenture means any Senior Indebtedness which at the time of determination has an aggregate principal amount outstanding of at least $10.0 million and is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as "Designated Senior Indebtedness" by the Company.

     As of September 13, 1997, after giving effect to the offering of the 144A Notes and the application of the net proceeds therefrom, the Company had approximately $41.2 million in aggregate principal amount of Senior Indebtedness (all of which would have been secured), no Pari Passu Indebtedness and approximately $19.9 million in aggregate principal amount of Subordinated Indebtedness. In addition, as of September 13, 1997, after giving effect to the offering of the 144A Notes and the application of the net proceeds therefrom, the Guarantors had $5.6 million in aggregate principal amount of Guarantor Senior Indebtedness ($0.7 million of which was guaranteed by the Company). The Company has $70.0 million in available credit, under its existing revolving credit agreements and notes payable to banks, which is senior in right of payment to the Notes.

     The Indenture will limit, but not prohibit, the incurrence by the Company and its Restricted Subsidiaries of additional Indebtedness, and the Indenture will prohibit the incurrence by the Company of Indebtedness that is subordinated in right of payment to any Senior Indebtedness of the Company and senior in right of payment to the Notes.

     Each Guarantee of a Guarantor will be an unsecured senior subordinated obligation of such Guarantor, ranking pari passu with, or senior in right of payment to, all other existing and future Indebtedness of such Guarantor that is expressly subordinated to Guarantor Senior Indebtedness. The Indebtedness evidenced by the Guarantees will be subordinated to Guarantor Senior Indebtedness to the same extent as the Notes are subordinated to Senior Indebtedness and during any period when payment on the Notes is blocked by Designated Senior Indebtedness, payment on the Guarantees is similarly blocked. (Section 1416)

     "Guarantor Senior Indebtedness" is defined as the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy laws whether or not allowable as a claim in such proceeding) on any Indebtedness of any Guarantor (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to any Guarantee. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include
(i) Indebtedness evidenced by the Guarantees, (ii) Indebtedness that is subordinate or junior in right of payment to any Indebtedness of any Guarantor,
(iii) Indebtedness which when incurred and without respect to any election under
Section 1111(b) of Title 11 of the United States Code, is without recourse to any Guarantor, (iv) Indebtedness which is represented by Redeemable Capital Stock, (v) any liability for foreign, federal, state, local or other taxes owed or owing by any Guarantor to the extent such liability constitutes Indebtedness,
(vi) Indebtedness of any Guarantor to a Subsidiary or any other Affiliate of the Company or any of such Affiliate's subsidiaries, (vii) Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness and
(viii) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness but excluding Permitted Indebtedness), unless such Indebtedness is incurred by the Company or a Guarantor or constitutes Acquired Indebtedness of a Restricted Subsidiary (which is not a Guarantor) and, in each case, the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period (and after giving pro forma effect to (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including the refinancing of other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such applicable period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such applicable period as if such Indebtedness was incurred, repaid or retired at the beginning of such applicable period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such applicable period); (iii) in the case of Acquired Indebtedness or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such applicable period; and (iv) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such applicable period, assuming such acquisition or disposition had been consummated on the first day of such applicable period) is at least equal to or greater than 2.00 to 1. (Section 1008)

     "Permitted Indebtedness" means:

          (i) Indebtedness of the Company or any Guarantor under revolving credit facilities or bank term loans in an aggregate principal amount at any one time outstanding not to exceed $70.0 million;

          (ii) Indebtedness of the Company pursuant to the Notes and Indebtedness of any Guarantor pursuant to a Guarantee of the Notes;

          (iii) Indebtedness of the Company or any Restricted Subsidiary outstanding on the date of the Indenture or available under contracts on the date of the Indenture and listed on a schedule thereto;

          (iv) Indebtedness of the Company owing to a Restricted Subsidiary; provided that any Indebtedness for borrowed money of the Company owing to a Subsidiary is made pursuant to an intercompany note in the form attached to the Indenture and is subordinated in accordance with provisions set forth in the Indenture; provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause
     (iv);

          (v) Indebtedness of a Wholly Owned Restricted Subsidiary owing to the Company or another Wholly Owned Restricted Subsidiary; provided that any such Indebtedness for borrowed money is made pursuant to an intercompany note in the form attached to the Indenture; provided, further, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Company or a Wholly Owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (v), and (b) any transaction pursuant to which any Wholly Owned Restricted Subsidiary, which has Indebtedness owing to the Company or any other Wholly Owned Restricted Subsidiary, ceases to be a Wholly Owned Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by such Wholly Owned Restricted Subsidiary that is not permitted by this clause (v);

          (vi) guarantees of any Restricted Subsidiary made in accordance with the provisions of "-- Certain Covenants -- Limitation on Issuances of Guarantees of Indebtedness;"

          (vii) obligations of the Company entered into in the ordinary course of business (a) pursuant to Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary as long as such obligations do not exceed the aggregate principal amount of such Indebtedness then outstanding, (b) under any Currency Hedging Arrangements, which if related to Indebtedness do not increase the amount of such Indebtedness other than as a result of foreign exchange fluctuations, or

     (c) under any Commodity Price Protection Agreements, which if related to Indebtedness do not increase the amount of such Indebtedness other than as a result of foreign exchange fluctuations;

          (viii) Indebtedness of the Company or any Guarantor represented by Capital Lease Obligations or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition or development of real or personal, movable or immovable, property in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Guarantor, in an aggregate principal amount pursuant to this clause (viii) not to exceed $10.0 million per year; provided, that the aggregate amount of Indebtedness outstanding pursuant to this clause (viii) at any one time shall not exceed 3% of the Consolidated Net Sales of the Company in the most recent fiscal year for which audited financial statements are available; provided, further, that the principal amount of any Indebtedness permitted under this clause (viii) did not in each case at the time of incurrence exceed the Fair Market Value, as determined by the Company or such Guarantor in good faith, of the acquired or constructed asset or improvement so financed;

          (ix) letters of credit to support workers compensation obligations and bankers acceptances and performance bonds, surety bonds and performance guarantees, of the Company or any Guarantor, in each case, in the ordinary course of business consistent with past practice;

          (x) Guarantees by the Company of Indebtedness of any Guarantor permitted by the terms of the Indenture;

          (xi) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (ii) and (iii) of this definition of "Permitted Indebtedness," including any successive refinancings so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or
     (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company or a Restricted Subsidiary incurred in connection with such refinancing and (A) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the Notes at least to the same extent as the Indebtedness being refinanced and (B) in the case of Pari Passu Indebtedness or Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness; and

          (xii) Indebtedness of the Company or any Guarantor in addition to that described in clauses (i) through (xi) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $25.0 million outstanding at any one time in the aggregate.

     Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in its shares of Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

          (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, the Company's Capital Stock or any Capital Stock of any Affiliate of the Company (other than Capital Stock of any Wholly Owned Restricted Subsidiary) or options, warrants or other rights to acquire such Capital Stock;

          (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness;

          (iv) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (a) to the Company or any of its Wholly Owned Restricted Subsidiaries or (b) to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis); or

          (v) make any Investment in any Person (other than any Permitted Investments)

(any of the foregoing actions described in clauses (i) through (v), other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") (the amount of any such Restricted Payment, if other than cash, as determined by the board of directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), unless
(1) immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Restricted Subsidiaries; (2) immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under "-- Limitation on Indebtedness;" and (3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture, does not exceed the sum of:

          (A) $10.0 million;

          (B) 50% of the aggregate cumulative Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter beginning after the date of the Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

          (C) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (ii) or (iii) of paragraph (b) below);

          (D) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company;

          (E) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Redeemable Capital Stock were issued prior to or after the date of the Indenture, the aggregate of Net Cash Proceeds from their original issuance; and

          (F) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the date of the Indenture, an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of disposition of such Investment.

     (b) Notwithstanding the foregoing, and in the case of clauses (ii) through
(vii) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (each of clauses
(i) through (iv) being referred to as a "Permitted Payment"):

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this Section and such payment shall have been deemed to have been paid on such date of declaration and shall not have been deemed a "Permitted Payment" for purposes of the calculation required by paragraph (a) of this Section;

          (ii) the repurchase, redemption, or other acquisition or retirement of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issue and sale for cash (other than to a Restricted Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(C) of paragraph (a) of this Section;

          (iii) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Restricted Subsidiary of the Company) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(C) of paragraph (a) of this Section;

          (iv) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a "refinancing") through the substantially concurrent issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or
     (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and (4) is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be refinanced;

          (v) the repurchase of any Subordinated Indebtedness of the Company or any Guarantor at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control (as defined below) pursuant to a provision similar to the "-- Purchase of Notes upon Change of Control" covenant; provided that prior to or simultaneously with such repurchase, the Company has made the Change of Control Offer as provided in such covenant and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

          (vi) the repurchase of any Subordinated Indebtedness of the Company or any Guarantor, at a purchase price not greater than 100% of the principal amount of such Indebtedness in the event of an Asset Sale pursuant to a provision similar to the "-- Limitation on Sale of Assets" covenant; provided that prior to such repurchase the Company has made an Offer to purchase the Notes as provided in such covenant and has repurchased all Notes validly tendered for payment in connection with such Offer; and

          (vii) the payment of dividends on the Company's Common Stock of up to $1.0 million per quarter in the aggregate. (Section 1009)

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary) unless such transaction or series of related transactions is entered into in good faith and in writing and (a) such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm's-length dealings with an unrelated third party,
(b) with respect to any transaction or series of related transactions involving aggregate value in excess of $5 million, the Company delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (a) above and (c) with respect to any transaction or series of related transactions involving aggregate payments in excess of $10 million, either (i) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or (ii) the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the Company or such Restricted Subsidiary from a financial point of view; provided, however, that this provision shall not apply to (i) any transaction with an officer or director of the Company entered into in the ordinary course of business (including compensation and employee benefit arrangements with any officer, director or employee of the Company, including under any stock option or stock incentive plans), (ii) the payment of dividends otherwise permitted by the terms of the Indenture, (iii) indemnification agreements for the benefit of officers, directors and employees, and (iv) transactions and arrangements pursuant to any contract in effect on the date of the Indenture and listed on a schedule to the Indenture, as the same may be amended or modified from time to time so long as any amendment or modification is no less favorable to the Company or its Restricted Subsidiary, as the case may be, than such contract or agreement as in effect on the date of the Indenture. (Section 1010)

     Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or affirm any Lien of any kind securing any Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) upon any property or assets (including any intercompany notes) of the Company or any Subsidiary owned on the date of the Indenture or acquired after the date of the Indenture, or any income or profits therefrom, unless the Notes are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such Subordinated Indebtedness) the obligation or liability secured by such Lien except for Liens (A) securing any Indebtedness which become Indebtedness pursuant to a transaction permitted under "--Consolidation, Merger, Sale of Assets" or securing Acquired Indebtedness which, in each case, were created prior to (and not created in connection with, or in contemplation of) the incurrence of such Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) and which Indebtedness is permitted under the provisions of "--Limitation on Indebtedness" or (B) securing any Indebtedness incurred in connection with any refinancing, renewal, substitution or replacement of any such Indebtedness described in clause (A), so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing by an amount greater than the lesser of (i) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or
(ii) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing, provided, however, that in the case of clauses (A) and (B), any such Lien only extends to the assets that were subject to such Lien securing such Indebtedness prior to the related acquisition by the Company or its Restricted Subsidiaries. (Section 1011)

     Limitation on Senior Subordinated Indebtedness. The Company will not, and will not permit any Guarantor to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise permit to exist any Indebtedness that is subordinate in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also pari passu with the Notes or the Guarantee of such Guarantor or subordinate in right of payment to the Notes or such Guarantee at least to the same extent as the Notes or such Guarantee are subordinate in right of payment to Senior Indebtedness or Senior Indebtedness of such Guarantor, as the case may be. (Section 1012)

     Limitation on Sale of Assets. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) at least 80% of the consideration from such Asset Sale is received in cash and (ii) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale (as determined by the board of directors of the Company and evidenced in a board resolution).

     (b) If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any Senior Indebtedness outstanding as required by the terms thereof, or the Company determines not to apply such Net Cash Proceeds to the permanent repayment of the Senior Indebtedness, or if no such Indebtedness under the Senior Indebtedness is outstanding then, the Company or a Subsidiary may, within 365 days of such Asset Sale, invest the Net Cash Proceeds in capital expenditures, properties and other assets or inventories that (as determined by the board of directors of the Company) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Subsidiaries existing on the date of the Indenture or in businesses reasonably related thereto; provided that the properties or assets that replace the properties and assets that are subject to such Asset Sale in the case of a sale of a store or stores shall be deemed to have been applied to the extent of any capital expenditures made to acquire or construct a replacement store in the general vicinity of the store or stores sold within 180 days preceding the date of such Asset Sale. The amount of such Net Cash Proceeds not used or invested as set forth in this paragraph constitutes "Excess Proceeds."

     (c) When the aggregate amount of Excess Proceeds exceeds $5.0 million or more, the Company will apply the Excess Proceeds to the repayment of the Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows: (A) the Company will make an offer to purchase (an "Offer") from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered) and (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the Notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

     (d) When the aggregate amount of Excess Proceeds exceeds $5.0 million, such Excess Proceeds will, prior to any purchase of Notes described in paragraph (c) above, be set aside by the Company in a separate account pending (i) deposit with the depository or a paying agent of the amount required to purchase the Notes tendered in an Offer or Pari Passu Indebtedness tendered in a Pari Passu Offer, (ii) delivery by the Company of the Offered Price to the holders of the Notes tendered in an Offer or Pari Passu Indebtedness tendered in a Pari Passu Offer and (iii) application, as set forth above, of Excess Proceeds in the business of the Company and its Subsidiaries for general corporate purposes. Such Excess Proceeds may be invested in Temporary Cash Investments, provided that the maturity date of any such investment made after the amount of Excess Proceeds exceeds $5.0 million shall not be later than the Offer Date. The Company shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments; provided that the Company shall not withdraw such interest from the separate account if an Event of Default has occurred and is continuing.

     (e) If the Company becomes obligated to make an Offer pursuant to clause
(c) above, the Notes and the Pari Passu Indebtedness shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 45 days and not later than 60 days from the date the notice of the Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.

     (f) The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer. (Section 1013)

     Limitation on Issuances of Guarantees of Indebtedness. (a) The Company will not permit any Restricted Subsidiary, other than the Guarantors, directly or indirectly, to secure the payment of any Senior Indebtedness of the Company and the Company will not, and will not permit any Restricted Subsidiary to, pledge any intercompany notes representing obligations of any Restricted Subsidiary (other than the Guarantors) to secure the payment of any Senior Indebtedness unless in each case such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Notes by such Restricted Subsidiary, which guarantee shall be on the same terms as the guarantee of the Senior Indebtedness (if a guarantee of Senior Indebtedness is granted by any such Restricted Subsidiary) except that the guarantee of the Notes need not be secured and shall be subordinated to the claims against such Restricted Subsidiary in respect of Senior Indebtedness to the same extent as the Notes are subordinated to Senior Indebtedness of the Company under the Indenture.

     (b) The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the Notes, on the same terms as the guarantee of such Indebtedness except that (A) such guarantee need not be secured unless required pursuant to "-- Limitation on Liens," (B) if such Indebtedness is by its terms Senior Indebtedness, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be senior to such Restricted Subsidiary's Guarantee of the Notes to the same extent as such Senior Indebtedness is senior to the Notes and (C) if such Indebtedness is by its terms expressly subordinated to the Notes any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary's Guarantee of the Notes at least to the same extent as such Indebtedness is subordinated to the Notes.

     (c) Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon
(i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which transaction is in compliance with the terms of the Indenture and such Restricted Subsidiary is released from all guarantees, if any, by it of other Indebtedness of the Company or any Restricted Subsidiaries or (ii) (with respect to any Guarantees created after the date of the Indenture) the release by the holders of the Indebtedness of the Company described in clauses (a) and (b) above of their security interest or their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at a time when (A) no other Indebtedness of the Company has been secured or guaranteed by such Restricted Subsidiary, as the case may be, or (B) the holders of all such other Indebtedness which is secured or guaranteed by such Restricted Subsidiary also release their security interest in, or guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness). (Section 1014)

     Restriction on Transfer of Assets. The Company and the Guarantors will not sell, convey, transfer or otherwise dispose of its assets or property to any of its Restricted Subsidiaries, except for sales, conveyances, transfers or other dispositions (a) made in the ordinary course of business or (b) to any Restricted Subsidiary if such Subsidiary is a Guarantor or simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the payment of the Notes by such Restricted Subsidiary on a senior subordinated basis. For purposes of this provision any sale, conveyance, transfer, lease or other disposition of property or assets having a Fair Market Value in excess of (a) $5.0 million for any sale, conveyance, transfer or disposition or series of related sales, conveyances, transfers, leases or dispositions and (b) $10.0 million in the aggregate for all such sales, conveyances, transfers, leases or dispositions in any fiscal year of the Company shall not be considered "in the ordinary course of business." (Section 1015).

     Purchase of Notes Upon a Change of Control. If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that the Company purchase such holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and in accordance with the other procedures set forth in the Indenture.

     Within 30 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register, stating, among other things: the purchase price and the purchase date which shall be fixed by the Company on a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any Note not tendered will continue to accrue interest; that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. See "-- Ranking." The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Notes the rights described under "Events of Default."

     The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

     The existence of a holder's right to require the Company to repurchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

     In addition to the obligations of the Company under the Indenture with respect to the Notes in the event of a "Change of Control," certain of the Company's long-term indebtedness may also contain an event of default upon a "Change of Control" as defined therein which obligates the Company to repay amounts outstanding under such indebtedness upon an acceleration of the indebtedness issued thereunder. See "Description of Other Indebtedness."

     The provisions of the Indenture will not afford holders of Notes the right to require the Company to repurchase the Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its Affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its Affiliates) involving the Company that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company's management or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control if it is the type of transaction specified by such definition.

     The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. (Section 1016)

     Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit (a) any Restricted Subsidiary of the Company to issue, sell or transfer any Preferred Stock, except for (i) Preferred Stock issued or sold to, held by or transferred to the Company or a Wholly Owned Restricted Subsidiary, and (ii) Preferred Stock issued by a Person prior to the time (A) such Person becomes a Restricted Subsidiary, (B) such Person merges with or into a Restricted Subsidiary or (C) a Subsidiary merges with or into such Person; provided that such Preferred Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or
(C) or (b) any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to acquire Preferred Stock of any Restricted Subsidiary from the Company or any Wholly Owned Restricted Subsidiary except, (a) in the case of clause (A) or (B), upon the acquisition of all the outstanding Capital Stock of such Restricted Subsidiary in accordance with the terms of the Indenture. Notwithstanding the above, the Company will not permit Marsh Supermarkets, LLC to issue, sell or transfer any Capital Stock, except for Capital Stock issued or sold to, held by or transferred to the Company or a Wholly Owned Restricted Subsidiary, and will not permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to acquire any Capital Stock of Marsh Supermarkets, LLC from the Company or any Wholly Owned Restricted Subsidiary. (Section 1017)

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distribution on its Capital Stock, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make any Investment in the Company or any other Restricted Subsidiary or (iv) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for: (a) any agreement in effect on the date of the Indenture; (b) any encumbrance or restriction, with respect to a Subsidiary that is not a Restricted Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; and (c) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (a) and (b), or in this clause (c), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced. (Section 1018)

     Limitations on Unrestricted Subsidiaries. The Company will not make, and will not permit its Restricted Subsidiaries to make, any Investment in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "-- Limitation on Restricted Payments" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) will be treated as a Restricted Payment in calculating the amount of Restricted Payments made by the Company and (ii) may be made in cash or property. (Section 1019)

     Provision of Financial Statements. The Indenture provides that, whether or not the Company or any Guarantor is subject to Section 13(a) or 15(d) of the Exchange Act, the Company and such Guarantor will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company and such Guarantor would have been required to file with the Commission pursuant to such
Section 13(a) or 15(d) if the Company and such Guarantor were so subject, such documents to be filed with the Commission on or prior to the date (the "Required Filing Date") by which the Company and such Guarantor would have been required so to file such documents if the Company and such Guarantor were so subject. The Company and such Guarantor will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company and such Guarantor would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company and such Guarantor were subject to either of such Sections and (y) if filing such documents by the Company and such Guarantor with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company's and such Guarantor's cost. If any Guarantor's or other Subsidiaries' financial statements would be required to be included in the financial statements filed or delivered pursuant hereto if the Company were subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall include such Guarantor's or other Subsidiaries' financial statements in any filing or delivery pursuant hereto. (Section 1020)

     Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in The City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate existence; (v) payment of taxes and other claims; (vi) maintenance of properties; and (vii) maintenance of insurance.

CONSOLIDATION, MERGER, SALE OF ASSETS

     The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto (i) either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, as the case may be, and the Notes and the Indenture will remain in full force and effect as so supplemented; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;
(iv) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "-- Certain Covenants -- Limitation on Indebtedness"; (v) at the time of the transaction each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantees shall apply to such Person's obligations under the Indenture and the Notes; (vi) at the time of the transaction if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of "-- Certain Covenants -- Limitation on Liens" are complied with; and (vii) at the time of the transaction the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with. (Section 801)

     Each Guarantor shall not, and the Company will not permit a Guarantor to, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than the Company or any Restricted Subsidiary) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons (other than the Company or any Restricted Subsidiary), or permit any of its Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Guarantor and its Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons (other than the Company or any Guarantor), unless at the time and after giving effect thereto (i) either
(a) the Guarantor will be the continuing corporation or (b) the Person (if other than the Guarantor) formed by such consolidation or into which such Guarantor is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Guarantor and its Subsidiaries on a Consolidated basis (the "Surviving Guarantor Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee of the Notes and the Indenture and such Guarantee will remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default will have occurred and be continuing; and (iii) at the time of the transaction such Guarantor or the Surviving Guarantor Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with. (Section 801)

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the two immediately preceding paragraphs in which the Company or any Guarantor, as the case may be, is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company or any Guarantor, as the case may be, would be discharged from all obligations and covenants under the Indenture and the Notes or its Guarantee, as the case may be. (Section 802)

EVENTS OF DEFAULT

     An Event of Default will occur under the Indenture if:

          (i) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

          (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise);

          (iii) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (i) or (ii) or in clause (b), (c) or (d) of this clause (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; (b) there shall be a default in the performance or breach of the provisions described in "-- Consolidation, Merger, Sale of Assets"; (c) the Company shall have failed to make or consummate an Offer in accordance with the provisions of "-- Certain Covenants -- Limitation on Sale of Assets"; or (d) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "-- Certain Covenants -- Purchase of Notes Upon a Change of Control";

          (iv) one or more defaults shall have occurred under any agreements, indentures or instruments under which the Company, any Guarantor or any Restricted Subsidiary then has outstanding Indebtedness in excess of $5.0 million, individually or in the aggregate, and either (a) such default results from the failure to pay such Indebtedness at its final maturity or
     (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

          (v) any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or any Unrestricted Subsidiary which has guaranteed the Notes or the Company not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the Indenture and any such Guarantee;

          (vi) one or more judgments, orders or decrees for the payment of money in excess of $5.0 million (in excess of the coverage under applicable insurance policies after giving effect to any deductibles as to which judgment, order or decree the insurer has agreed in writing that it is liable), either individually or in the aggregate, shall be rendered against the Company, any Guarantor or any Restricted Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

          (vii) any holder or holders of at least $10.0 million in aggregate principal amount of Indebtedness of the Company, any Guarantor or any Restricted Subsidiary after a default under such Indebtedness shall notify the Trustee of the intended sale or disposition of any assets of the Company, any Guarantor or any Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of the Company, any Guarantor or any Restricted Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

          (viii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company, any Guarantor or any Significant Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company, any Guarantor or any Significant Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any Guarantor or any Significant Restricted Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, any Guarantor or any Significant Restricted Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their respective affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

          (ix) (a) the Company, any Guarantor or any Significant Restricted Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company, any Guarantor or any Significant Restricted Subsidiary consents to the entry of a decree or order for relief in respect of the Company, such Guarantor or such Significant Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company, any Guarantor or any Significant Restricted Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) the Company, any Guarantor or any Significant Restricted Subsidiary (I) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company, any Guarantor or such Significant Restricted Subsidiary or of any substantial part of their respective properties, (II) makes an assignment for the benefit of creditors or (III) admits in writing its inability to pay its debts generally as they become due or (e) the Company, any Guarantor or any Significant Restricted Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (ix). (Section
     501)

     If an Event of Default (other than as specified in clauses (viii) and (ix) of the prior paragraph with respect to the Company and any Significant Restricted Subsidiary) shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all Notes to be due and payable, by a notice in writing to the Company (and to the Trustee if given by the holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause
(viii) or (ix) of the prior paragraph occurs with respect to the Company and any Significant Restricted Subsidiary and is continuing, then all the Notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings.

     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes then outstanding, (iii) the principal of and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at a rate borne by the Notes and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Section 502)

     The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all outstanding Notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note affected by such modification or amendment. (Section 513)

     The Company is also required to notify the Trustee within five business days of the occurrence of any Default. (Section 1021) The Company is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred. (Section 1021) The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby. (Section 603)

     The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, if any, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, elect to have the obligations of the Company, any Guarantor and any other obligor upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company, any such Guarantor and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes. (Sections 401, 402 and 403)

     In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or on any date after August 1, 2002 (such date being referred to as the "Defeasance Redemption Date"), if at or prior to electing either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption Date); (ii) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default (other than a Default or Event of Default under this Indenture resulting from the borrowing of funds to be applied to such deposit) shall have occurred and be continuing on the date of such deposit or insofar as clauses (viii) or (ix) under the first paragraph under "-- Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit; (v) such defeasance or covenant defeasance shall not cause the Trustee for the Notes to have a conflicting interest as defined in the Indenture and for purposes of the Trust Indenture Act with respect to any securities of the Company or any Guarantor; (vi) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Subsidiary is a party or by which it is bound; (vii) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; (viii) the Company will have delivered to the Trustee an opinion of independent counsel in the United States to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (ix) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others; (x) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and (xi) the Company will have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 404)

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) as to all outstanding Notes under the Indenture when (a) either (i) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid or Notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the applicable Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date; (b) the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company and any Guarantor; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of independent counsel each stating that (i) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Subsidiary is a party or by which the Company, any Guarantor or any Subsidiary is bound. (Section 1201)

MODIFICATIONS AND AMENDMENTS

     Modifications and amendments of the Indenture may be made by the Company, each Guarantor, if any, and the Trustee with the consent of the holders of at least a majority of aggregate principal amount of the Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal or interest on any such Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the obligation of the Company to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with "-- Certain
Covenants -- Limitation on Sale of Assets" or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "-- Certain Covenants -- Purchase of Notes Upon a Change of Control," including, in each case, amending, changing or modifying any definitions relating thereto; (iii) reduce the percentage in principal amount of such outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such Note affected thereby; (v) except as otherwise permitted under "Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture; or (vi) amend or modify any of the provisions of the Indenture relating to the subordination of the Notes or any Guarantee thereof in any manner adverse to the holders of the Notes or any such Guarantee. (Section 902)

     Notwithstanding the foregoing, without the consent of any holders of the Notes, the Company, any Guarantor, any other obligor under the Notes and the Trustee may modify or amend the Indenture: (a) to evidence the succession of another Person to the Company or a Guarantor, and the assumption by any such successor of the covenants of the Company or such Guarantor in the Indenture and in the Notes and in any Guarantee in accordance with "-- Consolidation, Merger, Sale of Assets;" (b) to add to the covenants of the Company, any Guarantor or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, in the Notes or in any Guarantee; (c) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the Notes; (d) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (e) to add a Guarantor under the Indenture; (f) to evidence and provide the acceptance of the appointment of successor Trustee under the Indenture; or (g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Company's and any Guarantor's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise. (Section 901)

     The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture. (Section 1021)

GOVERNING LAW

     The Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

     "Affiliate" means, with respect to any specified Person: (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or
(iii) any other Person 5% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or Sale and Leaseback Transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of: (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Subsidiaries; or (iii) any other properties or assets of the Company or any Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets
(a) that is governed by the provisions described under "Consolidation, Merger, Sale of Assets," (b) that is by the Company to any Guarantor, or by any Subsidiary to the Company or any Wholly Owned Restricted Subsidiary in accordance with the terms of the Indenture, (c) that is of obsolete equipment in the ordinary course of business or (d) the Fair Market Value of which in the aggregate does not exceed $3,000,000. For the purposes of this Indenture, with respect to Asset Sales involving the sale of stores, the term "cash" as used in clause (i) under "Certain Covenants -- Limitation on Sale of Assets" shall include interest bearing notes with a maturity of three years or less which are secured by the store or stores which are the subject of the Asset Sale.

     "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "Capital Lease Obligation" of any Person means any obligation of such Person and its Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or other equity interests whether now outstanding or issued after the date of the Indenture.

     "Change of Control" means the occurrence of any of the following events:
(i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding Voting Stock of the Company; provided that the Permitted Holders beneficially own (as so defined) a lesser percentage of such Voting Stock than such other "person" or "group"; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of 66- 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such

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

board of directors then in office; (iii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company or where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described under "-- Certain Covenants -- Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "-- Certain Covenants -- Limitation on Restricted Payments") and (B) no "person" or "group", other than Permitted Holders, owns immediately after such transaction, directly or indirectly, more than the greater of (i) 35% of the total outstanding Voting Stock of the surviving corporation and (ii) the percentage of the outstanding Voting Stock of the surviving corporation owned, directly or indirectly, by Permitted Holders immediately after such transaction; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "-- Consolidation, Merger, Sale of Assets."

     "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act then the body performing such duties at such time.

     "Commodity Price Protection Agreement" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

     "Common Stock" means the common stock, no par value per share, of the Company.

     "Company" means Marsh Supermarkets, Inc., a corporation incorporated under the laws of Indiana, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

     "Consolidated Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of (a) the sum of Consolidated Net Income (Loss), Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income (Loss) in each case, for such period, of such Person and its Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP to (b) the sum of Consolidated Interest Expense for such period and cash and non-cash dividends paid on any Preferred Stock of such Person during such period; provided that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate and (ii) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

     "Consolidated Income Tax Expense" of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP.

     "Consolidated Interest Expense" of any Person means, without duplication, for any period, the sum of (a) the interest expense of such Person and its Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net costs associated with

Interest Rate Agreements, Currency Hedging Arrangements and Commodity Price Protection Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) accrued interest, plus (b)
(i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period and (ii) all capitalized interest of such Person and its Restricted Subsidiaries plus (c) the interest expense under any Guaranteed Debt of such Person and any Subsidiary to the extent not included under clause (a)(iv) above, plus (d) the aggregate amount for such period of dividends on any Redeemable Capital Stock or Preferred Stock of the Company and its Restricted Subsidiaries, in each case as determined on a Consolidated basis in accordance with GAAP.

     "Consolidated Net Income (Loss)" of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) all extraordinary gains or losses, net of taxes (less all fees and expenses relating thereto), (ii) the portion of net income (or loss) of such Person and its Restricted Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Restricted Subsidiaries, (iii) net income (or loss) of any Person combined with such Person or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) net gains (or losses), net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of business, (vi) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (vii) any restoration to income of any contingency reserve, net of taxes, except to the extent provision for such reserve was made out of income accrued at any time following the date of the Indenture, (viii) any gain, net of taxes, arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of such Person, (ix) the net loss or gain resulting from any prepayment or redemption premiums incurred with respect to Indebtedness repaid with the proceeds of the issuance of the Notes in accordance with the section entitled "Use of Proceeds" in the Offering Memorandum relating to the sale of the Notes or (x) the net non-cash compensation expense in connection with the issuance of any employee stock options.

     "Consolidated Net Sales" of any Person means, for any period, the Consolidated net sales of such Person and its Restricted Subsidiaries as determined in accordance with GAAP.

     "Consolidated Net Worth" of any Person, as of a date, means the Consolidated stockholders' equity (excluding Redeemable Capital Stock) of such Person and its Restricted Subsidiaries, as of such date, as determined in accordance with GAAP.

     "Consolidated Non-cash Charges" of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Restricted Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

     "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its Restricted Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

     "Currency Hedging Arrangements" means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of any time or both would be, an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the board of directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "Gasoline Joint Venture" means any joint venture to which the Company or any Restricted Subsidiary is a party with a gasoline supplier in connection with the construction, acquisition, renovation and operation of convenience stores or car washes which are not owned or operated by the Company or any Restricted Subsidiary as of the date of the Indenture.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

     "Guarantee" means the guarantee by any Guarantor of the Company's Indenture Obligations pursuant to a guarantee given in accordance with the Indenture.

     "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     "Guarantor" means the Subsidiaries listed as guarantors in the Indenture and any other Subsidiary which is a guarantor of the Notes, including any Person that is required after the date of the Indenture to execute a guarantee of the Notes pursuant to the "Limitations on Liens" covenant or the "Limitation on Issuance of Guarantees of Indebtedness" covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor; provided, that for purposes hereof the term "Guarantor" shall not include any Unrestricted Subsidiary unless specifically provided otherwise.

     "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

     "Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the Notes including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the respective terms thereof.

     "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

     "Investment" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Lien" means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired.

     "Maturity" means, when used with respect to the Notes, the date on which the principal of the Notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

     "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under "-- Certain Covenants -- Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Pari Passu Indebtedness" means (a) any Indebtedness of the Company which ranks pari passu in right of payment to the Notes and (b) with respect to any Guarantor, Indebtedness which ranks pari passu in right of payment to such Guarantor.

     "Permitted Holders" means (i) Garnet Marsh, Don E. Marsh, C. Alan Marsh, William L. Marsh or any of their spouses, issues or other member of the immediate family of such persons (collectively, the "Marsh Family"), (ii) trusts created for the benefit of any member of the Marsh Family, (iii) entities controlled by any of the Marsh Family and (iv) in the event of the death of any members of the Marsh family, the heirs or testamentary legatees of such member of the Marsh Family.

     "Permitted Investment" means (i) Investments in any Wholly Owned Restricted Subsidiary or any Person which, as a result of such Investment, (a) becomes a Wholly Owned Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Wholly Owned Restricted Subsidiary; (ii) Indebtedness of the Company or a Restricted Subsidiary described under clauses
(iv), (v), (vi) and (vii) of the definition of "Permitted Indebtedness"; (iii) Temporary Cash Investments; (iv) Investments in any of the Notes; (v) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under "-- Certain Covenants -- Limitation on Sale of Assets" to the extent such Investments are non-cash proceeds as permitted under such covenant; (vi) Investments in existence on the date of the Indenture;
(vii) guarantees of Indebtedness of a Wholly Owned Restricted Subsidiary given by the Company or another Wholly Owned Restricted Subsidiary and guarantees of Indebtedness of the Company given by any Restricted Subsidiary, in each case, in accordance with the terms of the Indenture; (viii) loans to (a) executive officers of the Company in the ordinary course of business not to exceed $1.0 million in the aggregate, (b) employees (other than executive officers) of the Company in the ordinary course of business not to exceed $1.0 million in the aggregate and (c) employees (including executive officers) of the Company in respect of loans to employees to enable such employees to pay the exercise price for options on the Company's common stock, which loans are secured by such common stock, not to exceed $3.0 million in the aggregate; (ix) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits; (x) Investments represented by accounts receivable created or acquired in the ordinary course of business; (xi) loans or advances to vendors in the ordinary course of business in an amount not to exceed $1.0 million at any one time;
(xii) Investments in Gasoline Joint Ventures, provided that after giving effect to any such Investment on a pro forma basis the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Certain Covenants -- Limitation on Indebtedness"; and (xiii) any other Investments in the aggregate amount of $5.0 million at any one time outstanding.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

     "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of the Company and its Restricted Subsidiaries and any additions and accessions thereto, which are purchased by the Company or any Restricted Subsidiary at any time after the Notes are issued; provided that
(i) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "Purchase Money Security Agreement") shall be entered into within 180 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom except that, in the case of land upon which a supermarket, convenience store or banquet facility is constructed, such Purchase Money Security Agreement may be entered into within two years after the purchase of such land if the Purchase Money Security Agreement is entered into within 180 days after the substantial completion of such supermarket, convenience store or banquet facility, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accession thereto and except in respect of fees and other obligations in respect of such Indebtedness and (iii) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company and its Restricted Subsidiaries of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

     "Restricted Subsidiary" means any Person, a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Restricted Subsidiaries, or by the Company and one or more other Restricted Subsidiaries; provided that any Unrestricted Subsidiary shall not be deemed a Restricted Subsidiary under the Notes.

     "Securities Act" means the Securities Act of 1933, as amended, or any successor statute.

     "Significant Restricted Subsidiary" means, at any particular time, any Restricted Subsidiary that, together with the Subsidiaries of such Restricted Subsidiary (i) for the most recent fiscal year of the Company accounted for more than 10% of the Consolidated revenues of the Company and its Subsidiaries or
(ii) at the end of such fiscal year, was the owner (beneficial or otherwise) of more than 10% of the Consolidated assets of the Company and its Restricted Subsidiaries, all as calculated in accordance with GAAP and shown on the Consolidated financial statements of the Company and its Restricted Subsidiaries.

     "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

     "Subsidiary" means any Restricted Subsidiary or Unrestricted Subsidiary.

     "Temporary Cash Investments" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States of America, or any money market mutual fund registered under the Investment Company Act of 1940, the principal of which is invested solely in such Indebtedness, (ii) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the

Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500 million, whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency or "A-1" (or higher) according to Standard & Poor's Corporation ("S&P") or any successor rating agency, (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P and (iv) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500 million; provided that the short term debt of such commercial bank has a rating, at the time of Investment, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, or any successor statute.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply: (a) neither the Company nor any of its Restricted Subsidiaries provides credit support for Indebtedness of such Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (b) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the Notes, (c) any Investment in such Unrestricted Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary shall not violate the provisions of the "-- Certain Covenants -- Limitation on Unrestricted Subsidiaries" covenant and such Unrestricted Subsidiary is not party to any agreement, contract, arrangement or understanding at such time with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed a Restricted Payment; and (d) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a board resolution giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing conditions and shall be deemed a Restricted Payment on the date of designation in an amount equal to the greater of (1) the net book value of such Investment or (2) the fair market value of such Investment as determined in good faith by the Company's Board of Directors. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the restrictions under the "-- Certain Covenants -- Limitation on Indebtedness" covenant and (ii) all Indebtedness of such Unrestricted Subsidiary shall be deemed to be incurred on the date such Unrestricted Subsidiary becomes a Restricted Subsidiary.

     "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary (i) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of the Company or any Restricted Subsidiary to any Affiliate, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Company shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare, a default on such Indebtedness of the Company or any

Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; provided that notwithstanding the foregoing any Unrestricted Subsidiary may Guarantee the Notes.

     "Voting Stock" means Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Restricted Subsidiary.

BOOK-ENTRY DELIVERY AND FORM

     The certificates representing the Exchange Notes will be issued in fully registered form. Except as described in the next paragraph, the Exchange Notes initially will be represented by a single, permanent global Exchange Note, in definitive, fully registered form without interest coupons (the "Global Exchange Note") and will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. or such other nominee as DTC may designate. The Global Exchange Note (and any Exchange Notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and in the Indenture and will bear the respective legends regarding such restrictions.

     Holders of Exchange Notes who elect to take physical delivery of their certificates instead of holding their interest through the Global Exchange Note (collectively referred to herein as the "Non-Global Holders") will be issued in registered form a certificated Exchange Note ("Certificated Exchange Note"). Upon the transfer of any Certificated Exchange Note initially issued to a Non-Global Holder, such Certificated Exchange Note will, unless the transferee requests otherwise or the Global Exchange Note has previously been exchanged in whole for Certificated Exchange Notes, be exchanged for an interest in the Global Exchange Note.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provision of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Upon the issuance of the Global Exchange Note, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Exchange Note to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the Global Exchange Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). QIBs may hold their interests in the Global Exchange Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC or its nominee is the registered owner or holder of the Global Exchange Note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Exchange Notes represented by such Global Exchange Note for all purposes under the Indenture and the Exchange Notes. No beneficial owners of an interest in the Global Exchange Note will be able to transfer that interest except in accordance with DTC's applicable procedures in addition to those provided for under the Indenture.

     Payments of the principal of, premium, if any, and interest on the Global Exchange Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest in respect of the Global Exchange Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such Global Exchange Note, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Exchange Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a Holder requires physical delivery of Certificated Exchange Notes for any reason, including to sell Notes to persons in states which require such delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the Global Exchange Note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Exchange Note are credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Exchange Note for Certificated Exchange Notes, which it will distribute to its participants.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Subject to certain conditions, any person having a beneficial interest in the Global Exchange Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of Certificated Exchange Notes. Upon any such issuance, the Trustee is required to register such Certificated Exchange Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if DTC is at any time unwilling or unable to continue as a depositary for the Global Exchange Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Exchange Notes in exchange for the Global Exchange Note.

                   DESCRIPTION OF CERTAIN FEDERAL INCOME TAX

                   CONSEQUENCES OF AN INVESTMENT IN THE NOTES


     The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the 144A Notes or the Exchange Notes by a United States Holder (as defined below). This summary deals only with United States Holders that will hold the 144A Notes or the Exchange Notes as capital assets. The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of the 144A Notes or the Exchange Notes by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the federal income tax laws (such as banks, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the 144A Notes or the Exchange Notes as part of straddles, hedging transactions or conversion transactions for federal tax purposes or investors whose functional currency is not United States Dollars). Furthermore, the discussion below is based on provisions of the Code, and regulations, rulings, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP, OR DISPOSITION OF EXCHANGE NOTES SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS CONCERNING THE US. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR INTERNATIONAL TAXING JURISDICTION.

     As used herein, the term "United States Holder" means a beneficial owner of the 144A Notes or the Exchange Notes that is (i) a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation created or organized under the laws of the United States or any State thereof,
(iii) a person or entity that is otherwise subject to United States federal income tax on a net income basis in respect of income derived from the 144A Notes or the Exchange Notes, or (iv) a partnership to the extent the interest therein is owned by a person who is described in clause (i), (ii) or (iii) of this paragraph.

INTEREST


     Interest (including any additional interest paid because of failure to satisfy the requirements of the Registration Rights Agreement ("Additional Interest")) paid on a 144A Note or an Exchange Note will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. Although the 144A Notes were issued at a price that is less than their stated principal amount, the discount was less than 0.25% of the stated redemption price at maturity multipled by the number of whole years to maturity. Therefore, for federal income tax purposes the amount of original issue discount on the 144A Notes that is attributable to the difference between their purchase price and their stated redemption price is considered to be de minimis and is treated as zero.


PURCHASE, SALE, EXCHANGE, RETIREMENT AND REDEMPTION OF THE EXCHANGE NOTES

     In general (with certain exceptions described below), a United States Holder's tax basis in an Exchange Note will equal the price paid for the 144A Notes for which such Exchange Note was exchanged pursuant to the Exchange Offer. A United States Holder generally will recognize gain or loss on the sale, exchange, retirement, redemption or other disposition of a 144A Note or an Exchange Note (or portion thereof) equal to the difference between the amount realized on such disposition and the United States Holder's tax basis in the 144A Note or the Exchange Note (or portion thereof). Except to the extent attributable to accrued but unpaid interest, gain or loss recognized on such disposition of a 144A Note or an Exchange Note will be capital gain or loss and will be mid-term capital gain or loss if such 144A Note or Exchange Note were held for more than one year but not more than 18 months and will be long-term capital gain or loss if such 144A Note or Exchange Note was held for more than 18 months. Any such gain will generally be United States source gain.

BOND PREMIUM

     If a United States Holder acquires an Exchange Note or has acquired a 144A Note, in each case, for an amount more than its redemption price, the Holder may elect to amortize such bond premium on a yield to maturity basis. Once made, such an election applies to all bonds (other than bonds the interest on which is excludable from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, unless the IRS consents to a revocation of the election. The basis of an Exchange Note will be reduced by any amortizable bond premium taken as a deduction.

MARKET DISCOUNT

     The purchase of an Exchange Note or the purchase of a 144A Note other than at original issue may be affected by the market discount provisions of the Code. These rules generally provide that, subject to a statutorily defined de minimis exception, if a United States Holder purchases an Exchange Note (or purchased a 144A Note) at a "market discount," as defined below, and thereafter recognizes gain upon a disposition of the Exchange Note (including dispositions by gift or redemption), the lesser of such gain (or appreciation, in the case of a gift) or the portion of the market discount that has accrued ("accrued market discount") while the Exchange Note (and its predecessor 144A Note, if any) was held by such United States Holder will be treated as ordinary interest income at the time of disposition rather than as capital gain. For an Exchange Note or a 144A Note, "market discount" is the excess of the stated redemption price at maturity over the tax basis immediately after its acquisition by a United States Holder. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the Exchange Note, unless the United States Holder elects to accrue such discount on the basis of the constant yield method. Such an election applies only to the Exchange Note with respect to which it is made and is irrevocable.

     In lieu of including the accrued market discount in income at the time of disposition, a United States Holder of an Exchange Note acquired at a market discount (or acquired in exchange for a 144A Note acquired at a market discount) may elect to include the accrued market discount in income currently either ratably or using the constant yield method. Once made, such an election applies to all other obligations that the United States Holder purchases at a market discount during the taxable year for which the election is made and in all subsequent taxable years of the United States Holder, unless the IRS consents to a revocation of the election. If an election is made to include accrued market discount in income currently, the basis of an Exchange Note (or, where applicable, a predecessor 144A Note) in the hands of the United States Holder will be increased by the accrued market discount thereon as it is includible in income. A United States Holder of a market discount Exchange Note who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Exchange Note, if any, in an amount not exceeding the accrued market discount on such Exchange Note until the maturity or disposition of such Exchange Note.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Payments of interest (including any Additional Interest) and principal on, and the proceeds of sale or other disposition of the 144A Notes or the Exchange Notes payable to a United States Holder may be subject to information reporting requirements and backup withholding at a rate of 31% will apply to such payments if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns. Certain United States Holders (including, among others, corporations) are not subject to backup withholding. United States Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

     The Issuers entered into a Registration Rights Agreement with the Initial Purchasers pursuant to which the Issuers agreed, for the benefit of the holders of the 144A Notes, at the Issuers' cost, to use their best efforts (i) to file with the Commission the Exchange Offer Registration Statement with respect to the Exchange Offer for the Exchange Notes within 30 days after the date of original issue of the Notes, (ii) to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 90 days of the date of original issue of the Notes, (iii) to keep the Exchange Offer Registration Statement effective until the closing of the Exchange Offer, and
(iv) to cause the Exchange Offer to be consummated within 120 days of the original issue date of the Notes. Promptly after the Exchange Offer Registration Statement has been declared effective, the Issuers will offer the Exchange Notes in exchange for surrender of the 144A Notes. The Issuers will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the 144A Notes. For each 144A Note validly tendered to the Issuers pursuant to the Exchange Offer and not withdrawn by the holder thereof, the holder of such 144A Note will receive an Exchange Note having a principal amount equal to that of the tendered 144A Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the tendered 144A Note in exchange therefor or, if no interest has been paid on such 144A Note, from the date of the original issue of the 144A Note.

     Based on an interpretation of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Issuers believe that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of 144A Notes who is an "affiliate" of the Issuers or who is engaged in or intends to engage in a distribution of the Exchange Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) will not be able to tender 144A Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each holder of the 144A Notes who wishes to exchange 144A Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (i) it is neither an affiliate of the Issuers nor a broker-dealer tendering 144A Notes acquired directly from the Issuers for their own account, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of the Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired the 144A Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the 144A Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Issuers are required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

     In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Issuers to effect the Exchange Offer, or if for any other reason the Exchange Offer Registration Statement is not declared effective within 90 days of the date of original issue of the 144A Notes or the Exchange Offer is not consummated within 120 days of the date of original issue of the 144A Notes, or upon the request of any of the Initial Purchasers, or if a holder of the 144A Notes is not permitted by applicable law to participate in the Exchange Offer or elects to participate in the Exchange Offer but does not receive fully tradable Exchange Notes pursuant to the Exchange Offer, the Issuers will, in lieu of effecting the registration of the Exchange Notes pursuant to the Exchange Offer Registration Statement and at the Issuers' cost, (a) as promptly as practicable, file with the Commission the Shelf Registration Statement covering resales of the

144A Notes, (b) use their best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 120th day after the original issue of the 144A Notes and (c) use their best efforts to keep effective the Shelf Registration Statement for a period of two years after its effective date (or for such shorter period that will terminate when all of the 144A Notes covered by the Shelf Registration Statement have been sold pursuant thereto or cease to be outstanding). The Issuers will, in the event of the filing of a Shelf Registration Statement, provide to each such holder of the 144A Notes copies of the prospectus which is part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the 144A Notes has become effective and take certain other actions as are required to permit it unrestricted resales of the 144A Notes. A holder of 144A Notes who sells such 144A Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver the prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

     In the event that (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 30th calendar day following the date of original issue of the 144A Notes, (ii) the Exchange Offer Registration Statement is not declared effective on or prior to the 90th calendar day following the date of original issue of the 144A Notes or (iii) the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective, in either case, on or prior to the 120th day following the date of original issue of the 144A Notes (each such event referred to in clauses (a) through (c) above, a "Registration Default"), the interest rate borne by the 144A Notes shall be increased by one-quarter of one percent per annum upon the occurrence of each Registration Default, which rate (as increased as aforesaid) will increase by one quarter of one percent each 90-day period that such additional interest continues to accrue under any such circumstance, with an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. Following the cure of all Registration Defaults the accrual of additional interest will cease and the interest rate will revert to the original rate.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and is incorporated herein by reference.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for 144A Notes where such 144A Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale and Participating Broker-Dealers shall be authorized to deliver this Prospectus in connection with the sale or transfer of the Exchange Notes. In addition,
until             , 1997 (90 days after the date of this Prospectus), all
dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer. Any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company will promptly send additional copies of this Prospectus and any amendment or supplement of this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. See "The Exchange Offer."

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Bass, Berry & Sims PLC, 2700 First American Center, Nashville, Tennessee 37238. Bass, Berry & Sims PLC will rely as to all matters of Indiana law and the general partnership law of the State of Ohio upon the opinion of P. Lawrence Butt, Senior Vice President, Counsel and Secretary of the Company.

                                    EXPERTS

     The consolidated financial statements of Marsh Supermarkets, Inc. and subsidiaries at March 29, 1997 and March 30, 1996, and for each of the three years in the period ended March 29, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            MARSH SUPERMARKETS, INC.

           INDEX TO CONSOLIDATED AND UNAUDITED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS:
Report of Independent Auditors..............................   F-2
Consolidated Statements of Income for the Three Years Ended
  March 29, 1997............................................   F-3
Consolidated Balance Sheets as of March 30, 1996 and March
  29, 1997..................................................   F-4
Consolidated Statements of Changes in Shareholders' Equity
  for the Three Years Ended March 29, 1997..................   F-5
Consolidated Statements of Cash Flows for the Three Years
  Ended March 29, 1997......................................   F-6
Notes to Consolidated Financial Statements..................   F-7

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
Condensed Consolidated Statements of Income for the Twelve
  Weeks Ended June 21, 1997 and June 22, 1996...............  F-21
Condensed Consolidated Balance Sheets as of June 21, 1997,
  March 29, 1997 and June 22, 1996..........................  F-22
Condensed Consolidated Statements of Cash Flows for the
  Twelve Weeks Ended June 21, 1997 and June 22, 1996........  F-23
Notes to Condensed Consolidated Financial Statements........  F-24

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of Marsh Supermarkets, Inc.

     We have audited the accompanying consolidated balance sheets of Marsh Supermarkets, Inc. and subsidiaries as of March 29, 1997 and March 30, 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended March 29, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Marsh Supermarkets, Inc. and subsidiaries at March 29, 1997 and March 30, 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 29, 1997, in conformity with generally accepted accounting principles.

                                                 /s/ ERNST & YOUNG LLP

Indianapolis, Indiana
May 15, 1997

                            MARSH SUPERMARKETS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                          YEAR ENDED
                                                             ------------------------------------
                                                             MARCH 29,    MARCH 30,     APRIL 1,
                                                                1997         1996         1995
                                                             ----------   ----------   ----------
Sales and other revenues...................................  $1,451,730   $1,390,543   $1,303,261
Cost of merchandise sold, including warehousing and
  transportation...........................................   1,096,586    1,047,193      990,037
                                                             ----------   ----------   ----------
Gross profit...............................................     355,144      343,350      313,224
Selling, general and administrative........................     318,634      297,022      268,666
Depreciation and amortization..............................      23,729       18,957       18,476
                                                             ----------   ----------   ----------
Operating profit...........................................      12,781       27,371       26,082
Interest and debt expense amortization -- Note C...........      13,030       13,087       13,292
                                                             ----------   ----------   ----------
Income (loss) before income taxes..........................        (249)      14,284       12,790
Income taxes (credit) -- Note G............................          (5)       5,251        4,217
                                                             ----------   ----------   ----------
          Net Income (Loss)................................  $     (244)  $    9,033   $    8,573
                                                             ==========   ==========   ==========
Earnings (Loss) Per Share:
  Primary..................................................  $     (.03)  $     1.07   $     1.02
                                                             ==========   ==========   ==========
  Fully diluted............................................  $     (.03)  $     1.02          .98
                                                             ==========   ==========   ==========
Dividends Per Share........................................  $      .44   $      .44   $      .44
                                                             ==========   ==========   ==========

                See Notes to Consolidated Financial Statements.

                            MARSH SUPERMARKETS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              MARCH 29,   MARCH 30,
                                                                1997        1996
                                                              ---------   ---------
                                      ASSETS
Current Assets
  Cash and equivalents......................................  $ 12,529    $ 12,822
  Accounts receivable, less allowances of $848 in 1997, and
    $970 in 1996............................................    25,634      23,790
  Inventories -- Note B.....................................    88,262      89,746
  Prepaid expenses..........................................     5,362       4,764
  Recoverable income taxes..................................       941         361
  Deferred income taxes -- Note G...........................       650       1,510
                                                              --------    --------
         Total Current Assets...............................   133,378     132,993
Property and Equipment -- Note C
  Land......................................................    48,565      44,311
  Buildings.................................................   144,201     134,107
  Fixtures and equipment....................................   103,220     100,469
  Leasehold improvements....................................    47,910      46,670
  Construction in progress..................................     2,430       5,912
  Property under capital leases.............................     9,214      13,014
                                                              --------    --------
                                                               355,540     344,483
  Allowances for depreciation and amortization..............   122,859     114,552
                                                              --------    --------
         Total Property and Equipment.......................   232,681     229,931
Other assets................................................    29,572      24,370
                                                              --------    --------
                                                              $395,631    $387,294
                                                              ========    ========
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Notes payable to banks....................................  $ 10,755    $ 15,000
  Accounts payable..........................................    54,132      54,629
  Employee compensation and other liabilities...............    11,957      10,329
  State and local taxes.....................................    10,786      10,579
  Other accounts payable and accrued expenses...............    18,474      15,923
  Dividends payable.........................................       923         924
  Current maturities of long-term liabilities...............     7,097       7,022
                                                              --------    --------
         Total Current Liabilities..........................   114,124     114,406
Long-term Liabilities
  Long-term debt -- Note C..................................   141,264     129,854
  Capital lease obligations -- Note D.......................     4,165       5,212
                                                              --------    --------
         Total Long-Term Liabilities........................   145,429     135,066
Deferred Items
  Income taxes -- Note G....................................     7,865       9,700
  Other.....................................................    12,765       9,964
                                                              --------    --------
         Total Deferred Items...............................    20,630      19,664
Shareholders' Equity -- Notes C and H
  Series A Junior Participating Cumulative Preferred Stock:
    Authorized: 5,000,000 shares; Issued: None
  Class A Common Stock, no par value: Authorized: 15,000,000
    shares; Issued: 4,695,253...............................     8,552       8,552
  Class B Common Stock, no par value: Authorized: 15,000,000
    shares; Issued: 5,265,158...............................    16,232      16,232
  Retained earnings.........................................    98,474     102,414
  Cost of Common Stock in treasury
    Class A: 1997 -- 844,662; 1996 -- 844,555 shares........    (3,977)     (3,976)
    Class B: 1997 -- 720,586; 1996 -- 720,303 shares........    (3,511)     (3,500)
  Additional minimum pension liability......................        --      (1,258)
  Notes receivable -- stock options.........................      (322)       (306)
                                                              --------    --------
         Total Shareholders' Equity.........................   115,448     118,158
                                                              --------    --------
                                                              $395,631    $387,294
                                                              ========    ========

                See Notes to Consolidated Financial Statements.

                            MARSH SUPERMARKETS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                           CLASS A   CLASS B              COST OF
                                           COMMON    COMMON    RETAINED   STOCK IN
                                            STOCK     STOCK    EARNINGS   TREASURY    OTHER     TOTAL
                                           -------   -------   --------   --------   -------   --------
Balance at April 2, 1994.................  $8,552    $15,461   $92,204    $(6,070)   $  (353)  $109,794
  Net income.............................                        8,573                            8,573
  Cash dividends declared................                       (3,699)                          (3,699)
  Issuance of shares -- Crystal Catering
     acquisition.........................                513                  415                   928
  Repurchase of 125,425 shares...........                                  (1,323)               (1,323)
  Other..................................                                                 41         41
                                           ------    -------   -------    -------    -------   --------
Balance at April 1, 1995.................   8,552     15,974    97,078     (6,978)      (312)   114,314
  Net income.............................                        9,033                            9,033
  Cash dividends declared................                       (3,696)                          (3,696)
  Issuance of shares -- Martz &
     Associates acquisition..............                258                  198                   456
  Repurchase of 62,250 shares............                                    (696)                 (696)
  Additional minimum pension liability...                                             (1,258)    (1,258)
  Other..................................                           (1)                    6          5
                                           ------    -------   -------    -------    -------   --------
Balance at March 30, 1996................   8,552     16,232   102,414     (7,476)    (1,564)   118,158
  Net loss...............................                         (244)                            (244)
  Cash dividends declared................                       (3,694)                          (3,694)
  Restricted stock grant of 500 shares...                           (2)         2                    --
  Repurchase of 2,390 shares.............                                     (28)                  (28)
  Exercise of stock options -- 1,500
     shares..............................                                      14                    14
  Minimum pension liability reversal.....                                              1,258      1,258
  Other..................................                                                (16)       (16)
                                           ------    -------   -------    -------    -------   --------
Balance at March 29, 1997................  $8,552    $16,232   $98,474    $(7,488)   $  (322)  $115,448
                                           ======    =======   =======    =======    =======   ========

                See Notes to Consolidated Financial Statements.

                            MARSH SUPERMARKETS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         YEAR ENDED
                                                              --------------------------------
                                                              MARCH 29,   MARCH 30,   APRIL 1,
                                                                1997        1996        1995
                                                              ---------   ---------   --------
Operating Activities
  Net income (loss).........................................  $   (244)    $ 9,033    $ 8,573
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................    23,729      18,957     18,476
     Amortization of other assets...........................     5,343       5,488      6,408
     Increase (decrease) in deferred income taxes...........    (1,724)        219     (1,464)
     Changes in operating assets and liabilities:
       Accounts receivable..................................    (1,844)     (5,673)    (2,097)
       Inventories..........................................     1,484      (7,338)     4,358
       Prepaid expenses and recoverable income taxes........    (1,178)        916        919
       Accounts payable and accrued expenses................     5,895       5,148        414
     Other operating activities.............................    (1,069)        346       (388)
                                                              --------     -------    -------
          Net Cash Provided by Operating Activities.........    30,392      27,096     35,199
Investing Activities
  Acquisition of property, equipment and land held for
     expansion..............................................   (33,594)    (22,736)   (30,607)
  Disposition of property, equipment and land held for
     expansion..............................................     3,827       2,045      2,835
  Other investing activities, principally acquisition of
     rental video tapes.....................................    (3,400)     (4,397)    (6,803)
                                                              --------     -------    -------
          Net Cash Used for Investing Activities............   (33,167)    (25,088)   (34,575)
Financing Activities
  Proceeds (repayments) of short-term borrowings............    (4,245)      8,000      3,000
  Proceeds of long-term borrowings..........................    47,580      68,200     10,000
  Payments of long-term debt and capital lease
     obligations............................................   (37,141)    (76,357)   (17,345)
  Purchase of Class A and Class B Common Stock for
     treasury...............................................       (28)       (696)    (1,323)
  Cash dividends paid.......................................    (3,697)     (3,699)    (3,702)
  Other financing activities................................        13          --         --
                                                              --------     -------    -------
          Net Cash Provided by (Used for) Financing
            Activities......................................     2,482      (4,552)    (9,370)
Net Decrease in Cash and Equivalents........................      (293)     (2,544)    (8,746)
Cash and equivalents at beginning of year...................    12,822      15,366     24,112
                                                              --------     -------    -------
Cash and Equivalents at End of Year.........................  $ 12,529     $12,822    $15,366
                                                              ========     =======    =======

                See Notes to Consolidated Financial Statements.

                            MARSH SUPERMARKETS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS OR AS OTHERWISE NOTED)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES

     Significant accounting policies followed in preparation of the consolidated financial statements are:

FISCAL YEAR

     The Company's fiscal year ends on Saturday of the thirteenth week of each calendar year. All references herein to "1997", "1996" and "1995" relate to the fiscal years ended March 29, 1997, March 30, 1996 and April 1, 1995, respectively.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Marsh Supermarkets, Inc. and all majority-owned subsidiaries ("the Company"). Investments in partnerships are accounted for by the equity method. Significant inter-company accounts and transactions have been eliminated. The Company is principally involved in a single significant business segment, the distribution and retail sale of food and related products through supermarkets, convenience stores and food services.

USE OF ESTIMATES

     Preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates include allowances for doubtful accounts, provisions for self-insurance losses and income taxes. Actual results could differ from those estimates.

CASH AND EQUIVALENTS

     Cash equivalents consist of highly liquid investments with a maturity of three months or less when purchased. The carrying amount approximates fair value of these assets.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out ("LIFO") method for the principal components of inventories, and by the first-in, first-out ("FIFO") method for the remainder (see Note B).

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, including a provision for capitalized interest. For financial reporting purposes, depreciation is computed by the straight-line method over the estimated useful lives of the assets. For income tax purposes, accelerated methods and statutory lives are used to compute depreciation.

CAPITALIZED LEASE PROPERTY

     Capitalized lease assets are amortized using the straight-line method over the term of the lease or in accordance with practices established for similar owned assets if ownership transfers to the Company at the end of the lease term. Amortization is included with depreciation expense.

EXCISE TAXES

     Sales and cost of merchandise sold include state and federal excise taxes on tobacco, gasoline and alcohol products of approximately $97 million, $91 million and $86 million in 1997, 1996 and 1995, respectively.

                            MARSH SUPERMARKETS, INC.

ADVERTISING COSTS

     Advertising communication costs are expensed in the period incurred and production costs are expensed the first time the advertising is distributed. Advertising expenses in the amounts of $16.0 million, $16.6 million, and $13.8 million were recorded for 1997, 1996 and 1995, respectively.

COSTS OF OPENING STORES

     Non-capital expenditures associated with opening new stores are expensed as incurred.

EARNINGS PER SHARE

     Earnings per share are presented on a "primary" and "fully diluted" basis. "Primary" shares are based on the weighted average number of shares of common stock outstanding and the shares equivalent effect of dilutive stock options. "Fully diluted" shares consider the dilutive effect of stock options and the conversion of convertible debentures.

INCOME TAXES

     Deferred tax assets and liabilities result from differences between financial reporting and tax basis of assets and liabilities, measured using enacted tax rates and laws expected to be in effect when the differences reverse.

ACCOUNTING CHANGES

Accounting for the Impairment of Long-Lived Assets

     The Company adopted FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in the first quarter of 1997. The Statement establishes accounting standards for recognizing and measuring impairment of long-lived assets, and requires reducing the carrying amount of any impaired assets to fair value. Adoption of FAS 121 resulted in a charge to earnings of $4.6 million, net of tax, primarily related to the adjustment of building and equipment carrying costs and leases of eight supermarkets and twelve convenience stores. The Company estimated fair value based on its experience in the acquisition and disposal of similar assets. The charge is reflected in income as follows: $2.6 million ($1.6 million net of tax) in selling, general and administrative expenses, and $4.9 million ($3.0 million net of tax) in depreciation and amortization. The Company expects prospective earnings to improve approximately $900,000 annually ($565,000 after tax, or $.06 per fully diluted share) as a result of adopting FAS 121. Prior to the adoption of FAS 121, the Company reviewed assets at the marketing area level, while FAS 121 prescribes identifying the impairment of assets at the lowest level where cash flows can be measured, and accordingly, upon adoption, the Company evaluated possible impairment store-by-store.

     Measurement of expected future cash flows is highly subjective, and the long-term effects of thirty-three competitive openings since 1994 were not immediately measurable, but required some passage of time before sales levels at the affected stores could be determined. The Company continues to evaluate other locations where the long-term effects of competitive openings have not been fully determined.

Accounting for Stock Based Compensation

     In October 1995, FAS 123 "Accounting for Stock Based Compensation" was issued. The Statement prescribes accounting and reporting standards for all stock-based compensation plans. FAS 123 allows companies to continue using existing methods for recognizing the expense of those plans and provide pro forma disclosures in the financial statements and earnings per share using the fair value method prescribed in the statement.

                            MARSH SUPERMARKETS, INC.

Earnings Per Share

     In February 1997, the Financial Accounting Standards Board issued Statement 128, "Earnings per Share," which is required to be adopted for interim and annual financial statements ending after December 15, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of FAS 128 on the calculation of primary and fully diluted earnings per share for 1997 and 1996 is not expected to be material.

ENVIRONMENTAL LIABILITIES

     The Company recognizes environmental liabilities when environmental assessments indicate remedial efforts are required and the costs can be reasonably estimated. Estimates of liability are based on all currently known facts, prior remediation experience, existing technology, and presently enacted federal and state statutes, ordinances and regulations concerning the storage and dispensing of petroleum products. These estimated liabilities are subject to revision in future periods as actual costs and new information becomes known. The liabilities are recorded in the balance sheet at their undiscounted amounts, and do not consider any potential recovery the Company may receive from either the Indiana Underground Storage Tank Excess Liability fund, which reimburses owners and operators of underground storage tanks ("USTs") for a portion of the costs incurred in connection with the remediation of soil and groundwater contamination, or from third parties that may be responsible for all or part of the contamination.

     Current environmental laws and regulations require the removal or abandonment of USTs at 20 village Pantry locations prior to December 1998. Earlier removal or abandonment is required in the event any UST fails any leak detection test, which the Company performs at least annually. All USTs at these locations passed the most recent leak detection tests in calendar 1996, which results were consistent with data from the Company's established petroleum product inventory control program.

     The Company is aware of the existence of petroleum contamination at twenty-one Village Pantry locations and has commenced remediation at each of these sites. The cost of remediation varies significantly depending on the extent, source and location of the contamination, geological and hydrological conditions and other factors. The cost to remove or abandon the remaining USTs and to remediate known contamination at those locations has been estimated at approximately $849,000. The Company has charged this amount to earnings.

     The Company currently estimates the maximum aggregate cost remaining to be incurred in connection with compliance with existing environmental laws and regulations applicable to owners and operators of USTs will not exceed approximately $1.1 million through December 1998.

RECLASSIFICATIONS

     Certain items in the 1996 and 1995 consolidated financial statements were reclassified to conform with the presentation used in 1997.

                            MARSH SUPERMARKETS, INC.

NOTE B -- INVENTORIES

     Inventories valued by the LIFO method represented approximately 76% and 78% of consolidated inventories at March 29, 1997 and March 30, 1996, respectively. Current inventory cost exceeded the carrying amount of LIFO inventories by $17.6 million at March 29, 1997, and $18.2 million at March 30, 1996.

                                                                1997       1996
                                                              --------   --------
NOTE C -- DEBT ARRANGEMENTS
Long-term debt consisted of the following:
Notes payable to insurance companies:
  8.54% Senior Notes, unsecured.............................  $ 35,000   $ 35,000
  8.13% Senior Notes, unsecured.............................    10,909     12,273
  9.48% Senior Notes, unsecured.............................    17,500     20,000
  10.05% notes..............................................    18,897     19,603
  9.05% notes...............................................    19,630     20,313
7% convertible subordinated debentures......................    19,909     20,000
Economic development bond...................................     1,979      2,107
6.4% (average rate) mortgage notes, due in installments
  through 1999..............................................     2,873      3,394
Revolving credit agreements.................................    20,000      2,220
Other.......................................................       809      1,119
Less current maturities.....................................    (6,242)    (6,175)
                                                              --------   --------
                                                              $141,264   $129,854
                                                              ========   ========

     The 8.54% notes are payable in installments of $3.5 million due each December 31 from 1998 to 2007.

     The 8.13% notes are payable in installments of $1.4 million due each December 31 through 2004.

     The 9.48% notes are payable in installments of $2.5 million due each June 30 through 2003.

     The 10.05% notes are payable in monthly installments (principal and interest) of $220,000 through 2009.

     The 9.05% notes are payable in quarterly installments (principal and interest) of $625,000 through 2011. In 2000, the Company or lender may initiate an interest rate renegotiation or require retirement of the notes.

     The 7% convertible subordinated debentures mature February 15, 2003. They are convertible, at the holder's option at any time, into Class B Common Stock at a conversion price of $15.50 per share. They are redeemable, at the Company's option, at declining prices which started at 103.5% of the principal amount in 1996. The debentures are subordinate to all present and future senior indebtedness.

     The economic development bond bears interest at 8.25%, and is due in monthly installments of $25,000 (principal and interest) through 2006.

     Land and buildings with a net carrying amount of approximately $45 million are pledged as collateral to the 10.05% notes, the 9.05% notes, the economic development bond and the mortgage notes.

     The Company guarantees a $1.5 million portion of two mortgages for a 25% owned, unconsolidated subsidiary.

     As of March 29, 1997 and March 30, 1996, the carrying amounts of long-term debt, including current maturities, were $147.5 million and $136.0 million, respectively. The estimated fair value, determined using a discounted cash flow method and estimated current incremental borrowing rates for similar types of borrowings, exceeds the carrying amount by $4.3 million, as of March 29, 1997, and $7.8 million as of March 30, 1996.

                            MARSH SUPERMARKETS, INC.

                                                                1997       1996
                                                              --------   --------
The fair value of each obligation is:
Notes payable to insurance companies:
  8.54% Senior Notes, unsecured.............................  $ 37,461   $ 37,896
  8.13% Senior Notes, unsecured.............................    10,979     12,527
  9.48% Senior Notes, unsecured.............................    18,543     21,531
  10.05% notes..............................................    20,636     21,932
  9.05% notes...............................................    20,227     21,422
7% convertible subordinated debentures......................    18,137     19,730
Economic development bond...................................     2,240      2,239
6.4% (average rate) mortgage notes, due in installments
  through 1999..............................................     2,873      3,400
Revolving credit agreements.................................    20,000      2,220
Other.......................................................       734        980
Less current maturities.....................................    (6,242)    (6,175)
                                                              --------   --------
                                                              $145,588   $137,702
                                                              ========   ========

     Several of the loan agreements require maintenance of minimum working capital and limit cash dividends, repurchases of common stock, future indebtedness, lease obligations, investments, and disposition of assets. Under the most restrictive covenant, retained earnings available for payment of dividends was approximately $19 million at March 29, 1997.

     The Company's revolving credit agreements permit borrowings up to $40 million. On August 1 of each year, either the Company or the banks may elect not to renew the arrangements, in which event revolving credit borrowings would convert to term loans payable in twenty quarterly installments, on the following July 31. Interest is based on various money market rates selected by the Company at the time of borrowing. The Company pays a commitment fee of 1/4% on unused amounts.

     The Company has commitments from various banks for short-term borrowings of up to $20 million at rates at or below the prime rates of the committed banks, of which $11 million, at an average rate of 6.2%, was utilized at March 29, 1997. This compares to $15 million at an average rate of 5.8%, utilized at March 30, 1996.

     Aggregate principal payments of long-term debt outstanding at March 29, 1997 for the succeeding five years and thereafter are:

1998........................................................  $  6,242
1999........................................................     9,927
2000........................................................    10,013
2001........................................................     9,997
2002........................................................    10,215
Thereafter..................................................   101,112

                            MARSH SUPERMARKETS, INC.

                                                  1997      1996      1995
                                                 -------   -------   -------
Interest expense consisted of:
  Long-term debt...............................  $12,141   $12,016   $12,059
  Capital lease obligations....................      641       991     1,214
  Other........................................      248        80        19
                                                 -------   -------   -------
          Total interest expense...............  $13,030   $13,087   $13,292
                                                 =======   =======   =======
Interest capitalized...........................  $   528   $   714   $   555
                                                 =======   =======   =======
Cash payments for interest.....................  $13,511   $13,632   $13,690
                                                 =======   =======   =======

     The senior note agreements preclude the Company from becoming obligated, as a lessee, under any operating lease having an original term greater than three years, unless at the time the lease is entered into, consolidated income available for fixed charges, as defined by the agreement, exceeds 150% of the current four year average of fixed charges in three of the four most recently completed years. As of March 29, 1997; two of the four most recently completed years had consolidated income available for fixed charges in excess of 150% of fixed charges. Accordingly, the Company will not be able to enter into any lease with a term of more than three years in 1998.

NOTE D -- LEASES

     Of the Company's 270 retail stores, 113 are commercial lease agreements providing for initial terms generally from 15 to 20 years with options to extend the initial terms up to an additional 20 years.

     In addition, one supermarket is leased under an equity lease arrangement where ownership transfers to the Company at lease expiration. The net carrying amount at March 29, 1997, included in capitalized lease property, was $627,000. The Company also leases a portion of its transportation and store equipment for periods of from three to eight years plus renewal and purchase options.

     Capitalized lease property consisted of store facilities having a net carrying cost of $3.1 million at March 29, 1997, and $3.8 million at March 30, 1996.

     Future minimum lease payments for capital and operating leases with terms in excess of one year, and the present value of capital lease obligations, at March 29, 1997, were as follows:

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
1998........................................................  $1,181      $16,887
1999........................................................   1,141       15,390
2000........................................................   1,264       14,272
2001........................................................     639       10,617
2002........................................................     621        8,189
Later years.................................................   2,899       21,315
                                                              ------      -------
                                                               7,745      $86,670
                                                                          =======
Less:
  Estimated executory costs.................................      60
  Amounts representing interest.............................   2,665
                                                              ------
Present value of net minimum lease payments.................  $5,020
                                                              ======

                            MARSH SUPERMARKETS, INC.

     Minimum annual lease payments will be reduced by $5.7 million from future sublease rentals due over the term of the subleases.

                                                         1997       1996       1995
                                                        -------    -------    -------
Rental expense consisted of:
  Minimum rentals.....................................  $21,719    $22,017    $19,991
  Contingent rentals..................................      151        147        139
  Sublease rental income..............................   (1,715)    (2,217)    (2,023)
                                                        -------    -------    -------
                                                        $20,155    $19,947    $18,107
                                                        =======    =======    =======

NOTE E -- RETIREMENT PLANS

     Historically, the Company has operated a qualified defined benefit plan covering the majority of its non-union employees and an unfunded supplemental retirement plan that covers eligible corporate officers, as designated by the Board of Directors. The benefit formula, under the qualified plan, is based upon years of service and the highest consecutive four years of earnings during the last ten years worked. The benefits under both plans are similar; however, the supplemental plan takes into consideration compensation in excess of amounts that can be recognized under the qualified plan.

     On December 31, 1996, the Company froze benefit accruals under its qualified defined benefit plan and announced the creation of a new discretionary profit-sharing plan. As a result of freezing the pension plan, the Company recorded a pre-tax net pension curtailment loss of $2.4 million in the first quarter of 1997, in addition to the $1.8 million net pension expense reported for 1997.

     The Company's funding policy with regard to the qualified defined benefit plan is consistent with federal laws and regulations. The Company contributed $2.2 million and $1.9 million to the qualified defined benefit plan in 1997 and 1996, respectively. Plan assets consist principally of listed stocks, corporate and government notes and bonds, and 92,675 shares each of Class A and Class B Common Stock of the Company. At March 29, 1997, the Company's Common Stock in the qualified defined benefit plan had a market value of $2.4 million. The supplemental plan is unfunded. The actuarial present value of the projected benefit obligation under the supplemental plan was $4.9 million and $3.5 million at March 29, 1997 and March 30, 1996, respectively.

                            MARSH SUPERMARKETS, INC.

     The funded status of the plans and amounts recognized in the consolidated balance sheets were as follows:

                                                               1997       1996
                                                              -------    -------
Actuarial present value of obligations:
  Vested benefits...........................................  $38,962    $35,357
  Nonvested benefits........................................    2,083      3,508
                                                              -------    -------
Accumulated benefit obligation..............................   41,045     38,865
Effect of projected salary increases........................    2,016      7,832
                                                              -------    -------
Projected benefit obligation................................   43,061     46,697
Plan assets at fair value...................................   38,649     34,570
                                                              -------    -------
          Funded status.....................................   (4,412)   (12,127)
Unrecognized net loss (gain) from past experience different
  from that assumed.........................................     (637)    12,614
Unrecognized net obligation (asset) at adoption.............       89     (1,938)
Unrecognized prior service (benefit) cost...................    1,238       (518)
Additional minimum liability................................       --     (2,007)
                                                              -------    -------
  Accrued pension cost......................................  $(3,722)   $(3,976)
                                                              =======    =======

     The components of net pension expense included:

                                                         1997       1996       1995
                                                        -------    -------    -------
Service cost of benefits earned.......................  $ 1,510    $ 1,784    $ 1,921
Interest on projected benefit obligation..............    3,267      3,154      2,867
Actual return on plan assets..........................   (3,590)    (5,161)    (1,436)
Net amortization and deferral.........................      606      2,703     (1,026)
                                                        -------    -------    -------
Net pension expense...................................  $ 1,793    $ 2,480    $ 2,326
                                                        =======    =======    =======

     The following actuarial assumptions were used to compute net pension expense and funded status of the plans:

                                                              1997    1996    1995
                                                              ----    ----    ----
Discount rate...............................................  8.00%   7.65%   8.30%
Rate of increase in compensation............................  3.50    3.50    3.50
Expected long-term rate of return on assets.................  9.00    9.00    10.00

     The 0.35% change in discount rate decreased the projected benefit obligation at March 29, 1997 by approximately $4.0 million.

     The Company participates in a multi-employer plan that provides defined benefits to its union employees. Company expense for this plan (in thousands) amounted to $671, $648, and $583 in 1997, 1996 and 1995, respectively.

     The Company provides two defined contribution savings plans. These plans allow 401(k) contributions covering employees who work a minimum of 1,000 hours per year, are age 21 or older and elect to participate. The plans provide additional financial security during retirement by offering employees an incentive to make tax advantaged contributions to a savings plan. Company expense for these plans (in millions) was $1.3, $1.3, and $1.1 in 1997, 1996 and 1995, respectively.

                            MARSH SUPERMARKETS, INC.

NOTE F -- POSTRETIREMENT HEALTH BENEFITS

     The Company provides certain postretirement health care benefits for its non-union retirees and their eligible spouses. The plans are contributory with retiree contributions adjusted annually and certain other cost sharing features, such as deductibles and coinsurance. Eligibility for these benefits is generally limited to retirees, who are at least age 55 and less than age 65, with ten or more years of vested service. Optional spousal coverage continues for the lesser of five years after retirement or until the spouse reaches age 65. Benefits generally cease after reaching age 65, at which time the retiree or spouse is generally eligible for Medicare.

     The amounts recognized in the consolidated balance sheet for the Company's contributory defined benefit postretirement plans were as follows:

                                                               1997     1996
                                                              ------   ------
Accumulated participants benefit obligation:
  Current retirees..........................................  $  534   $  548
  Fully eligible active plan participants...................     915      787
  Other active plan participants............................     810      919
                                                              ------   ------
          Total benefit obligation..........................   2,259    2,254
Unrecognized gain...........................................   1,144      986
                                                              ------   ------
Accrued postretirement benefit cost.........................  $3,403   $3,240
                                                              ======   ======
Net postretirement benefit expense includes:
  Service cost of benefits earned during the year...........  $  215   $  185
  Interest cost on projected benefit obligation.............     161      167
  Net amortization and deferral.............................     (73)     (68)
                                                              ------   ------
                                                              $  303   $  284
                                                              ======   ======

     For measurement purposes, the weighted average discount rate used in determining the accumulated postretirement benefit obligation and related expense was 8.00% and 7.65% for 1997 and 1996, respectively. The Company's assumed healthcare cost trend rate is 11% for 1998, decreasing gradually to 6% by 2012, and thereafter. If these trend rates increased by one percentage point each year, the accumulated postretirement benefit obligation and expense would have increased by approximately 9%.

                            MARSH SUPERMARKETS, INC.

NOTE G -- INCOME TAXES

     The following are components of deferred tax assets and liabilities:

                                                               1997       1996
                                                              -------   --------
Deferred tax assets:
  Compensation and benefit accruals.........................  $ 3,406   $  3,856
  Self insurance reserves...................................    2,593      2,156
  Investment in partnerships................................      863        614
  Provision for doubtful accounts...........................      332        362
  Contribution carryforward.................................      471        209
  EPA remediation reserves..................................      314        284
  Other.....................................................      777        165
                                                              -------   --------
          Total deferred tax assets.........................    8,756      7,646
Deferred tax liabilities:
  Property and equipment, including leased property.........  (12,330)   (14,034)
  Prepaid employee benefits.................................     (254)      (544)
  Inventory.................................................   (3,023)    (1,065)
  Other.....................................................     (363)      (193)
                                                              -------   --------
          Total deferred tax liabilities....................  (15,970)   (15,836)
                                                              -------   --------
Net deferred tax liability..................................  $(7,214)  $ (8,190)
                                                              =======   ========

     Income tax expense (credit) consisted of the following:

                                                               1997     1996     1995
                                                              ------   ------   ------
Current  -- Federal.........................................  $  526   $4,209   $4,023
             State..........................................     445      887      964
Deferred -- Federal.........................................    (849)     158     (725)
            State...........................................    (127)      (3)     (45)
                                                              ------   ------   ------
                                                              $   (5)  $5,251   $4,217
                                                              ======   ======   ======
Cash Payments...............................................  $1,807   $5,428   $5,947
                                                              ======   ======   ======

     A reconciliation of income tax expense (credit) is as follows:

                                                              1997     1996     1995
                                                              -----   ------   ------
Federal statutory tax rate..................................  $ (96)  $4,999   $4,477
State and local, net of federal tax benefit.................    206      575      597
New jobs and other tax credits..............................    (37)    (125)    (366)
Contributions...............................................   (274)    (304)    (501)
Non deductible expenditures.................................    114       81       25
Other.......................................................     82       25      (15)
                                                              -----   ------   ------
          Total income tax expense (credit).................  $  (5)  $5,251   $4,217
                                                              =====   ======   ======

NOTE H -- SHAREHOLDERS' EQUITY AND EMPLOYEE STOCK PLANS

COMMON STOCK

     Class A Common Stock has one vote per share; Class B Common Stock is non-voting except with respect to certain matters affecting the rights and preferences of that class. Each class is entitled to equal per share

                            MARSH SUPERMARKETS, INC.

dividends and consideration in any merger, consolidation or liquidation of the Company. A person who, subsequent to May 15, 1991, acquires 10% or more of outstanding Class A Common Stock without acquiring a like percentage of Class B Common Stock must make a public tender offer to acquire additional Class B Common Stock. Failure to do so results in suspension of the voting rights of the Class A Common Stock held by such person.

STOCK OPTION PLANS AND SHARES RESERVED

     The 1991 Employee Stock Incentive Plan (as amended in May 1995) reserves 750,000 shares of common stock, in any combination of Class A and Class B, for the grant of stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights and/or other stock-based awards. Grants made under this plan represent non-qualified options. Substantially all grants were at market value at date of grant. They become exercisable pro-rata over a four year period beginning one year from date of grant and expire 10 years from date of grant.

     Grants made prior to 1992 were under the 1987 Stock Option Plan at prices equal to 85% of market value at date of grant. They are exercisable pro-rata over a four year period and expire 10 years from date of grant. The 1987 plan authorized 375,000 shares for grants of options; no further grants may be made under the 1987 Plan.

     At the 1992 Annual Meeting, shareholders approved the 1992 Stock Option Plan for Outside Directors under which 50,000 shares of Class B Common Stock were reserved for the grant of stock options and restricted stock to non-employee directors. Options were granted at fair market value at date of grant. The options become exercisable and restrictions lapse in equal installments, on the date of each of the two Annual Meetings following the date of grant and expire 10 years from date of grant. Additionally, 3,500 shares of restricted stock have been issued.

     A summary of the Company's stock option activity follows (price is weighted average exercise price; options are in thousands):

                                                   CLASS A SHARES       CLASS B SHARES
                                                  -----------------    -----------------
                                                  PRICE     OPTIONS    PRICE     OPTIONS
                                                  ------    -------    ------    -------
Outstanding at April 2, 1994....................  $12.73      168      $13.13      344
  Granted.......................................      --       --        9.51      133
  Forfeited.....................................   13.38       (5)      12.64      (19)
                                                              ---                  ---
Outstanding at April 1, 1995....................   12.71      163       12.10      458
  Granted.......................................   13.50      355       12.25        5
                                                              ---                  ---
Outstanding at March 30, 1996...................   13.26      518       12.10      463
  Granted.......................................   13.50       10       10.50        4
  Exercised.....................................      --       --        9.50       (2)
  Forfeited.....................................   12.86      (33)      12.73      (53)
                                                              ---                  ---
Outstanding at March 29, 1997...................  $13.28      495      $12.01      412
                                                              ===                  ===

                            MARSH SUPERMARKETS, INC.

Related stock option information is as follows (options are in thousands):

                                                               1997     1996     1995
                                                              ------   ------   ------
Exercisable at the end of the year
  Class A shares............................................     227      163      163
  Class B shares............................................     345      361      287
Weighted average exercise price
  Class A shares............................................  $13.03   $12.71   $12.71
  Class B shares............................................   12.47    12.79    13.07
Weighted average fair value of options granted during the
  year
  Class A shares............................................  $13.50   $13.50   $   --
  Class B shares............................................   10.50    12.25     9.51

     At March 29, 1997, the range of option exercise prices for Class A shares was $10.63 to $13.81 and for Class B shares was $9.50 to $15.50, and the weighted-average remaining contractual life of those options for Class A and Class B shares was 6.8 years and 4.7 years, respectively.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by FAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated using a Black-Scholes option pricing model with the following assumptions for 1997; a risk-free interest rate of 6.8%; dividend yield of 3.3%, a volatility factor of the expected market price of the Company's common stock of .26; and a weighted-average expected life of the option of nine years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair market estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     Had compensation cost for the Company's stock option grants been determined based on the fair market value consistent with the method of FAS 123, the Company's net earnings would have been reduced by $201,000 and $79,000 for 1997 and 1996, respectively. Both primary and fully diluted earnings per share would have been reduced $.02 in 1997 and $.01 in 1996.

     The Company presently holds notes receivable totaling $322,000 from four employees of the Company. The notes arose when the Company loaned the employees money to exercise stock options under an expired 1980 plan. The notes bear interest at 6% per annum, are due on May 28, 1998, and are collateralized by the shares. The amount of the receivable is shown on the balance sheet as a reduction of equity.

     As of March 29, 1997, a total of 1,290,323 shares of Class B Common Stock is reserved for conversion of debentures, 135,300 shares in any combination of Class A and Class B are reserved for future awards under the 1991 Plan, and 28,500 shares of Class B are reserved under the Stock Option Plan for Outside Directors.

                            MARSH SUPERMARKETS, INC.

CHANGES IN SHARES OUTSTANDING

     Changes in shares issued and treasury shares during the three years ended March 29, 1997, were as follows:

                                                               CLASS A      CLASS B
                                                              ---------    ---------
Issued shares:
  Balance at April 1, 1995, March 30, 1996 and March 29,
     1997...................................................  4,695,253    5,265,158
Treasury shares:
  Balance at April 2, 1994..................................    762,655      755,754
     Acquisition of shares..................................     54,875       70,550
     Issuance of shares -- Crystal Catering acquisition.....         --      (97,810)
                                                              ---------    ---------
  Balance at April 1, 1995..................................    817,530      728,494
     Acquisition of shares..................................     27,025       35,225
     Issuance of shares -- Martz & Associates acquisition...         --      (43,416)
                                                              ---------    ---------
  Balance at March 30, 1996.................................    844,555      720,303
     Acquisition of shares..................................        107        2,283
     Stock options exercised................................         --       (1,500)
     Restricted stock grant.................................         --         (500)
                                                              ---------    ---------
Balance at March 29, 1997...................................    844,662      720,586
                                                              ---------    ---------
Net outstanding at March 29, 1997...........................  3,850,591    4,544,572
                                                              =========    =========

SHAREHOLDER RIGHTS PLAN

     Under the 1989 Shareholder Rights Plan, preferred stock purchase rights ("Rights") were distributed as a dividend at the rate of one Right for each common share held. Each Right entitles a shareholder to buy one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock of the Company at an exercise price of $65. The Rights will be exercisable only if a person or group acquires beneficial ownership of 20% or more of either class of the Company's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 20% or more of either class of the Company's common stock. If any person becomes the beneficial owner of 20% or more of either class of the Company's common stock, or if a 20% or more shareholder engages in certain self-dealing transactions or a merger transaction with the Company in which the Company is the surviving corporation and its common shares are not changed or converted, then each Right not owned by such person or related parties will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock (or, in certain circumstances as determined by the Board, cash, property or other securities of the Company) having a value of twice the Right's exercise price. In addition, if the Company is involved in a merger or other business combination transaction with another person in which its common stock is changed or converted, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, common shares of such other person having a value of twice the Right's exercise price. The Company will generally be entitled to redeem the rights at $.01 per Right, at any time until the 15th day following public announcement that a 20% position has been acquired. The Rights expire on July 31, 1999.

NOTE I -- ACQUISITIONS

     On January 1, 1995, the Company purchased the assets of the Crystal Catering and affiliated companies, the largest caterer in Indianapolis. The purchase price of $4.8 million included; (i) $2.4 million cash, (ii) a $1.4 million note payable to Crystal, and (iii) issuance of 97,810 shares of Class B Common Stock, valued at

                            MARSH SUPERMARKETS, INC.

$1.0 million. An additional $900,000 adjustment is contingent on the cumulative performance of Crystal Food Services in achieving specified profitability levels for 1996, 1997 and 1998. In the event the contingent payment is earned, it will be treated as a purchase price adjustment and recorded when earned. Goodwill, resulting from this acquisition in the amount of $4.0 million, is being amortized using the straight-line method over a twenty year life.

     On May 1, 1995, the Company purchased the assets of Martz & Associates Food Services, Inc., an Indianapolis vending and cafeteria management services firm. The purchase price included $1.0 million cash and 43,416 shares of Class B Common Stock; valued at $456,000. Goodwill, resulting from this acquisition in the amount of $568,000, is being amortized using the straight-line method over a twenty year life.

                            MARSH SUPERMARKETS, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                12 WEEKS ENDED
                                                              -------------------
                                                              JUNE 21,   JUNE 22,
                                                                1997       1996
                                                              --------   --------
Sales and other revenues....................................  $343,924   $335,844
Cost of merchandise sold, including warehousing and
  transportation............................................   260,147    254,598
                                                              --------   --------
Gross profit................................................    83,777     81,246
Selling, general and administrative.........................    72,263     80,736
Depreciation and amortization...............................     4,376      9,064
                                                              --------   --------
Operating profit (loss).....................................     7,138     (8,554)
Interest and debt expense amortization......................     3,063      3,014
                                                              --------   --------
Income (loss) before income taxes...........................     4,075    (11,568)
Income taxes (credit).......................................     1,176     (4,456)
                                                              --------   --------
          Net Income (Loss).................................  $  2,899   $ (7,112)
                                                              ========   ========
Earnings (Loss) Per Share:
  Primary...................................................  $    .34   $   (.85)
                                                              ========   ========
  Fully diluted.............................................  $    .32   $   (.85)
                                                              ========   ========
Dividends Per Share.........................................  $    .11   $    .11
                                                              ========   ========

           See Notes to Condensed Consolidated Financial Statements.

                            MARSH SUPERMARKETS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                               JUNE 21,     MARCH 29,    JUNE 22,
                                                                 1997         1997         1996
                                                              -----------   ---------   -----------
                                                                    (UNAUDITED)         (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and equivalents......................................   $  9,802     $ 12,529       $ 11,453
  Accounts receivable.......................................     25,104       25,634         26,118
  Inventories, less LIFO reserve; June 21, 1997 -- $17,652;
     March 29, 1997 -- $17,592; June 22, 1996 -- $18,453....     94,456       88,262         89,861
  Prepaid expenses..........................................      5,217        5,362          4,217
  Recoverable income taxes..................................        745          941          3,677
  Deferred income taxes.....................................        710          650          1,748
                                                               --------     --------       --------
          Total current assets..............................    136,034      133,378        137,074
Property and equipment, less allowances for depreciation....    230,783      232,681        229,112
Other assets................................................     30,578       29,572         21,922
                                                               --------     --------       --------
                                                               $397,395     $395,631       $388,108
                                                               ========     ========       ========
                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable to bank.....................................   $  9,500     $ 10,755       $ 15,000
  Accounts payable..........................................     55,075       54,132         54,800
  Accrued liabilities.......................................     39,246       42,140         41,003
  Current maturities of long-term liabilities...............      6,842        7,097          7,183
                                                               --------     --------       --------
          Total current liabilities.........................    110,663      114,124        117,986
Long-term liabilities:
  Long-term debt............................................    145,064      141,264        132,036
  Capital lease obligations.................................      4,031        4,165          4,903
                                                               --------     --------       --------
          Total long-term liabilities.......................    149,095      145,429        136,939
Deferred items:
     Income taxes...........................................      7,616        7,865          9,581
     Other..................................................     12,623       12,765         12,246
                                                               --------     --------       --------
          Total deferred items..............................     20,239       20,630         21,827
Shareholders' Equity:
  Common stock, Classes A and B.............................     24,784       24,784         24,784
  Retained earnings.........................................    100,451       98,474         94,379
  Cost of common stock in treasury..........................     (7,511)      (7,488)        (7,497)
  Notes receivable -- stock options.........................       (326)        (322)          (310)
                                                               --------     --------       --------
          Total shareholders' equity........................    117,398      115,448        111,356
                                                               --------     --------       --------
                                                               $397,395     $395,631       $388,108
                                                               ========     ========       ========

           See Notes to Condensed Consolidated Financial Statements.

                            MARSH SUPERMARKETS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                12 WEEKS ENDED
                                                              -------------------
                                                              JUNE 21,   JUNE 22,
                                                                1997       1996
                                                              --------   --------
OPERATING ACTIVITIES
Net income (loss)...........................................  $ 2,899    $ (7,112)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................    4,376       9,064
  Amortization of other assets..............................    1,131       1,159
  Changes in operating assets and liabilities...............   (7,583)       (895)
  Other.....................................................   (1,351)      2,331
                                                              -------    --------
Net cash provided by (used for) operating activities........     (528)      4,547
INVESTING ACTIVITIES
Net acquisition of property, equipment and land.............   (2,420)     (6,737)
Other investing activities..................................   (1,009)       (269)
                                                              -------    --------
Net cash used for investing activities......................   (3,429)     (7,006)
FINANCING ACTIVITIES
Payments of short-term borrowing, net.......................   (1,255)         --
Proceeds of long-term borrowing.............................    8,000      13,780
Payments of long-term debt and capital leases...............   (4,589)    (11,745)
Purchase of shares for treasury.............................      (23)        (21)
Cash dividends paid.........................................     (922)       (924)
Other financing activities..................................       19          --
                                                              -------    --------
Net cash provided by financing activities...................    1,230       1,090
Net decrease in cash and equivalents........................   (2,727)     (1,369)
Cash and equivalents at beginning of period.................   12,529      12,822
                                                              -------    --------
Cash and equivalents at end of period.......................  $ 9,802    $ 11,453
                                                              =======    ========

           See Notes to Condensed Consolidated Financial Statements.

                            MARSH SUPERMARKETS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         (IN THOUSANDS EXCEPT PER SHARE AMOUNTS OR AS OTHERWISE NOTED)

JUNE 21, 1997

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of Marsh Supermarkets, Inc. and subsidiaries were prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. This report should be read in conjunction with the Company's Consolidated Financial Statements for the year ended March 29, 1997. The balance sheet at March 29, 1997, has been derived from the audited financial statements at that date.

     The Company's fiscal year ends on Saturday of the thirteenth week of each calendar year. All references to "1998" and "1997" relate to the fiscal years ending March 28, 1998 and March 29, 1997, respectively.

     The condensed consolidated financial statements for the twelve week periods ended June 21, 1997 and June 22, 1996, respectively, were not audited by independent auditors. Preparation of the financial statements requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses for the reporting periods. In the opinion of management, the statements reflect all adjustments (consisting of normal recurring accruals) considered necessary to present fairly, on a condensed basis, the financial position, results of operations and cash flows for the periods presented.

     Operating results for the twelve week period ended June 21, 1997 are not necessarily indicative of the results that may be expected for the full fiscal year ending March 28, 1998.

NOTE B -- COMMON STOCK

     Class A Common Stock and Class B Common Stock each have 15 million shares authorized. On June 21, 1997, March 29, 1997 and June 22, 1996, there were 3,849,297, 3,850,698 and 3,850,698 shares of Class A Common Stock outstanding and 4,544,232, 4,544,855 and 4,543,212 shares of Class B Common Stock outstanding, respectively.

     In June 1995, the Company authorized an increase in its previously announced stock repurchase plan from $2 million to $4 million. Through June 21, 1997, the Company repurchased 191,721 shares at a cost of $2.1 million. The Company expects to purchase the remaining shares, from time to time in the open market, at prices under $14 per share. The total number of shares affected by this plan would represent approximately 4% of the common shares outstanding.

NOTE C -- ACCOUNTING CHANGES

     Effective March 31, 1996, the Company adopted Statement of Financial Accounting Standard No. 121 ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The statement establishes accounting standards for recognizing and measuring the impairment of long-lived assets, and requires reducing the carrying amount of any impaired asset to fair value. The Company estimated fair values based on its experience in the acquisition and disposal of similar assets. To reflect the change in accounting policy, the Company recorded a non-cash charge to operating earnings of $7.5 million ($4.6 million after tax, or $.47 per fully diluted share) for the twelve weeks ended June 22, 1996, primarily related to the adjustment of building and equipment carrying costs and leases of eight supermarkets and twelve convenience stores, of which $4.9 million is included in depreciation and amortization, and $2.6 million is included in selling, general and administrative expenses. The Company expects prospective annual earnings to improve approximately $900,000 annually ($565,000 after tax, or $0.06 per fully diluted share) as a result of adopting FAS 121.

                            MARSH SUPERMARKETS, INC.

NOTE D -- INCOME TAXES

     During fiscal 1997, the Company commenced a corporate restructuring pursuant to which the Company's retail operations were organized as wholly-owned limited liability companies and the Company's intellectual property was transferred to a passive investment company. As a result of the restructuring, the Company anticipates state tax loss carrybacks for the current and two succeeding fiscal years resulting in significantly lower effective tax rates.

NOTE E -- SUBSEQUENT EVENT

     On August 5, 1997, the Company sold $150.0 million of 10-year 8.875% Senior Subordinated Notes (the "144A Notes") in a private offering under Rule 144A promulgated under the Securities Act of 1933. The net proceeds to the Company from the offering of the 144A Notes were approximately $144.1 million, net of an issue discount and fees and related costs.

     The Company used the net proceeds from the offering of the 144A Notes described above (i) to repay approximately $60.9 million in principal amount of senior unsecured indebtedness, approximately $0.9 million in accrued interest and related prepayment fees of approximately $5.0 million; (ii) to repay all borrowings outstanding under its revolving credit agreements of approximately $20.1 million; (iii) to repay all borrowings outstanding under notes payable to banks of approximately $15.0 million; and (iv) for general corporate purposes, including capital expenditures. Pending application of the $42.2 million of net proceeds to be used for general corporate purposes, the Company has invested such proceeds in short-term, interest-bearing securities.

     The guarantor subsidiaries are wholly-owned subsidiaries of the Company and have fully and unconditionally guaranteed the Notes on a joint and several basis. The guarantor subsidiaries comprise all of the direct and indirect subsidiaries of the Company (other than three inconsequential subsidiaries). The Company has not presented separate financial statements and other disclosures concerning the guarantor and non-guarantor subsidiaries because management has determined that such information is not material to investors.

======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS OR ANY OF THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES OR GUARANTEES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE ISSUERS SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................   iii
Incorporation of Certain Documents by
  Reference...........................   iii
Prospectus Summary....................     1
Forward-Looking Statements............    12
Risk Factors..........................    13
The Exchange Offer....................    20
Certain Federal Income Tax
  Consequences of the Exchange
  Offer...............................    27
Use of Proceeds.......................    28
Capitalization........................    28
Selected Consolidated Financial
  Data................................    29
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    31
Business..............................    39
Management............................    51
Certain Relationships and Related
  Transactions........................    54
Principal Shareholders................    55
Description of Certain Indebtedness...    56
Description of the Exchange Notes.....    59
Description of Certain Federal Income
  Tax Consequences of an Investment in
  the Notes...........................    89
Exchange Offer; Registration Rights...    91
Plan of Distribution..................    93
Legal Matters.........................    93
Experts...............................    93
Index to Consolidated and Unaudited
  Condensed Consolidated Financial
  Statements..........................   F-1


======================================================

======================================================

                           [MARSH SUPERMARKETS LOGO]

                            MARSH SUPERMARKETS, INC.
                               OFFER TO EXCHANGE
                                  $150,000,000

                           8 7/8% SENIOR SUBORDINATED
                            NOTES DUE 2007, SERIES B
                                      FOR
                           8 7/8% SENIOR SUBORDINATED
                                 NOTES DUE 2007
                      -----------------------------------

                             PRELIMINARY PROSPECTUS
                      -----------------------------------

                                       , 1997
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Chapter 37 of the IBCL provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) such person acted in good faith; (ii) in the case of conduct in such person's official capacity with the corporation, he reasonably believed such conduct was in the corporation's best interests; (iii) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (iv) in connection with any criminal proceeding, such person either had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful. Subsection 23-1-53-2(a) of the IBCL requires that a with or before the notice of the next shareholders' meeting.

     Article XII of the Company's Restated Articles provides for indemnification of officers, directors and employees of the Company against liabilities, including liabilities under the Act, in connection with the defense of any action, suit or proceeding to which such persons are made a party by reason of being an officer, director or employee of the Company, except in relation to matters as to which such persons are adjudged liable for negligence or misconduct in the performance of their duties.

     The Company has entered into Indemnification Agreements with its directors and officers which may provide for indemnification against other liabilities, including liabilities under the Act, other than as provided by the IBCL and the Restated Articles. In addition, the Company maintains directors' and officers' liability insurance which may cover liabilities under the Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
     3(a)   --  Restated Articles of Incorporation, as amended as of May 15,
                1991 -- Incorporated by reference to Form 10-K for the year ended March 30, 1991.
     3(b)   --  By-Laws as amended as of February 16, 1996 -- Incorporated by reference to Form 10-K for the year ended March 30, 1996.
     4(a)   --  Articles V, VI and VII of the Company's Restated Articles of
                Incorporation, as amended as of May 15, 1991 -- Incorporated by reference to Form 10-K for the year ended March 30, 1991.
     4(b)   --  Articles I and IV of the Company's By-Laws, as amended as of
                August 7, 1990 -- Incorporated by reference to Form 10-Q for the quarter ended January 5, 1991.
     4(c)   --  Agreement of the Company to furnish a copy of any agreement relating to certain long-term debt and leases to the
                Securities and Exchange Commission upon its
                request -- Incorporated by reference to Form 10-K for the
                year ended March 27, 1987.
     4(d)   --  Note Agreement, dated as of May 1, 1988, for $25,000,000
                9.48% Senior Notes due June 30, 2003 -- Incorporated by
                reference to Form 10-Q for the quarter ended June 25, 1988.
     4(e)   --  Rights Agreement, dated as of August 1, 1989, between Marsh
                Supermarkets, Inc. and National City Bank, as successor to
                Merchants National Bank and Trust Company of
                Indianapolis -- Incorporated by reference to Form 10-Q for the quarter ended October 14, 1989.
     4(f)   --  Amendment No. 1, dated as of May 1, 1991, to Rights
                Agreement, dated as of August 1, 1989 -- Incorporated by
                reference to Form 10-K for the year ended March 30, 1991.
     4(g)   --  Note Agreement, dated as of October 15, 1992, for
                $35,000,000 8.54% Senior Notes, Series A, due December 31,
                2007, and $15,000,000 8.13% Senior Notes, Series B, due
                December 31, 2004 -- Incorporated by reference to
                Registration Statement on Form S-2 (File No. 33-56738).
     4(h)   --  Indenture dated as of February 15, 1993, between Marsh
                Supermarkets, Inc. and Society National Bank, as Trustee,
                including form of Indenture -- Incorporated by reference to
                Registration Statement on Form S-2 (File No. 33-56738).
     4(i)   --  Amendment to Note Agreements and Assumption Agreement, dated
                March 29, 1997, for $35,000,000 8.54% Senior Notes, Series
                A, due December 31, 2007, and $15,000,000 8.13% Senior
                Notes, Series B, due December 31, 2004 -- Incorporated by
                reference to Form 10-K for the year ended March 29, 1997.
     4(j)   --  Amendment to Note Agreements and Assumption Agreement, dated
                March 29, 1997, for $25,000,000 9.48% Senior Notes, due June
                30, 2003 -- Incorporated by reference to Form 10-K for the year ended March 29, 1997.
    *4(k)   --  Indenture dated as of August 5, 1997 between Marsh
                Supermarkets, Inc. and certain of its subsidiaries and State
                Street Bank and Trust Company, as Trustee.
    *4(l)   --  Form of Marsh Supermarkets, Inc. 8 7/8% Senior Subordinated
                Notes due 2007 (contained in the Indenture filed as Exhibit
                4(k))
    *4(m)   --  Form of Marsh Supermarkets, Inc. 8 7/8% Senior Subordinated
                Notes due 2007, Series B (contained in the Indenture filed as Exhibit 4(k))
    *5      --  Opinion of Bass, Berry & Sims PLC.
    10(a)   --  Agreements between Ruan Leasing Company and Marsh
                Supermarkets, Inc., dated September 18,1987 -- Incorporated by reference to Registration Statement on Form S-2 (File No.
                33-17730).

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
    10(b)   --  Lease Agreements relating to warehouse located at 333 South
                Franklin Road, Indianapolis, Indiana -- Incorporated by
                reference to Registration Statement on Form S-2 (File No.
                33-17730).
    10(c)   --  Marsh Supermarkets, Inc. 1987 Stock Option
                Plan -- Incorporated by reference to Registration Statement on Form S-8 (File No. 33-33427).
    10(d)   --  Amendment to the Marsh Supermarkets, Inc. 1987 Stock Option
                Plan -- Incorporated by reference to Proxy Statement, dated
                March 22, 1991, for a Special Meeting of Shareholders held
                May 1, 1991.
    10(e)   --  Amended and Restated Employment and Severance Agreements,
                dated December 3, 1992 -- Incorporated by reference to
                Registration Statement on Form S-2 (File No. 33-56738).
    10(f)   --  Marsh Supermarkets, Inc. 1980 Marsh Stock
                Plan -- Incorporated by reference to Registration Statement on Form S-8 (File No. 2-74859).
    10(g)   --  Amendment to the Marsh Supermarkets, Inc. 1980 Marsh Stock
                Plan -- Incorporated by reference to Proxy Statement, dated
                March 22, 1991, for a Special Meeting of Shareholders held
                May 1, 1991.
    10(h)   --  Supplemental Retirement Plan of Marsh Supermarkets, Inc. and
                Subsidiaries -- Incorporated by reference to Registration
                Statement on Form S-2 (File No. 33-17730).
    10(i)   --  Indemnification Agreements -- Incorporated by reference to
                Form 10-Q for the quarter ended January 6, 1990.
    10(j)   --  Marsh Supermarkets, Inc. 1991 Employee Stock Incentive
                Plan -- Incorporated by reference to Proxy Statement, dated
                March 22, 1991, for a Special Meeting of Shareholders held
                May 1, 1991.
    10(k)   --  Marsh Supermarkets, Inc. Executive Life Insurance
                Plan -- Incorporated by reference to Form 10-K for the year ended March 30, 1991.
    10(l)   --  Marsh Supermarkets, Inc. Executive Supplemental Long-Term
                Disability Plan -- Incorporated by reference to Form 10-K
                for the year ended March 30, 1991.
    10(m)   --  Marsh Supermarkets, Inc. 1992 Stock Option Plan for Outside
                Directors -- Incorporated by reference to Proxy Statement, dated June 25, 1992, for the annual meeting of shareholders held August 4, 1992.
    10(n)   --  Employment contracts, dated January 1, 1995 -- Incorporated by reference to Form 10-Q for the quarter ended January 7,
                1995.
    10(o)   --  Amendment to Marsh Supermarkets, Inc. 1991 Employee Stock
                Incentive Plan -- Incorporated by reference to Proxy
                Statement, dated June 22, 1995, for Annual Meeting of
                Shareholders held August 1, 1995.
    10(p)   --  Form of Severance Benefits Agreements, dated as of January
                1, 1996 -- Incorporated by reference to Form 10-K for the
                year ended March 29, 1997.
    10(q)   --  Form of Split Dollar Insurance Agreement for the benefit of
                Don E. Marsh -- Incorporated by reference to Form 10-K for the year ended March 29, 1997.
   *10(r)   --  Purchase Agreement for $150,000,000 8 7/8% Senior
                Subordinated Notes due 2007, dated July 29, 1997 between
                Marsh Supermarkets, Inc. and the guarantors listed therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated and
                McDonald & Company Securities, Inc.
   *11      --  Statement regarding Computation of Per Share Earnings.
   *12      --  Statement regarding Computation of Ratios.
    21      --  Subsidiaries of the Registrant -- Incorporated by reference to Form 10-K for the year ended March 29, 1997.

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
    23(a)   --  Consent of Independent Auditors.
   *23(b)   --  Consent of Bass, Berry & Sims PLC (contained in their
                opinion filed as Exhibit 5).
   *24      --  Powers of Attorney (included on signature pages).
   *25      --  Form T-1 Statement of Eligibility under the Trust Indenture
                Act of 1939 of State Street Bank and Trust Company.
   *99(a)   --  Form of Letter of Transmittal.
   *99(b)   --  Form of Notice of Guaranteed Delivery.
   *99(c)   --  Guidelines for Certification of Taxpayer Identification
                Number on Substitute Form W-9.

---------------

* Previously filed.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any factors or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of full securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrants have duly caused this Amendment to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on October 28, 1997.


                                          MARSH SUPERMARKETS, INC.

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          MARSH DRUGS, INC.

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          MARSH VILLAGE PANTRIES, INC.

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                  Chief Executive Officer

                                          MUNDY REALTY, INC.

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          MAR PROPERTIES, INC.

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          MARLEASE, INC.

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          MARSH INTERNATIONAL, INC.

                                          By:        /s/ DON E. MARSH
                                              ----------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          MARAINES GREENERY, INC.

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          LIMITED HOLDINGS, INC.

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          CONVENIENCE STORE DISTRIBUTING
                                            COMPANY

                                          By: Marsh Village Pantries, Inc.,
                                          General Partner

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          MARSH P.Q., INC.

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          S.C.T., INC.

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          NORTH MARION DEVELOPMENT
                                            CORPORATION

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          CONTRACT TRANSPORT, INC.

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          CRYSTAL FOOD SERVICES, LLC

                                          By: Marsh Supermarkets, Inc., Chief
                                              Operating Officer

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          LOBILL FOODS, LLC

                                          By: Marsh Supermarkets, Inc., Chief
                                              Operating Officer

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          CONTRACT TRANSPORT, LLC

                                          By: Marsh Supermarkets, Inc., Chief
                                              Operating Officer

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          MARSH SUPERMARKETS, LLC

                                          By: Marsh Supermarkets, Inc., Chief
                                              Operating Officer

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          VILLAGE PANTRY, LLC

                                          By: Marsh Supermarkets, Inc., Chief
                                              Operating Officer

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          MARSH DRUGS, LLC

                                          By: Marsh Supermarkets, Inc., Chief
                                              Operating Officer

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

                                          MARSH CLEARING HOUSE, LLC

                                          By: Marsh Supermarkets, Inc., Chief
                                              Operating Officer

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                            Chairman of the Board of Directors,
                                                        President and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.



                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----

                  /s/ DON E. MARSH                     Chairman of the Board of        October 28, 1997
-----------------------------------------------------  Directors and Chief Executive
                    Don E. Marsh                       Officer

              /s/ DOUGLAS W. DOUGHERTY                 Senior Vice President, Chief    October 28, 1997
-----------------------------------------------------  Financial Officer and
                Douglas W. Dougherty                   Treasurer

                          *                            Corporate Controller of Marsh   October 28, 1997
-----------------------------------------------------  Supermarkets, Inc.
                   Mark A. Varner

                          *                            Vice Chairman of the Board of   October 28, 1997
-----------------------------------------------------  Marsh Supermarkets, Inc.,
                    C. Alan Marsh                      Senior Vice
                                                       President -- Corporate
                                                       Development of Marsh
                                                       Supermarkets, Inc. and
                                                       Director

                                                       Director                        October   , 1997
-----------------------------------------------------
                   Garnet R. Marsh

                          *                            Senior Vice President,          October 28, 1997
-----------------------------------------------------  Property Management of Marsh
                  William L. Marsh                     Supermarkets, Inc. and
                                                       Director

                          *                            Director                        October 28, 1997
-----------------------------------------------------
                  Charles R. Clark

                          *                            Director                        October 28, 1997
-----------------------------------------------------
                   Stephen M. Huse

                          *                            Director                        October 28, 1997
-----------------------------------------------------
                  James K. Risk III

                                                       Director                        October   , 1997
-----------------------------------------------------
                    K. Clay Smith

                          *                            Director                        October 28, 1997
-----------------------------------------------------
                 J. Michael Blakley

             * /s/ DOUGLAS W. DOUGHERTY
-----------------------------------------------------
                Douglas W. Dougherty,
                  Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on October 28, 1997.


                                          TRADEMARK HOLDINGS, INC.

                                          By:       /s/ DON E. MARSH
                                            ------------------------------------
                                                        Don E. Marsh
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.



                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----

                  /s/ DON E. MARSH                     President and Director          October 28, 1997
-----------------------------------------------------
                    Don E. Marsh

                          *                            Treasurer                       October 28, 1997
-----------------------------------------------------
                 John A. Oscar, Jr.

                /s/ P. LAWRENCE BUTT                   Assistant Secretary, Assistant  October 28, 1997
-----------------------------------------------------  Treasurer and Director
                  P. Lawrence Butt

                          *                            Vice President and Director     October 28, 1997
-----------------------------------------------------
                Edward T. Hendrixson

               * /s/ P. LAWRENCE BUTT
-----------------------------------------------------
         P. Lawrence Butt, Attorney-in-fact

                                 EXHIBIT INDEX

                                                                            SEQUENTIALLY
EXHIBIT                                                                        NUMBER
NUMBER                                DESCRIPTION                               PAGE
-------                               -----------                           ------------
  3(a)   --   Restated Articles of Incorporation, as amended as of May 15,
              1991 -- Incorporated by reference to Form 10-K for the year ended March 30, 1991.
  3(b)   --   By-Laws as amended as of February 16, 1996 -- Incorporated by reference to Form 10-K for the year ended March 30, 1996.
  4(a)   --   Articles V, VI and VII of the Company's Restated Articles of
              Incorporation, as amended as of May 15, 1991 -- Incorporated by reference to Form 10-K for the year ended March 30, 1991.
  4(b)   --   Articles I and IV of the Company's By-Laws, as amended as of
              August 7, 1990 -- Incorporated by reference to Form 10-Q for the quarter ended January 5, 1991.
  4(c)   --   Agreement of the Company to furnish a copy of any agreement relating to certain long-term debt and leases to the
              Securities and Exchange Commission upon its
              request -- Incorporated by reference to Form 10-K for the
              year ended March 27, 1987.
  4(d)   --   Note Agreement, dated as of May 1, 1988, for $25,000,000
              9.48% Senior Notes due June 30, 2003 -- Incorporated by
              reference to Form 10-Q for the quarter ended June 25, 1988.
  4(e)   --   Rights Agreement, dated as of August 1, 1989, between Marsh
              National Bank and Trust Company of
              Indianapolis -- Incorporated by reference to Form 10-Q for the quarter ended October 14, 1989.
  4(f)   --   Amendment No. 1, dated as of May 1, 1991, to Rights
              Agreement, dated as of August 1, 1989 -- Incorporated by
              reference to Form 10-K for the year ended March 30, 1991.
  4(g)   --   Note Agreement, dated as of October 15, 1992, for
              $35,000,000 8.54% Senior Notes, Series A, due December 31,
              2007, and $15,000,000 8.13% Senior Notes, Series B, due
              December 31, 2004 -- Incorporated by reference to
              Registration Statement on Form S-2 (File No. 33-56738).
  4(h)   --   Indenture dated as of February 15, 1993, between Marsh
              Supermarkets, Inc. and Society National Bank, as Trustee,
              including form of Indenture -- Incorporated by reference to
              Registration Statement on Form S-2 (File No. 33-56738).
  4(i)   --   Amendment to Note Agreements and Assumption Agreement, dated
              March 29, 1997, for $35,000,000 8.54% Senior Notes, Series
              A, due December 31, 2007, and $15,000,000 8.13% Senior
              Notes, Series B, due December 31, 2004 -- Incorporated by
              reference to Form 10-K for the year ended March 29, 1997.
  4(j)   --   Amendment to Note Agreements and Assumption Agreement, dated
              March 29, 1997, for $25,000,000 9.48% Senior Notes, due June
              30, 2003 -- Incorporated by reference to Form 10-K for the year ended March 29, 1997.
 *4(k)   --   Indenture dated as of August 5, 1997 between Marsh
              Supermarkets, Inc. and certain of its subsidiaries and State
              Street Bank and Trust Company, as Trustee.
 *4(l)   --   Form of Marsh Supermarkets, Inc. 8 7/8% Senior Subordinated
              Notes due 2007 (contained in the Indenture filed as Exhibit
              4(k)).
 *4(m)   --   Form of Marsh Supermarkets, Inc. 8 7/8% Senior Subordinated
              Notes due 2007, Series B (contained in the Indenture filed as Exhibit 4(k)).
 *5      --   Opinion of Bass, Berry & Sims PLC.

                                                                            SEQUENTIALLY
EXHIBIT                                                                        NUMBER
NUMBER                                DESCRIPTION                               PAGE
-------                               -----------                           ------------
         --
 10(a)        Agreements between Ruan Leasing Company and Marsh
              Supermarkets, Inc., dated September 18, 1987 -- Incorporated by reference to Registration Statement on Form S-2 (File No.
              33-17730).
 10(b)   --   Lease Agreements relating to warehouse located at 333 South
              Franklin Road, Indianapolis, Indiana -- Incorporated by
              reference to Registration Statement on Form S-2 (File No.
              33-17730).
 10(c)   --   Marsh Supermarkets, Inc. 1987 Stock Option
              Plan -- Incorporated by reference to Registration Statement on Form S-8 (File No. 33-33427).
 10(d)   --   Amendment to the Marsh Supermarkets, Inc. 1987 Stock Option
              Plan -- Incorporated by reference to Proxy Statement, dated
              March 22, 1991, for a Special Meeting of Shareholders held
              May 1, 1991.
 10(e)   --   Amended and Restated Employment and Severance Agreements,
              dated December 2 -- Incorporated by reference to
              Registration Statement on Form S-2 (File No. 33-56738).
 10(f)   --   Marsh Supermarkets, Inc. 1980 Marsh Stock
              Plan -- Incorporated by reference to Registration Statement on Form S-8 (File No. 2-74859).
 10(g)   --   Amendment to the Marsh Supermarkets, Inc. 1980 Marsh Stock
              Plan -- Incorporated by reference to Proxy Statement, dated
              March 22, 1991, for a Special Meeting of Shareholders held
              May 1, 1991.
 10(h)   --   Supplemental Retirement Plan of Marsh Supermarkets, Inc. and
              Subsidiaries -- Incorporated by reference to Registration
              Statement on Form S-2 (File No. 33-17730).
 10(i)   --   Indemnification Agreements -- Incorporated by reference to
              Form 10-Q for the quarter ended January 6, 1990.
 10(j)   --   Marsh Supermarkets, Inc. 1991 Employee Stock Incentive
              Plan -- Incorporated by reference to Proxy Statement, dated
              March 22, 1991, for a Special Meeting of Shareholders held
              May 1, 1991.
 10(k)   --   Marsh Supermarkets, Inc. Executive Life Insurance
              Plan -- Incorporated by reference to Form 10-K for the year ended March 30, 1991.
 10(l)   --   Marsh Supermarkets, Inc. Executive Supplemental Long-Term
              Disability Plan -- Incorporated by reference to Form 10-K
              for the year ended March 30, 1991.
 10(m)   --   Marsh Supermarkets, Inc. 1992 Stock Option Plan for Outside
              Directors -- Incorporated by reference to Proxy Statement, dated June 25, 1992, for the annual meeting of shareholders held August 4, 1992.
 10(n)   --   Employment contracts, dated January 1, 1995 -- Incorporated by reference to Form 10-Q for the quarter ended January 7,
              1995.
 10(o)   --   Amendment to Marsh Supermarkets, Inc. 1991 Employee Stock
              Incentive Plan -- Incorporated by reference to Proxy
              Statement, dated June 22, 1995, for Annual Meeting of
              Shareholders held August 1, 1995.
 10(p)   --   Form of Severance Benefits Agreements, dated as of January
              1, 1996 -- Incorporated by reference to Form 10-K for the
              year ended March 29, 1997.
 10(q)   --   Form of Split Dollar Insurance Agreement for the benefit of
              Don E. Marsh -- Incorporated by reference to Form 10-K for the year ended March 29, 1997.

                                                                            SEQUENTIALLY
EXHIBIT                                                                        NUMBER
NUMBER                                DESCRIPTION                               PAGE
-------                               -----------                           ------------

*10(r)   --   Purchase Agreement for $150,000,000 8 7/8% Senior
              Subordinated Notes due 2007, dated July 29, 1997 between
              Marsh Supermarkets, Inc. and the guarantors listed therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated and
              McDonald & Company Securities, Inc.
*11      --   Statement regarding Computation of Per Share Earnings.
*12      --   Statement regarding Computation of Ratios.
 21      --   Subsidiaries of the Registrant -- Incorporated by reference to Form 10-K for the year ended March 29, 1997.
 23(a)   --   Consent of Independent Auditors.
*23(b)   --   Consent of Bass, Berry & Sims PLC (contained in their
              opinion filed as Exhibit 5).
*24      --   Powers of Attorney (included on signature pages)
*25      --   Form T-1 Statement of Eligibility under the Trust Indenture
              Act of 1939 of State Street Bank and Trust Company.
*99(a)   --   Form of Letter of Transmittal.
*99(b)   --   Form of Notice of Guaranteed Delivery.
*99(c)   --   Guidelines for Certification of Taxpayer Identification
              Number on Substitute Form W-9.

---------------

* Previously filed.